[AMSCAN LOGO]


                              AMSCAN HOLDINGS, INC.

                    9 7/8% SENIOR SUBORDINATED NOTES DUE 2007


       (Guaranteed by certain Affiliated Companies as described herein)
       ----------------------------------------------------------------

     The 9 7/8% Senior Subordinated Notes due 2007 (the "Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, were issued in exchange for the 9 7/8% Senior Subordinated Notes due 2007 (the "Original Notes") by Amscan Holdings, Inc. (the "Company"), a Delaware corporation. The Notes are fully and unconditionally guaranteed on a senior subordinated basis, jointly and severally, by each of the Company's domestic subsidiaries (the "Guarantors"). See "Description of Notes."

     The Notes are general, unsecured obligations of the Company, are subordinated to all senior debt of the Company ("Senior Debt") and rank pari passu with all senior subordinated debt of the Company and are senior in right of payment to all future subordinated indebtedness, if any, of the Company. The claims of holders of the Notes are effectively subordinated to the Senior Debt, which, as of June 30, 1998, was approximately $126.0 million, $116.4 million of which was fully secured borrowings under the Bank Credit Agreement (as defined below). The claims of holders of the Notes are effectively subordinated to indebtedness and other liabilities of the Company's non-guarantor subsidiaries through which the Company conducts a portion of its operations, which indebtedness and other liabilities were approximately $2 million as of June 30, 1998. See "The Transaction" and "Capitalization."

     The Notes bear interest from December 19, 1997, the date of issuance of the Original Notes that were tendered in exchange for the Notes, at a rate equal to 9 7/8% per annum. Interest on the Notes will be payable semiannually on June 15 and December 15 of each year, which payments commenced on June 15, 1998. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after December 15, 2002, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. See "Summary -- Summary of Terms of Notes."

     In addition, at any time prior to December 15, 2000, up to an aggregate of 35% of the principal amount of the Notes will be redeemable at the option of the Company, on one or more occasions, from the net proceeds of public or private sales of common stock of, or contributions to the common equity capital of, the Company at a price of 109.875% of the principal amount of the Notes, together with accrued and unpaid interest, if any, to the date of redemption; provided that at least $65.0 million in aggregate principal amount of Notes remains outstanding immediately after each such redemption. At any time on or prior to December 15, 2002, the Notes may also be redeemed as a whole but not in part at the option of the Company upon the occurrence of a change of control at a redemption price equal to 100% of the principal amount thereof plus the applicable premium, together with accrued and unpaid interest, if any, to the date of redemption. If the Company does not redeem the Notes upon a Change of Control (as defined below), the Company will be obligated to make an offer to purchase the Notes, in whole or in part, at a price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest, if any, to the date of purchase. If a Change of Control were to occur, the Company may not have the financial resources to repay all of its obligations under the Bank Credit Agreement, the Indenture under which the Company issued the Notes (the "Indenture") and the other indebtedness that would become payable upon the occurrence of such Change of Control. See "Risk Factors -- Payment Upon a Change of Control" and "Description of Notes."

SEE "RISK FACTORS," COMMENCING ON PAGE 14, FOR A DISCUSSION OF CERTAIN FACTORS
    THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES.


                                 ---------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

     This Prospectus has been prepared for and is to be used by Goldman, Sachs & Co. ("Goldman Sachs") in connection with offers and sales in market-making transactions of the Notes. The Company will not receive any of the proceeds of such sales. Goldman Sachs may act as a principal or agent in such transactions. The Notes may be offered in negotiated transactions or otherwise.


                              GOLDMAN, SACHS & CO.
                                 ---------------
                    The date of this Prospectus is October 1, 1998.

     No dealer, salesperson or other person has been authorized to give information or to make any representations not contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or Goldman Sachs. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the Notes, nor does it constitute an offer to sell or the solicitation of an offer to buy any of the Notes to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof.


                              AVAILABLE INFORMATION


     The Company and the Guarantors (as defined herein) have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 under the Securities Act for the registration of the Notes (the
"Registration Statement"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company or the Notes, reference is made to the Registration Statement, including the exhibits and financial statement schedules thereto. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Company is presently subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Commission. The Registration Statement, such reports and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its public reference facilities in New York, New York and Chicago, Illinois at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Company makes its filings with the Commission electronically. The Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically, which information can be accessed at http://www.sec.gov.



     Upon the effectiveness of the Registration Statement, each of the Guarantors became subject to the informational requirements of the Exchange Act. The Company will fulfill its obligations with respect to such requirements by filing periodic reports with the Commission on its own behalf or, in the case of the Guarantors, by including information regarding the Guarantors in the Company's periodic reports. In addition, the Company will send to each holder of Notes copies of annual reports and quarterly reports containing the information required to be filed under the Exchange Act. So long as the Company is subject to the periodic reporting requirements of the Exchange Act, it is required to furnish the information required to be filed with the Commission to the Trustee (as defined herein) and the holders of the Notes. The Company has agreed that, even if it is not required under the Exchange Act to furnish such information to the Commission, it will nonetheless continue to furnish information that would be required to be furnished by the Company by Section 13 of the Exchange Act to the Trustee and the holders of the Notes as if it were subject to such periodic reporting requirements.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in connection with, the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus.

                                   THE COMPANY


     Amscan Holdings, Inc. ("Amscan" or the "Company") designs, manufactures and distributes decorative party goods, offering one of the broadest and deepest product lines in the industry. The Company's products include paper and plastic tableware (such as plates, napkins, tablecovers, cups and cutlery), accessories (such as invitations, thank-you cards, table and wall decorations, wedding cake tops and accessories, and balloons) and novelties (such as games and party favors). The Company's products are sold to party goods superstores, independent card and gift retailers, mass merchandisers and other distributors which sell
Amscan products in more than 20,000 retail outlets throughout the world, including North America, Australia, the United Kingdom, Germany and Sweden.

     The Company currently offers over 300 product ensembles, generally containing 30 to 150 coordinated items. These ensembles comprise a wide variety of products to accessorize a party including matching invitations, tableware, decorations, party favors and thank-you cards. The Company designs, manufactures and markets party goods for a wide variety of occasions including seasonal holidays, special events and themed celebrations. The Company's seasonal ensembles enliven holiday parties throughout the year including New Year's, Valentine's Day, St. Patrick's Day, Easter, Passover, Fourth of July, Halloween, Thanksgiving, Hanukkah and Christmas. The Company's special event ensembles include birthdays, christenings, first communions, bar mitzvahs, confirmations, graduations, baby and bridal showers and anniversaries, while its theme-oriented ensembles include Hawaiian luaus, Mardi Gras and '50's rock-and-roll parties.

     In September 1998, the Company acquired Anagram International, Inc. and its affiliated companies (collectively "Anagram"). Anagram manufactures and distributes metallic balloons. Except as otherwise specifically noted, the information and the financial and statistics data included herein have not been adjusted to include Anagram or the results of its operations. Such additional information shall be included in the Company's next filing of Form 8-K which is anticipated to be made on or about December 1, 1998.


     In addition to its long-standing relationships with independent card and gift retailers, the Company is a leading supplier to the party superstore distribution channel. Party goods superstores are growing rapidly by providing consumers with a one-stop source for all of their party needs, generally at discounted prices. The retail party goods business has historically been fragmented among independent stores and drug, discount or department store chains. However, according to industry analysts, there has been a significant shift of sales since 1990 to the party goods superstore channel.


     Company sales to superstores represented approximately 49% of total sales in 1997. While the number of party superstores that Amscan supplies has grown at a compound annual growth rate in excess of 20% from 1994 to 1997, the Company's sales to superstores have grown by a 38% compound annual growth rate during the same period. With Amscan products occupying an increasing share of superstore shelf space in many product categories, Amscan believes it is well positioned to take advantage of continued growth in the party superstore channel. Based on indications from these chains that they intend to continue to expand nationwide, the Company expects that sales to this segment will continue to grow significantly.

     Amscan's sales and cash flows have grown substantially over the past five years. From 1992 to 1997, sales and adjusted earnings before interest, income taxes, depreciation and amortization ("Adjusted EBITDA") (adjusted for non-recurring items relating to the Transaction (as defined herein), Amscan's initial public offering in 1996 (the "IPO"), other income or expenses, and minority interests) have grown at compound annual rates of 19% and 26%, respectively. During the same period, Adjusted EBITDA margins increased from approximately 14% to 19% due in part to the Company's achieving greater economies of scale in manufacturing and distribution, and significantly reducing selling expenses as a percentage of sales. Sales and Adjusted EBITDA for the twelve-month period ended June 30, 1998 were approximately $212 million and $38 million, respectively, representing an Adjusted EBITDA margin of approximately 18%.

     Single Source Supplier of Decorative Party Goods. The Company provides one of the most extensive product lines of decorative party goods in the industry, serving a wide variety of occasions. Amscan produces over 300 different ensembles, generally containing 30 to 150 coordinated stock keeping units ("SKU's") within each ensemble. With 15,500 SKU's, the Company is a single-s single-source supplier to retailers of decorative party goods. The Company believes this breadth of product line provides enough variety that competing retailers can each purchase Amscan products and still differentiate themselves by the product they market to the end consumer.


     Strong Customer Relationships. The Company has built strong relationships with its customer base which operates more than 20,000 retail outlets. The Company strives to provide superior service and, by involving retailers in product development and marketing, seeks to become a strategic partner to its customers.

     Product Design Leadership. The Company believes one of its strengths is its leadership in creating innovative designs and party items. The Company believes its product designs have a level of color, complexity and style that are attractive to consumers and difficult to replicate. The Company offers coordinated accessories and novelties which, the Company believes, complement its tableware designs, enhancing the appeal of its tableware products and encouraging "add on" impulse purchases.


     Strong and Committed Management Team. The Company's management team has built the business into an industry leader with integrated design, manufacturing, and distribution capabilities. Current management has been instrumental in building the Company's strong industry position and in the Company's achieving a 26% compound annual growth rate in Adjusted EBITDA since 1991.1992. The management team and other key employees committed $6.4 million (including restricted stock grants) to the Transaction. In addition, Garry Kieves, the beneficial owner of all of the capital stock of Anagram, effectively invested $13.0 million in Company Common Stock when the Company acquired Anagram.


                               OPERATIONAL REVIEW


   o Design. Amscan's design staff of approximately 80 people develops and manages the Company's broad line of party goods and keeps the product line contemporary and fresh by introducing new ensembles each year. For example, the Company introduced approximately 75 new ensembles for 1998.

   o Manufactured Products. The Company is a vertically integrated manufacturer enabling it to control costs better, monitor quality, manage inventory and respond quickly to customer needs. The Company's state-of-the-art facilities in New York, Kentucky, Rhode Island and Mexico manufacture paper and plastic plates, napkins, cups and other products. These products constitute approximately 50% of the Company's net sales. Over the past five years, the Company has purchased or leased new plant and equipment having an aggregate value of approximately $58 million to support expansion and provide for future growth. In addition, in September 1998, through the acquisition of Anagram the Company acquired metallic balloon manufacturing and distribution facilities located in Minnesota. Consequently, the Company believes it is able to expand production by utilizing its current facilities and equipment.


   o Purchased Products. The Company sources approximately 50% of its products from independently-owned manufacturers, many of whom are located in the Far East and with whom the Company has long-standing relationships. The two largest such suppliers operate as exclusive suppliers to the Company and represent relationships which have been in place for more than ten years. The Company believes that the quality and prices of the products manufactured by these suppliers provide a significant competitive advantage. The Company's business, however, is not dependent upon any single source of supply for products manufactured for the Company by third parties.


   o Sales and Distribution. Amscan's sales and distribution capabilities are designed to provide a high level of customer service. A domestic direct employee sales force of approximately 60 professionals services over 5,000 retail accounts. In addition to this seasoned sales team, the Company utilizes a select group of manufacturers' representatives to handle specific account situations. International customers are generally serviced by employees of the Company's foreign subsidiaries. To support its marketing effort, the Company produces four catalogues annually, three for seasonal products and one for everyday products. Products are shipped from the Company's distribution centers using computer assisted systems that permit the Company to receive and fill customer orders efficiently and quickly.


                                COMPANY STRATEGY

     Amscan seeks to become the primary source for consumers' party goods requirements. The key elements of the Company's strategy are as follows:

   o Strengthen Position as a Leading Provider to Party Superstores. The Company offers convenient "one-stop shopping" for large superstore buyers and seeks to increase its proportionate share of sales volume and shelf space in the superstores.

   o Offer the Broadest and Deepest Product Line in the Industry. The Company strives to offer the broadest and deepest product line in the industry. Amscan helps retailers boost average purchase volume per consumer through coordinated ensembles that promote "add on" purchases.

   o Diversify Distribution Channels, Product Offering and Geographic Presence. Amscan will seek, through internal growth and acquisitions, to expand its distribution capabilities internationally, increase its presence in additional retail channels and further broaden and deepen its product line.

   o Provide Superior Customer Service. The Company strives to achieve high average fill rates in excess of 95% and ensure short turnaround times.

   o Maintain Product Design Leadership. Amscan will continue investing in art and design to support a steady supply of fresh ideas and create complex, unique ensembles that appeal to consumers and are difficult to replicate.

   o Maintain State-of-the-Art Manufacturing and Distribution Technology. Amscan intends to maintain technologically advanced production and distribution systems in order to enhance product quality, manufacturing efficiency, cost control and customer satisfaction.


   o Pursue Attractive Acquisitions. The Company believes that opportunities exist to make acquisitions of complementary businesses to leverage the Company's existing marketing, distribution and production capabilities, expand its presence in the various retail channels, further broaden and deepen its product line and penetrate international markets. The Company receives inquiries from time to time with respect to the possible acquisition by the Company of other entities, and the Company intends to pursue acquisition opportunities aggressively. The Company believes that its acquisition of Anagram represents an attractive acquisition of a corporation in a complementary business.


                          GS CAPITAL PARTNERS II, L.P.


     GS Capital Partners II, L.P. ("GSCP II") and its affiliated investment funds (together with GSCP II, "GSCP") are the primary vehicles of The Goldman Sachs Group, L.P. ("The Goldman Sachs Group") for making privately negotiated equity and equity-related investments in non-real estate transactions. GSCP II was formed in May 1995 with total committed capital of $1.75 billion, $300 million of which was committed by The Goldman Sachs Group, with the remainder committed by institutional and individual investors.


     Since 1982, The Goldman Sachs Group, directly or through investment partnerships that it manages, has invested more than $3.7 billion in a diversified portfolio of over 175 long-term principal investments.


       GSCP has invested approximately $61.9 million in the Transaction, representing approximately 82.5% of the total equity investment outstanding upon consummation of the Transaction and approximately 72.9% of the total equity investment following the acquisition of Anagram in September 1998


                                 THE TRANSACTION


     Pursuant to an Agreement and Plan of Merger (the "Transaction Agreement"), dated as of August 10, 1997, by and between the Company and Confetti Acquisition, Inc. ("MergerCo"), a Delaware corporation affiliated with GSCP, on December 19, 1997 (the "Effective Time"), MergerCo was merged with and into the Company (the "Transaction"), with the Company as the surviving corporation. At the Effective Time, each share of the Common Stock, par value $0.10 per share, of the Company (the "Company Common Stock"), issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned, directly or indirectly, by the Company or by MergerCo) were converted, at the election of each of the Company's stockholders, into the right to receive from the Company either (A) $16.50 in cash (the "Cash Consideration") or (B) $9.33 in cash plus a retained interest in the Company equal to one share of Company Common Stock for every 150,000 shares held by such stockholder (the "Mixed Consideration"), with fractional shares of Company Common Stock paid in cash. (Together, the Cash Consideration and the Mixed Consideration comprised the "Transaction Consideration".) The Estate of John A. Svenningsen (the "Estate"), which owned approximately 72% of the outstanding Company Common Stock immediately prior to the Effective Time, elected to retain almost 10% of the outstanding shares of Company Common Stock. No stockholder other than the Estate elected to retain shares. Also pursuant to the Transaction Agreement, at the Effective Time each outstanding share of Common Stock, par value $0.10 per share, of MergerCo ("MergerCo Common Stock"), was converted into an equal number of shares of Company Common Stock as the surviving corporation in the Transaction. Pursuant to certain employment arrangements, certain employees of the Company purchased an aggregate of 10 shares of Company Common Stock following the Effective Time. Accordingly, in the Transaction the 825 shares of MergerCo Common Stock owned by GSCP immediately prior to the Effective Time were converted into 825 shares of Company Common Stock, representing approximately 81.7% of the 1,010 shares of Company Common Stock issued and outstanding immediately following the Effective Time.



     The following  table sets forth the sources and uses of cash related to the
Transaction:



                                                  (Dollars in thousands)
                                                  ----------------------
               Sources of Cash
               ---------------
               Term Loan ........................       $117,000
               Notes ............................        110,000
                                                        --------
                 Total debt .....................        227,000
               GSCP equity contribution(a) ......         61,875
                                                        --------
                      Total .....................       $288,875
                                                        ========
               Uses of Cash
               ------------
               Purchase equity in the Transaction       $235,916
               Redeem Company Stock Options .....          1,901
               Repay certain existing debt(b) ...         23,908
               Debt retirement costs ............          1,030
               Transaction costs ................         19,152
               Cash for working capital purposes           6,968
                                                        --------
                     Total ......................       $288,875
                                                        ========

----------

(a) In addition to the GSCP equity contribution, certain employees have made an equity investment in the Company totaling $6.4 million (including restricted stock grants and $0.8 million contributed by certain employees immediately following consummation of the Transaction), and the Estate has retained an interest in the Company of $7.5 million, together constituting $13.9 million valued at the price per share paid by GSCP.


(b) Excludes existing mortgages on real property owned by subsidiaries of the Company in the amount of approximately $5.9 million, capital lease obligations of approximately $4.5 million, and borrowings under a revolving credit agreement of a subsidiary of the Company which is not a Guarantor of approximately $0.6 million as of December 19, 1997. All other outstanding debt of the Company was extinguished at or prior to the completion of the Transaction.

       The senior debt portion of the financing for the Transaction was provided pursuant to a credit agreement with Goldman Sachs Credit Partners L.P. ("GS Credit Partners") and certain other lenders, which agreement was substantially amended and restated as of September 17, 1998 in connection with and upon consummation of the Anagram acquisition (the "Bank Credit Agreement"). In connection with such financing, Goldman Sachs acted as Syndication Agent, Documentation Agent and Arranger, and Fleet National Bank ("Fleet") is acting as Administrative Agent. See "Description of Senior Debt" and "Certain Transactions." The senior debt financing and the financing provided by the sale of the Original Notes is referred to as the "Transaction Financings."

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as of June 30, 1998. The information set forth below should be read in conjunction with the Company's Consolidated Financial Statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this Prospectus.



                                                        As of June 30, 1998
                                                        -------------------
                                                       (Dollars in thousands)
                                                       ----------------------

Cash and cash equivalents .....................             $  19,833
Total debt (including current portion):
  Revolving Credit Facility (1) ...............                  --
  Term Loan ...................................               116,415
  Notes .......................................               110,000
  Mortgages ...................................                 5,402
  Capital leases and other ....................                 4,143
                                                            ---------
     Total debt ...............................               235,960
Stockholders' deficit (2) .....................               (93,130)
                                                            ---------
  Total capitalization ........................             $ 162,663
                                                            =========

----------


(1) The Company has the ability to borrow up to $50 million pursuant to its Revolving Credit Facility (as defined below). The Revolving Credit Facility is available to the Company for working capital purposes and acquisitions, subject to certain limitations and restrictions. See "Description of Senior Debt."

(2) Upon completion of the Transaction, the Company had a negative net worth for accounting purposes. In the Transaction, GSCP paid $61.9 million for approximately 82.5% of the Company Common Stock. In addition, certain employees of the Company acquired and the Estate retained approximately 7.5% and almost 10%, respectively, of the Company Common Stock which, based upon the price per share paid by GSCP, had an aggregate value of approximately $13.1 million. Combined with GSCP's payment of $61.9 million, these holdings had an aggregate value of approximately $75.0 million at December 19, 1997.

                           SUMMARY OF TERMS OF NOTES


ISSUER...........................   Amscan Holdings, Inc.



SECURITIES OUTSTANDING...........   $110.0  million  principal  amount of 9 7/8%
                                    Senior  Subordinated  Notes due December 15,
                                    2007 (i.e., the Notes).


MATURITY DATE....................   December 15, 2007.


GUARANTEES.......................   The Company's payment  obligations under the
                                    Notes is jointly and severally guaranteed on a senior subordinated basis (the "Senior
                                    Subordinated Guarantees") by the Guarantors.
                                    The Senior Subordinated Guarantees will be subordinated to the guarantees of Senior
                                    Debt issued by the Guarantors under the Bank
                                    Credit Agreement.  See "Description of Notes
                                    -- Senior Subordinated Guarantees."



INTEREST PAYMENT DATES...........   Interest  accrues from  December 19, 1997 at
                                    an annual rate of 9 7/8% and will be payable in cash semi-annually in arrears on June 15 and December 15 of each year.



OPTIONAL REDEMPTION..............   Except as described below, the Notes are not
                                    redeemable at the Company's option prior to December 15, 2002. From and after December
                                    15, 2002, the Notes will be subject to redemption at the option of the Company, in whole or in part, from time to time, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption.

                                    In  addition,  at any time prior to December
                                    15,  2000,  up to an aggregate of 35% of the
                                    principal   amount  of  the  Notes  will  be
                                    redeemable at the option of the Company,  on
                                    one or more occasions, from the net proceeds
                                    of public or private  sales of common  stock
                                    of, or  contributions  to the common  equity
                                    capital  of,  the  Company,  at a  price  of
                                    109.875%  of  the  principal  amount  of the
                                    Notes,  together  with  accrued  and  unpaid
                                    interest, if any, to the date of redemption;
                                    provided  that at  least  $65.0  million  in
                                    aggregate  principal amount of Notes remains
                                    outstanding   immediately  after  each  such
                                    redemption.

CHANGE OF CONTROL................   At any  time on or  prior  to  December  15,
                                    2002, the Notes may also be redeemed as a whole but not in part at the option of the Company upon the occurrence of a Change of Control (as defined herein) at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined herein), together with accrued and unpaid interest, if any, to the date of redemption.

                                    If the  Company  does not  redeem  the Notes
                                    upon a Change of Control,  the Company  will
                                    be  obligated  to make an offer to  purchase
                                    the Notes,  in whole or in part,  at a price
                                    equal  to  101% of the  aggregate  principal
                                    amount of the Notes, plus accrued and unpaid
                                    interest,  if any, to the date of  purchase.
                                    If a Change of  Control  were to occur,  the
                                    Company may not have the financial resources
                                    to repay  all of its  obligations  under the
                                    Bank Credit Agreement, the Indenture and the
                                    other indebtedness that would become payable
                                    upon  the   occurrence  of  such  Change  of
                                    Control. See "Risk Factors -- Payment Upon a
                                    Change  of  Control"  and   "Description  of
                                    Notes."


RANKING..........................   The Notes are general, unsecured obligations
                                    of the Company, are subordinated in right of
                                    payment to all Senior  Debt of the  Company,
                                    rank pari passu with all senior subordinated
                                    debt of the  Company and are senior in right
                                    of  payment  to  all   existing  and  future
                                    subordinated debt of the Company. The claims
                                    of holders of the Notes will be subordinated
                                    to the Senior  Debt,  which,  as of June 30,
                                    1998  was   approximately   $126.0  million,
                                    $116.4  million  of which was fully  secured
                                    borrowings under the Bank Credit  Agreement.
                                    The  claims  of  holders  of the  Notes  are
                                    effectively subordinated to indebtedness and
                                    other    liabilities    of   the   Company's
                                    Non-Guarantor   Subsidiaries   (as   defined
                                    herein) through which the Company conducts a
                                    portion of its operations which indebtedness
                                    and other liabilities were  approximately $2
                                    million  as  of  June  30,  1998.  See  "The
                                    Transaction,"      "Capitalization"      and
                                    "Description of Notes -- Subordination."

CERTAIN COVENANTS................   The  Indenture  contains  certain  covenants
                                    that, among other things,  limit the ability
                                    of   the   Company   and   its    Restricted
                                    Subsidiaries  (as  defined  herein) to incur
                                    additional     indebtedness     and    issue
                                    Disqualified Stock (as defined herein),  pay
                                    dividends   or    distributions    or   make
                                    investments  or  certain  other   Restricted
                                    Payments  (as  defined  herein),  enter into
                                    certain    transactions   with   affiliates,
                                    dispose of assets (including  limitations on
                                    the form of consideration to be received and
                                    the use of proceeds therefrom),  incur liens
                                    securing   pari   passu   and   subordinated
                                    indebtedness of the Company and engage in mergers and consolidations. See "Description of Notes."

EXCHANGE OFFER;
REGISTRATION RIGHTS..............   If  any   holder  of   Transfer   Restricted
                                    Securities  (as defined in the  Registration
                                    Rights Agreement  entered into in connection
                                    with the issuance of the Original Notes (the
                                    "Registration  Rights Agreement"))  notifies
                                    the  Company  that it (A) may not resell the
                                    Notes  acquired by it in the exchange  offer
                                    made in  accordance  with  the  Registration
                                    Rights   Agreement  to  the  public  without
                                    delivering a prospectus  and the  prospectus
                                    contained in the Exchange Offer Registration
                                    Statement  (as  defined in the  Registration
                                    Rights  Agreement)  is  not  appropriate  or
                                    available  for  such  resales  or  (B)  is a
                                    broker-dealer   and  owns   Notes   acquired
                                    directly from the Company or an affiliate of
                                    the Company,  the Company and the Guarantors
                                    will use their best efforts to file with the
                                    Commission  a shelf  registration  statement
                                    (the  "Shelf  Registration   Statement")  to
                                    cover  resales  of the Notes by the  holders
                                    thereof  who  satisfy   certain   conditions
                                    relating to the provision of  information in
                                    connection   with  the  Shelf   Registration
                                    Statement.  Notwithstanding  the  foregoing,
                                    the Company and the Guarantors may allow the
                                    Shelf Registration  Statement to cease to be
                                    effective  and  usable  if (i) the  Board of
                                    Directors of the Company  determines in good
                                    faith  that  such  action  is  in  the  best
                                    interests  of the  Company,  and the Company
                                    notifies the holders within a certain period
                                    of time after the Board of  Directors  makes
                                    such  determination  or (ii) the  prospectus
                                    contained   in   the   Shelf    Registration
                                    Statement   or   the   Shelf    Registration
                                    Statement  contains an untrue statement of a
                                    material fact required to be stated  therein
                                    or omits to state a material fact  necessary
                                    in order to make the statements  therein, in
                                    light of the circumstances  under which they
                                    were made, not misleading; provided that the
                                    period  referred  to  in  the   Registration
                                    Rights  Agreement  during  which  the  Shelf
                                    Registration  Statement  is  required  to be
                                    effective and usable will be extended by the
                                    number   of   days    during    which   such
                                    registration statement was not effective or usable pursuant to the foregoing provisions.

                                    If the Shelf  Registration  Statement or the
                                    Exchange  Offer  Registration  Statement  is
                                    declared  effective but thereafter ceases to
                                    be  effective or usable in  connection  with
                                    resales of  Transfer  Restricted  Securities
                                    during   the   periods   specified   in  the
                                    Registration Rights Agreement (such event, a
                                    "Registration  Default"),  then,  subject to
                                    the   last   sentence   of   the   preceding
                                    paragraph,  the Company will pay  Liquidated
                                    Damages   to   each   holder   of   Transfer
                                    Restricted  Securities,  with respect to the
                                    first 90-day  period  immediately  following
                                    the occurrence of such Registration  Default
                                    in an  amount  equal to  $0.05  per week per
                                    $1,000   in   principal   amount   of  Notes
                                    constituting  Transfer Restricted Securities
                                    held  by  such  holder.  The  amount  of the
                                    Liquidated   Damages  will  increase  by  an
                                    additional  $0.05  per  week per  $1,000  in
                                    principal   amount  of  Notes   constituting
                                    Transfer Restricted  Securities with respect
                                    to each  subsequent  90-day period until all
                                    Registration Defaults have been cured, up to
                                    a maximum  amount of  Liquidated  Damages of
                                    $0.50  per  week  per  $1,000  in  principal
                                    amount   of  Notes   constituting   Transfer
                                    Restricted    Securities.     All    accrued
                                    Liquidated  Damages  will  be  paid  by  the
                                    Company in cash on each Damages Payment Date
                                    (as  defined  in  the  Registration   Rights
                                    Agreement)  to the Global  Note  Holder (and
                                    any holder of  Certificated  Securities  who
                                    has given wire transfer  instructions to the
                                    Company at least 10  Business  Days prior to
                                    the Damages  Payment  Date) by wire transfer
                                    of  immediately  available  funds and to all
                                    other holders of Certificated  Securities by
                                    mailing    checks   to   their    registered
                                    addresses.   Following   the   cure  of  all
                                    Registration   Defaults,   the   accrual  of
                                    Liquidated Damages will cease.



                                  RISK FACTORS


   See "Risk Factors" beginning on page 14 for a discussion of certain factors that should be considered in evaluating an investment in the Notes.

                  SELECTED HISTORICAL AND TRANSACTION PRO FORMA
               CONSOLIDATED AND COMBINED FINANCIAL AND OTHER DATA


     The following table sets forth selected historical and Transaction pro forma consolidated and combined financial and other data for the Company. The historical consolidated and combined financial statements for the Company's five most recent fiscal years have been audited. The selected historical income statement data for each of the years in the three-year period ended December 31, 1997 and balance sheet data as of December 31, 1997 and 1996 have been derived from, and should be read in conjunction with, the audited consolidated and combined financial statements of the Company and the related notes thereto appearing elsewhere in this Prospectus. The selected unaudited historical financial data for the six month periods ended June 30, 1998 and 1997 have been derived from, and should be read in conjunction with, the consolidated financial statements of the Company and the related notes thereto appearing elsewhere in this Prospectus. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included in the unaudited consolidated financial statements of the Company. Results for the 1997six- month period ended June 30, 1998 are not necessarily indicative of results that can be expected for the entire 1998 fiscal year. See "Index to Financial Statements."

     The selected Transaction pro forma data is unaudited and intended to present the effect of certain transactions that have occurred in connection with the consummation of the Transaction. The selected Transaction pro forma consolidated statement of presentedoperations data for the year ended December 31, 1997 and for the twelve-month period ended June 30, 1998 give effect to the Transaction as if it were consummated as of January 1, 1997. The historical and the Transaction pro forma consolidated and combined data should be read in conjunction with "Capitalization," "Unaudited Transaction Pro Forma Consolidated Financial Data" and the notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information contained elsewhere in this Prospectus.

                                       SELECTED HISTORICAL AND TRANSACTION PRO FORMA
                                     CONSOLIDATED AND COMBINED FINANCIAL AND OTHER DATA
                                                   (Dollars in Millions)



                                                                                                             Transaction
                                                                               Six Months Ended               Pro Forma
                                     Years Ended December 31,                      June 30,              Twelve Months Ended
                          -----------------------------------------------    ----------------------   -------------------------
                                                                                                      December 31,   June 30,
                            1993     1994      1995      1996       1997        1997         1998        1997          1998
                          -------- --------  --------  --------   -------    ----------   ---------   -----------  ------------

Income Statement Data:
Net sales................   $108.9   $132.0    $167.4    $192.7    $209.9      $102.4       $104.2      $209.9        $211.8
Cost of sales............     72.6     86.7     108.7     123.9     136.5        66.0         67.0       136.5         137.6
                            -------  -------   -------   -------   -------     -------      -------     -------       -------
Gross profit.............     36.3     45.3      58.7      68.8      73.4        36.4         37.2        73.4          74.2
Selling expenses.........      9.8     11.3      12.2      11.8      13.7         6.2          7.1        13.7          14.7
General and
 administrative
 expenses................     11.1     14.5      15.0      19.3      20.8         8.3          9.8        21.1          22.1
Art and development
 costs...................      2.6      2.8       4.3       5.2       5.3         2.6          3.2         5.3           5.9
Restructuring
 charges (a).............      --       --        --        --        --          --           2.4         --            2.4
Non-recurring expenses
 in connection with
 the Transaction(b)......      --       --        --        --       22.1         --           --          22.1         22.1
Non-recurring
 compensation in
 connection with the
 IPO(c)..................      --       --        --       15.5       --         --           --          --             --
Special bonuses(d).......      1.1      2.2       2.5       4.2       --         --           --          --             --
                            -------  -------   -------   -------   -------     -------      -------     -------       -------
Income from
 operations..............     11.7     14.5      24.7      12.8      11.5        19.3         14.7        11.2           7.0
Interest expense,
 net.....................      2.3      3.8       5.8       6.7       3.9         1.9         10.8        22.6          21.9
Other expense (income),
net......................      0.3      0.1      (0.3)      0.4      (0.1)       (0.1)        (0.1)       (0.1)         (0.1)
                            -------  -------   -------   -------   -------     -------      -------     -------       -------
Income (loss) before
 income taxes and minority
 interests...............      9.1     10.6      19.2       5.7       7.7         --           4.0       (11.3)        (14.8)
Income tax expense
  (benefit)..............      0.3      0.4       0.7       2.0       7.7         7.1          1.7         --           (1.6)
Minority interests.......      0.3      0.2       1.1       1.6       0.2         0.1          --          0.2           0.2
                            -------  -------   -------   -------   -------     -------      -------     -------       -------
Net income (loss)........     $8.5    $10.0     $17.4      $2.1     $(0.2)      $10.3         $2.3      $(11.5)       $(13.4)
                            =======  =======   =======   =======   =======     =======      =======     =======       =======

Pro Forma Data
 (relating to change
 in tax status prior
 to Organization and
 IPO):
Income before income
 taxes...................     $8.8    $10.4     $18.2      $4.1
Pro forma income
 taxes(e)................      3.6      4.2       7.4       1.8
                            -------  -------   -------   -------
Pro forma net
 income(e)...............     $5.2    $ 6.2     $10.8      $2.3
                            =======  =======   =======   =======

Non-GAAP Financial
  Data:
Adjusted EBITDA(f).......    $15.5    $20.4     $31.6     $37.7     $39.8       $22.3       $20.5        $39.6       $38.2
Adjusted EBITDA
   margin................     14.2%    15.4%     18.9%     19.5%     19.0%       21.8%       19.7%        18.9%       18.0%



                                                                                                             Transaction
                                                                               Six Months Ended               Pro Forma
                                     Years Ended December 31,                      June 30,              Twelve Months Ended
                          -----------------------------------------------    ----------------------   -------------------------
                                                                                                      December 31,   June 30,
                            1993     1994      1995      1996       1997        1997         1998         1997         1998
                          -------- --------  --------  --------   -------    ----------   ---------   -----------  ------------

Adjusted EBITDA to
 cash interest
 expense.................    --       --        --         --        --           --           --          --            1.8x
Adjusted EBITDA minus
 cash capital
 expenditures to cash
 interest expense........    --       --        --         --        --           --           --          --            1.4x
Total debt to Adjusted
 EBITDA..................    --       --        --         --        --           --           --          --            6.2x


Other Financial
 Data:
Gross margin.............   33.3%    34.3%     35.1%      35.7%     34.9%        35.6%        35.7%       34.9%         35.0%
Depreciation and
 amortization............   $2.6     $3.7      $4.3       $5.1      $6.3         $3.0         $3.4        $6.3          $6.7
Cash capital
 expenditures............    4.7      7.4       4.5        7.6      10.2          3.7          2.5        10.2           9.0
Earnings to fixed
 charges(g)..............    3.7x     3.2x      3.8x       1.7x      2.2x         6.8x         1.3x        0.6x          0.4x


Cash Flow Statement
 Data:
Cash flows from
 operations..............   $9.9     $5.1      $4.7      $12.3      $4.2         $5.6         $6.1         --           --
Cash flows from
 investing...............   (6.9)    (7.3)     (4.5)      (7.6)    (10.1)        (3.7)        (2.5)        --           --
Cash flows from
 financing...............   (1.9)     2.8       0.1       (6.0)    116.0         (2.5)       (94.8)        --           --




                                          At December 31,                          At June 30,
                          -----------------------------------------------    -----------------------
                            1993     1994      1995      1996      1997         1997         1998
                          -------- --------  --------  --------  --------    ----------   ---------


Balance Sheet
 Data:
Working capital..........   $4.7    $(0.4)     $8.4      $45.4     $96.8        $70.2        $99.2
Total assets.............   80.1     93.9     114.6      140.3     269.3        146.8        170.0
Total debt...............   49.1     59.7      70.8       48.3     237.3         40.4        236.0
Stockholders' equity
 (deficit)...............   18.5     20.8      27.2       67.9     (95.2)        82.7        (93.1)


       NOTES TO SELECTED HISTORICAL AND TRANSACTION PRO FORMA CONSOLIDATED
                      AND COMBINED FINANCIAL AND OTHER DATA
                              (Dollars in millions)


(a) The Company recorded charges of approximately $2.4 during the six months ended June 30, 1998 in connection with the restructuring of its distribution operations. The Company will close two facilities located in California and Canada. The restructuring charges include the non-cash write-down of $1.3 relating to property, plant and equipment, the accrual of future lease obligations of $0.5, severance and related costs of $0.3, and other costs of $0.3.

(b) In connection with the Transaction in 1997, the Company recorded non-recurring expenses of $22.1, comprised of $11.7 in transaction costs, $7.5 of compensation to an officer, $1.9 for the redemption of Company Stock Options (as defined below) and $1.0 of debt retirement costs.

(c) In conjunction with the IPO, the Company recorded non-recurring compensation expense of $15.5 in 1996, including stock and cash payments of $12.5 to certain executives in connection with the termination of prior employment agreements and $3.0 for the establishment of an Employee Stock Ownership Plan for the benefit of the employees of Amscan and the payment of stock bonuses to certain of such employees.

(d) In each of the four years ended December 1996, special bonus arrangements existed with certain members of management. In connection with the IPO, such special bonus arrangements were substantially modified and generally replaced by incentives tied to the Company's performance.

(e) Prior to the consummation of the IPO, Amscan Inc., Am-Source, Inc. and certain other subsidiaries of the Company elected to be taxed as S corporations under the Internal Revenue Code of 1986, as amended (the "Code"). The pro forma net income amounts give effect to pro forma income tax amounts for each of the four years ended December 31, 1996 shown at statutory rates (40.5%) assuming these subsidiaries had not elected S corporation status.

(f) "EBITDA" represents earnings before interest, income taxes, depreciation and amortization. "Adjusted EBITDA" represents EBITDA adjusted for certain items reflected in the following table. Neither EBITDA nor Adjusted EBITDA is intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. EBITDA and Adjusted EBITDA are presented because they are widely accepted financial indicators of a leveraged company's ability to service and/or incur indebtedness and because management believes EBITDA and Adjusted EBITDA are relevant measures of the Company's ability to generate cash without regard to the Company's capital structure or working capital needs. EBITDA and Adjusted EBITDA as presented may not be comparable to similarly titled measures used by other companies, depending upon the non-cash charges included. When evaluating EBITDA and Adjusted EBITDA, investorspurchasers should consider that EBITDA and Adjusted EBITDA (i) should not be considered in isolation but together with other factors which may influence operating and investing activities such as changes in operating assets and liabilities and purchases of property and equipment, (ii) are not a measure of performance calculated in accordance with generally accepted accounting principles, (iii) should not be construed as an alternative or substitute for income from operations, net income or cash flows from operating activities in analyzing the Company's operating performance, financial position or cash flows and (iv) should not be used as an indicator of the Company's operating performance or as a measure of its liquidity.


                                                                                                               Transaction
                                                                                   Six Months Ended             Pro Forma
                                           Years Ended December 31,                    June 30,            Twelve Months Ended
                                -----------------------------------------------   -------------------    ------------------------
                                                                                                         December 31,  June 30,
                                  1993     1994      1995      1996      1997       1997        1998         1997        1998
                                -------  --------  --------  --------  --------   --------    --------   ------------------------
      EBITDA.................    $13.8    $17.9     $28.3     $15.9     $17.6      $22.2       $18.2         $17.4       $13.7
      Adjustments-increase
       (decrease):
       Special bonuses and
         non-recurring
         expenses............      1.1      2.2       2.5      19.8      22.1        --          2.4          22.1        24.5
       Other expense
      (income),                    0.3      0.1      (0.3)      0.4      (0.1)       --         (0.1)         (0.1)       (0.1)
         net.................
       Minority interests...       0.3      0.2       1.1       1.6       0.2        0.1         -             0.2         0.1
                                -------  -------   -------   -------   -------    -------     -------      --------     -------
      Adjusted EBITDA.......     $15.5    $20.4     $31.6     $37.7     $39.8      $22.3       $20.5         $39.6       $38.2
                                =======  =======   =======   =======   =======    =======     =======      ========     =======



(g) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes and minority interests plus fixed charges. Fixed charges consist of interest expense on all obligations, amortization of deferred financing costs and one-third of the rental expense on operating leases representing that portion of rental expense deemed by the Company to be attributable to interest.

                                  RISK FACTORS

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE INDEBTEDNESS



    The Company is, and will continue to be, highly leveraged as a result of the substantial indebtedness it has incurred in connection with the Transaction and its acquisition of Anagram in September 1998. As of June 30, 1998, the Company
(i) had approximately $236 million of consolidated indebtedness and (ii) had a deficit of approximately $93 million of consolidated stockholders' equity. Of the total of approximately $289 million used to consummate the Transaction, approximately $227 million (79%) was funded with debt, and approximately $62 million (21%) was funded by new equity, with stockholders of the Company immediately before the Effective Time retaining almost 10% of the Company. After giving pro forma effect to the Transaction, the Company's ratio of earnings to fixed charges would have been 0.4x for the twelve month period ended June 30, 1998. Pro forma interest expense for the twelve month period ended June 30, 1998 would have been approximately $21.9 million. In addition, the Company borrowed $60 million to pay for Anagram. The Company also funded part of the cost of Anagram with cash on hand, and by issuing new equity of approximately $13 million. The Company may incur additional indebtedness in the future, subject to limitations imposed by the Indenture and the Bank Credit Agreement. See "Capitalization" and "Transaction Pro Forma Consolidated Financial Data."


     The Company's ability to make scheduled payments of principal of, or to pay interest on, or to refinance its indebtedness (including the Notes) and to satisfy its other obligations will depend upon its future performance, which, to a certain extent, will be subject to general economic, financial, competitive, business and other factors beyond its control. Based upon the current level of operations and anticipated growth, the Company believes that available cash flow, together with available borrowings under the Bank Credit Agreement, will be adequate to meet its anticipated future requirements for working capital and operating expenses, to finance potential acquisitions and to service its debt requirements as they become due. However, a portion of the principal payments at the maturity of the Notes may require refinancing. The Company's business may not generate sufficient cash flow from operations future borrowings may not be available in an amount sufficient to enable the Company to service its indebtedness, including the Notes, or to make necessary or desirable capital expenditures or acquisitions, and any refinancing may not be available on commercially reasonable terms or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


   The degree to which the Company is now leveraged could have important consequences to the Company, including the following:

        (a) the Company's ability to obtain additional financing for acquisitions, working capital, capital expenditures or other purposes may be impaired and any such financing, if available, may not be on terms favorable to the Company;

        (b)   any  interest  expense or other debt  service may reduce the funds
              that  would   otherwise  be  available  to  the  Company  for  its
              operations and future business opportunities;

        (c) certain of the Company's borrowings are at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates;

        (d) a substantial decrease in cash flows from operations or an increase in expenses of the Company could make it difficult for the Company to meet its debt service requirements or force it to modify its operations; and

        (e) high leverage may place the Company at a competitive disadvantage and may make it vulnerable to a downturn in its business or the economy generally.


     In addition, the Bank Credit Agreement and the Indenture contain financial and other restrictive covenants that limit the ability of the Company, among other things, to borrow additional funds and to dispose of assets, and require the Company to maintain certain financial ratios. Failure by the Company to comply with these covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on the Company. In addition, the degree to which the Company is leveraged could prevent it from repurchasing all of the Notes tendered to it upon the occurrence of a Change of Control (as defined in the Bank Credit Agreement). See "Description of Senior Debt" and "Description of Notes."

SUBORDINATION; ASSET ENCUMBRANCES



     The Notes are subordinated in right of payment to all existing and future Senior Debt, including the principal of (and premium, if any) and interest on and all other amounts due on or payable in connection with Senior Debt. At June 30, 1998, there was outstanding approximately $126.0 million of Senior Debt, $116.4 million of which was secured borrowings under the Bank Credit Agreement. In addition, the Notes are effectively subordinated to indebtedness and other liabilities of the Company's Non-Guarantor Subsidiaries through which the Company conducts a portion of its operations, which indebtedness and other liabilities were approximately $2 million as of June 30, 1998. By reason of such subordination, in the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of the Company or upon a default in payment with respect to, or the acceleration of, any Senior Debt, the holders of such accelerated Senior Debt and any other creditors who are holders of Senior Debt and creditors of Non-Guarantor Subsidiaries must be paid in full before holders of the Notes may be paid. In addition, no payments may be made with respect to the principal of (and premium, if any) or interest on the Notes if a payment default exists with respect to Senior Debt and, under certain circumstances, no payments may be made with respect to the principal of (and premium, if any) or interest on the Notes for a period of up to 179 days if a non-payment default exists with respect to Senior Debt. In addition, the Indenture permits Subsidiaries of the Company to incur debt under certain circumstances. Any debt incurred by a Non-Guarantor Subsidiary of the Company will be structurally senior to the Notes. See "Description of Notes."


     The Company has granted to the lenders under the Bank Credit Agreement security interests in substantially all of the current and future assets of the Company, including a pledge of all of the issued and outstanding shares of capital stock of certain of the Company's Subsidiaries.subsidiaries. In addition, the Guarantors have granted to such lenders security interests in substantially all of the current and future assets of the Guarantors. In the event of a default on secured indebtedness, including the Senior Subordinated Guarantees (whether as a result of the failure to comply with a payment or other covenant, a cross-default, or otherwise), the parties granted security interests will have a prior secured claim on the assets of the Company and the Guarantors. If these parties should attempt to foreclose on their collateral, the Company's financial condition and the value of the Notes will be materially adversely affected. See "Description of Senior Debt."


HOLDING COMPANY STRUCTURE


     The Company conducts all of its business through subsidiaries and has no operations of its own. The Company is dependent on the cash flow of its subsidiaries and distributions thereof from its subsidiaries to the Company in order to meet its debt service obligations. It is not expected that the Company will have any material assets other than the common stock of its subsidiaries.

     As a result of the holding company structure of the Company, holders of the Notes will be structurally junior to all creditors of the Non-Guarantor Subsidiaries, except to the extent that the Company or a Guarantor is itself recognized as a creditor of such Non-Guarantor Subsidiary, in which case the claims of the Company or such Guarantor would still be subordinate to any security in the assets of such Non-Guarantor Subsidiary and any indebtedness of such Non-Guarantor Subsidiary senior to that held by the Company or a Guarantor. In the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of the Non-Guarantor Subsidiaries, the Company will not receive funds available to pay to holders of the Notes in respect of Notes until after the payment in full of the claims of the creditors of the Non-Guarantor Subsidiaries.


DEPENDENCE ON KEY PERSONNEL


     The Company's success will continue to depend to a significant extent on its executives, managers and other key personnel. Although the Company has entered into employment agreements with certain employees, pursuant to which such employees acquired an equity interest in the the Company may not be able to retain these executives or other managers and key personnel or to attract additional qualified management in the future. The loss of the services of Gerald C. Rittenberg, Chief Executive Officer, James M. Harrison, President, Chief Financial Officer and Treasurer, or William S. Wilkey, Senior Vice President -- Sales and Marketing, could have an adverse effect on the Company's financial condition or results of operations. The Company does not maintain key-man life insurance on any of these executives.

CONTROL BY GSCP; CERTAIN PAYMENTS TO GOLDMAN SACHS

    Goldman Sachs and its affiliates have certain interests in the Transaction and in the Company. Terence M. O'Toole and Sanjeev K. Mehra are Managing Directors of Goldman Sachs, and Joseph P. DiSabato is a Vice President of Goldman Sachs, and each is a director of the Company. The general and managing partners of each of the GSCP funds (the "GS Fund Partners"), which are affiliates of Goldman Sachs and The Goldman Sachs Group, will each be deemed to be an "affiliate" of GSCP, and therefore of the Company. See "Ownership of Capital Stock." Goldman Sachs received an underwriting discount of approximately $3.3 million in connection with its purchase and resale of the Original Notes. Goldman Sachs also served as financial advisor to MergerCo in connection with the Transaction and received certain fees and had expenses reimbursed in connection therewith as described herein. Moreover, GS Credit Partners acted as Syndication Agent, Documentation Agent and Arranger in connection with the Bank Credit Agreement and received certain fees and had expenses reimbursed in connection therewith. Goldman Sachs received certain fees for other services rendered to the Company. See "Certain Transactions."

     Approximately 72.9% of the outstanding shares of Company Common Stock is held by GSCP after taking into account the issuance of shares in connection with the acquisition of Anagram. As a result of such ownership, GSCP controls the Company and has the ability to elect all of its directors, appoint new management and approve any action requiring the approval of the holders of Company Common Stock, including adopting amendments to the Company's certificate of incorporation and approving mergers or sales of all or substantially all of the Company's assets, in each case subject to whatever contractual restrictions, including pursuant to the Indenture and the Bank Credit Agreement, apply to the Company. The interests of GSCP may conflict with the interests of holders of the Notes. See "Management," "Ownership of Capital Stock" and "Certain Transactions".Transactions."


PAYMENT UPON A CHANGE OF CONTROL


     Upon the occurrence of a Change of Control, each holder of Notes may require the Company to repurchase all or a portion of such holder's Notes at 101% of the principal amount of the Notes, together with accrued and unpaid interest, if any, to the date of repurchase. If a Change of Control were to occur, the Company may not have the financial resources to repay all of its obligations under the Bank Credit Agreement, the Indenture and the other indebtedness that would become payable upon the occurrence of such Change of Control.


RISKS RELATING TO THE COMPANY'S BUSINESS

     Concentration of Customer Sales and Credit Risk. The concentration of sales by the Company to party goods superstore chains has resulted in a significant concentration of sales and unsecured trade receivables with such customers.


    During each of the years in the three year period ended December 31, 1997, combined sales to the Company's two largest customers, Party City Corporation, a public company with stock listed on the Nasdaq National Market, and Party Stores Holdings, an independent and privately held party goods superstore chain, accounted in the aggregate for approximately 17%, 21% and 24% of the Company's sales. In January 1998, Party Stores Holdings filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. At June 30, 1998, Party City Corporation, its largest customer, accounted for approximately 17% of the Company's accounts receivable.

    Although the Company believes its relationship with its largest customer is good, should it significantly reduce its volume of purchases from the Company, the Company's financial condition and results of operations could be adversely affected. Moreover, while the Company believes that adequate provisions for bad debts have been made in its financial statements, should it be unable to collect receivables from its party superstore customers to any significant extent, the Company's financial condition and results of operations could be adversely affected. From time to time, the Company has provided additional reserves or restructured accounts receivables because of the credit condition of certain customers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


   Importance of Identifying Design Trends and Consumer Preferences. In manufacturing and distributing party goods, the Company's success depends in part on its ability to anticipate the tastes and preferences of party goods retailers and consumers. The Company's strategy has depended to a significant extent on the regular introduction of new designs which are attractive and distinctive. The Company's failure to anticipate, identify or react appropriately to changes in consumer tastes could, among other things, lead to excess inventories and significant markdowns or a shortage of products and foregone sales, any of which could have an adverse effect on the Company's financial condition or results of operations.


    Competition. The party goods industry is highly competitive. The Company competes with many other companies, including smaller, independent specialty manufacturers as well as divisions or subsidiaries of larger companies with greater financial and other resources than those of the Company. Certain of these competitors control licenses for widely recognized images, such as cartoon or motion picture characters, which could provide them with a competitive advantage. The Company has pursued a strategy of developing its own designs and generally has not pursued licensing opportunities. Anagram, however, controls several licenses which are used in the production of balloons.

     Impact of Changing Raw Material Costs. The principal raw material used by the Company in its products is paper, which historically accounts for approximately 35-40% of the annual cost of production of the Company's paper plates, cups and napkins. The price of paper is subject to change due to numerous factors beyond the control of the Company. Any significant increase in the cost of paper would increase the Company's raw material costs. Competitive conditions will determine how much of any raw material cost increase can be passed on to party goods retailers. While historically the Company has been able to pass on raw material cost increases to its customers, if the Company is unable to pass future raw materials cost increases to the party goods retailers, the Company's financial condition and results of operations would be adversely affected.

    Risks Associated with Further Expansion Through Acquisitions. The Company has from time to time expanded its product line and further vertically integrated its operations, through strategic acquisitions. The Company believes that opportunities exist to make acquisitions of complementary businesses to leverage the Company's existing marketing, distribution and production capabilities, expand its presence in the various retail channels, further broaden and deepen its product line and penetrate international markets. The Company receives inquiries from time to time with respect to the possible acquisition by the Company of other entities. As of the date of this Prospectus, no acquisitions are pending; however, the Company intends to pursue acquisition opportunities aggressively. See "Business -- Company Strategy."

     There are various risks associated with pursuing acquisitions. The risks include problems inherent in integrating new businesses, including potential loss of customers and key personnel and potential disruption of operations. Businesses acquired by the Company also may not generate sufficient revenues or profits or satisfy the Company's strategic objectives. Moreover, suitable acquisition candidates may not be available, acquisitions may not be able to be completed on reasonable terms, the Company may not be able to integrate the operations of any acquired entities or the Company may not have access to adequate funds to effect any desired acquisitions. The amount of debt financing available for future acquisitions will be limited by restrictions contained in the Bank Credit Agreement and the Indenture.


SEASONALITY


     Due to the number of holidays falling in the fourth quarter of the calendar year, the Company's business is somewhat seasonal, and, as a result, the quarterly results of operations may not be indicative of those for a full year. Third quarter sales are generally the highest of the year due to a combination of increased sales to consumers of the Company's products during summer months as well as initial shipments of seasonal holiday merchandise as retailers build inventory. Conversely, fourth quarter sales are generally lower as retailers sell through inventories purchased during the third quarter. The overall growth rate of the Company's sales in recent years has, in part, offset this sales variability. Promotional activities, including special dating and pricing terms, particularly with respect to Halloween and Christmas products, result in generally lower margins and profitability in the fourth quarter, as well as higher accounts receivable balances and associated higher interest costs to support these balances. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Results".Results."



TRADING MARKET FOR THE NOTES

     The trading market for the Notes has been limited. This could adversely affect the ability of the holders of the Notes to sell their Notes or the price at which such holders may be able to sell their Notes. The Notes could trade at prices that may be higher or lower than their initial offering price depending on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities. Although it is not obligated to do so, Goldman Sachs intends to make a market in the Notes. Any such market-making activity may be discontinued at any time, for any reason, without notice at the sole discretion of Goldman Sachs. No assurance can be given as to the liquidity of or the trading market for the Notes.

     Goldman Sachs may be deemed to be an affiliate of the Company and, as such, may be required to deliver a prospectus in connection with its market-making activities in the Notes. Pursuant to the Registration Rights Agreement, the Company agreed to file and maintain a registration statement that would allow Goldman Sachs to engage in market-making transactions in the Notes. Subject to certain exceptions set forth in the Registration Rights Agreement, the registration statement will remain effective for as long as Goldman Sachs may be required to deliver a prospectus in connection with market-making transactions in misleading.Notes. The Company has agreed to bear substantially all the costs and expenses related to such registration statement.


FRAUDULENT CONVEYANCE


     Management of the Company believes that the indebtedness represented by the Senior Subordinated Guarantees and the Notes was incurred for proper purposes and in good faith, and that as a result of, and after giving effect to, the offerings of the

Original Notes and of the Notes in exchange for the Original Notes, based on forecasts, asset valuations and other financial information, the Company was and will be solvent, had and will have sufficient capital for carrying on its business and was and is able to pay its debts as they mature. See "Risk Factors -- Substantial Leverage; Ability to Service Indebtedness." Notwithstanding management's belief, however, if a court of competent jurisdiction in a suit by an unpaid creditor or a representative of creditors (such as a trustee in bankruptcy or a debtor-in-possession) were to find that, at the time of the incurrence of such indebtedness, the Company or the Guarantors were insolvent, were rendered insolvent by reason of such incurrence, were engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, intended to incur, or believed that they would incur, debts beyond their ability to pay such debts as they matured, or intended to hinder, delay or defraud their creditors, and that the indebtedness was incurred for less than reasonably equivalent value, then such court could, among other things, (a) void all or a portion of the Company's or the Guarantors' obligations to holders of Notes, the effect of which would be that holders of the Notes may not be repaid in full and/or (b) subordinate the Company's or the Guarantors' obligations to Holdersholders of the Notes to other existing and future indebtedness of the Company to a greater extent than would otherwise be the case, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the Notes or the Senior Subordinated Guarantees.





NOTE RESALE PROCEDURES

   Each broker-dealer that received Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a prospectus in connection with any resale of such Notes.


ACCOUNTING TREATMENT


     The Notes were recorded at the same carrying value as the Original Notes, which is the aggregate principal amount of the Notes, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes was recognized in connection with the offer to exchange the Notes for the Original Notes. The expenses of such offer are being amortized over the term of the Notes.

RESALE OF NOTES

   Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the Notes may be offered for resale, resold and otherwise transferred by any holder of such Notes (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Notes are acquired in the ordinary course of such holder's business and such holder does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of such Notes. Any holder who acquired Notes in exchange for Original Notes with the intention to participate, or for the purpose of participating, in a distribution of the Notes may not rely on the position of the staff of the Commission enunciated in Exxon Capital Holdings Corporation (available April 13, 1989), Morgan Stanley & Co., Incorporated (available June 5, 1991) or similar no-action letters, but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the Notes. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K of the Commission.

   By tendering Original Notes in exchange for Notes, each Holder (as defined in the Indenture) represented to the Company that, among other things, (i) the Notes acquired in exchange for Original Notes were obtained in the ordinary course of business of the person receiving such Notes, whether or not such person is a holder, (ii) neither the Holder nor any such other person was engaged or intends to engage in, or had an arrangement or understanding with any person to participate in, the distribution of such Notes and (iii) the Holder and such other person acknowledged that if they were participating in the offer to exchange Original Notes for Notes for the purpose of distributing the Notes
(a) they must, in the absence of an exemption therefrom, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Notes and cannot rely on the no-action letters referenced above and (b) failure to comply with such requirements in such instance could result in such Holder or such other person incurring liability under the Securities Act for which such persons are not indemnified by the Company. Further, each Holder or person receiving the Notes acquired pursuant to the offer to exchange Original Notes for Notes that may be deemed an "affiliate" (as defined under Rule 405 of the Securities Act) of the Company represented to the Company that such Holder understands and acknowledges that the Notes may not be offered for resale, resold or otherwise transferred by that Holder or such other person without registration under the Securities Act or an exemption therefrom.

     As set forth above, affiliates of the Company are not entitled to rely on the foregoing interpretations of the staff of the Commission with respect to resales of the Notes without compliance with the registration and prospectus delivery requirements of the Securities Act. In connection with the offering of the Original Notes, the Company entered into the Registration Rights Agreement pursuant to which the Company agreed to file and maintain, subject to certain limitations, a registration statement that would allow Goldman Sachs to engage in market-making transactions with respect to the Notes. The Company has agreed to bear all registration expenses incurred under such agreement, including printing and distribution expenses, reasonable fees of counsel, blue sky fees and expenses, reasonable fees of independent accountants in connection with the preparation of comfort letters, and Commission and the National Association of Securities Dealers, Inc. filing fees and expenses.

                                 THE TRANSACTION

CERTAIN AGREEMENTS


     Pursuant to the Transaction Agreement, MergerCo was merged with and into the Company on December 19, 1997 with the Company as the surviving corporation.

     Concurrent with entering into the Transaction Agreement, the Company entered into the Tax Indemnification Agreement, dated as of August 10, 1997, with the Estate and Christine Svenningsen (together, the "Svenningsen Stockholders") (the "Tax Indemnification Agreement"), pursuant to which the parties agreed to indemnify one another with respect to certain tax liabilities that may arise in connection with the election by certain subsidiaries of the Company to have been treated and operated under the Code as S corporations (as "S corporation" is defined in the Code). The Tax Indemnification Agreement provides that the Company will indemnify the Svenningsen Stockholders for any increase in certain tax liabilities attributable to an understatement of income previously reported by such subsidiaries to the extent of any actual reduction in taxes on the Company or its subsidiaries for a taxable year after December 18, 1996, the date of the Company's IPO. The Tax Indemnification Agreement also provides that the Svenningsen Stockholders will indemnify the Company for certain tax liabilities arising out of or resulting from a claim by any taxing authority that any such subsidiary was not an S corporation under the Code at a time when it took such a position. Any payments made under the Tax Indemnification Agreement will be reduced by any payments made pursuant to the Tax Indemnification Agreement (the "Prior Tax Indemnification Agreement"), by and between John A. Svenningsen and the Company, dated as of December 18, 1996, regarding certain similar matters, which Prior Tax Indemnification Agreement remains a separate valid and binding agreement. See "Management -- Certain Relationships and Related Transactions".Transactions."

     Concurrent with the execution of the Transaction Agreement, MergerCo entered into agreements with certain employees of the Company relating, for certain of such employees, to their employment with the Company following the Effective Time and relating to their ownership of Company Common Stock and options to purchase shares of Company Common Stock following the Transaction (collectively, the "New Employment Arrangements"). At the Effective Time, certain of the New Employment Arrangements replaced and superseded prior employment agreements for such employees. See "Management -- New Employment Arrangements."

     In addition, upon consummation of the Transaction, the Company entered into a Stockholders' Agreement (the "Stockholders' Agreement") with GSCP, the Estate and certain employees of the Company listed as parties thereto (including the Estate, the "Non-GSCP Investors"). See "Ownership of Capital Stock."

The  following  table sets  forth the  sources  and uses of cash  related to the
Transaction:

                                                         (Dollars in
                                                          thousands)
                                                          ----------

              Sources of Cash
              Term Loan ........................          $117,000
              Notes ............................           110,000
                                                          --------
                Total debt .....................           227,000
              GSCP equity contribution(a) ......            61,875
                                                          --------
                   Total .......................          $288,875
                                                          ========

              Uses of Cash
              Purchase equity in the Transaction          $235,916
              Redeem Company Stock Options .....             1,901
              Repay certain existing debt(b) ...            23,908
              Debt retirement costs ............             1,030
              Transaction costs ................            19,152
              Cash for working capital purposes              6,968
                                                          --------
              Total.............................          $288,875
                                                          ========


--------------


(a) In addition to the GSCP equity contribution, certain employees made an equity investment in the Company totaling $6.4 million (including restricted stock grants and $0.8 million contributed by certain employees immediately following consummation of the Transaction), and the Estate has retained an interest in the Company of $7.5 million, together constituting $13.9 million valued at the price per share paid by GSCP.


(b) Excludes existing mortgages on real property owned by subsidiaries of the Company in the amount of approximately $5.9 million, capital lease obligations of approximately $4.5 million, and borrowings under a revolving credit agreement of a Non-Guarantor Subsidiary of approximately $0.6 million as of December 19, 1997. All other outstanding debt of the Company was extinguished at or prior to the completion of the Transaction.


                                 USE OF PROCEEDS

   This Prospectus is delivered in connection with the sale of Notes by Goldman Sachs in market-making transactions. The Company will not receive any of the proceeds from such transactions.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as of June 30, 1998. The information set forth below should be read in conjunction with the Company's Consolidated Financial Statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this Prospectus.


                                                      As of June 30, 1998
                                                     ---------------------
                                                     (Dollars in thousands)
                                                     ----------------------

          Cash and cash equivalents .............          $  19,833
          Total debt (including current portion):
            Revolving Credit Facility (1) .......               --
            Term Loan ...........................            116,415
            Notes ...............................            110,000
            Mortgages ...........................              5,402
            Capital leases and other ............              4,143
                                                           ----------
               Total debt .......................            235,960
          Stockholders' (deficit) (2) ...........            (93,130)
                                                           ----------
               Total capitalization .............          $ 162,663
                                                           ==========


----------


(1) The Company has the ability to borrow up to $50 million pursuant to its Revolving Credit Facility. The Revolving Credit Facility is available to the Company for working capital purposes and acquisitions, subject to certain limitations and restrictions. See "Description of Senior Debt."

(2) Upon completion of the Transaction, the Company had a negative net worth for accounting purposes. In the Transaction, GSCP paid $61.9 million for approximately 82.5% of the Company Common Stock. In addition, certain employees of the Company acquired and the Estate retained approximately 7.5% and almost 10%, respectively, of the Company Common Stock which, based upon the price per share paid by GSCP, had an aggregate value of approximately $13.1 million. Combined with GSCP's payment of $61.9 million, these holdings had an aggregate value of approximately $75.0 million as of December 19, 1997.

                TRANSACTION PRO FORMA CONSOLIDATED FINANCIAL DATA

                                   (UNAUDITED)


     The following unaudited Transaction Pro Forma Consolidated Financial Data have been derived by the application of pro forma adjustments to the Company's historical consolidated financial statements appearing elsewhere in this Prospectus giving effect to the merger of MergerCo with and into the Company. The Transaction Pro Forma Consolidated Statements of Operations for the year ended December 31, 1997 and the twelve-month period ended June 30, 1998 give effect to the Transaction as if it were consummated as of January 1, 1997. The adjustments are described in the accompanying notes. The Transaction Pro Forma Consolidated Statements of Operations should not be considered indicative of actual results that would have been achieved had the Transaction been consummated January 1, 1997 and do not purport to indicate results of operations for any future period. The Transaction Pro Forma Consolidated Statements of
Operations should be read in conjunction with the Company's historical consolidated financial statements and the related notes thereto appearing elsewhere in this Prospectus. See "Index to Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     As a result of the Transaction, the Company incurred various costs of approximately $28.0 million (pre-tax) in connection with consummation of the Transaction and the transactions contemplated by the Transaction Agreement. These costs consist primarily of professional, advisory and investment banking fees, registration costs, compensation costs and other expenses of approximately $22.1 million and deferred financing costs of approximately $5.9 million. The Company recorded a one-time pre-tax charge of approximately $22.1 million ($17.7 million after tax) in the fourth quarter of 1997 and, as a result, the Company incurred a significant net loss in that quarter and earned substantially less in the year ended December 31, 1997 than in the prior year. Because this loss resulted directly from the one-time charge incurred in connection with the Transaction, and this charge was funded entirely through the proceeds of the Transaction Financings, the Company does not expect this loss to affect materially its liquidity, ongoing operations or market position. See "Risk Factors -- Substantial Leverage; Ability to Service Indebtedness" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The pro forma adjustments giving effect to the Transaction were applied to the respective historical consolidated financial statements to reflect and account for the Transaction as a recapitalization. Accordingly, the historical basis of the Company's assets and liabilities has not been affected by the Transaction.

     The Transaction Pro Forma Financial Data has not been adjusted to give effect to the Company's acquisition of Anagram in September 1998.

           TRANSACTION PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      For the Year Ended December 31, 1997
                             (Dollars in thousands)
                                   (Unaudited)


                                                       Pro Forma
                                                     adjustments to
                                                     give effect to
                                                          the       Transaction
                                        Historical    Transaction    Pro Forma
                                        ----------    -----------    ---------
Net sales.............................. $ 209,931           --       $ 209,931
Cost of sales..........................   136,571           --         136,571
                                        ---------                    ---------
Gross profit...........................    73,360           --          73,360

Operating expenses:
Selling expenses.......................    13,726           --          13,726
General and administrative expenses....    20,772      $   238(a)       21,010
Art and development costs..............     5,282           --           5,282
Non-recurring expenses in connection
with the Transaction...................    22,083                       22,083
                                        ---------                    ---------
Income from operations.................    11,497           --          11,259

Interest expense, net..................     3,892       18,723(b)       22,615
Other income, net......................      (71)           --            (71)
                                        ----------                   ---------
Income (loss) before taxes and
minority interest......................     7,676           --         (11,285)
Income tax expense (benefit)...........     7,665       (7,679)(c)         (14)
Minority interests.....................       193           --             193
                                        ----------     ----------    ---------
Net loss .............................. $   (182)           --       $ (11,464)
                                        =========                    =========


Non-GAAP financial data:
Adjusted EBITDA(d)..................... $  39,825           --       $  39,587
Adjusted EBITDA margin.................     19.0%           --           18.9%


Other financial data:
Gross margin...........................     34.9%           --           34.9%
Depreciation and amortization.......... $   6,245           --       $   6,245
Cash capital expenditures..............    10,237           --          10,237
Earnings to fixed charges(e)...........      2.2x           --            0.6x







    See Notes to Transaction Pro Forma Consolidated Statement of Operations.

       Notes to Transaction Pro Forma Consolidated Statement of Operations
                      For the Year Ended December 31, 1997
                             (Dollars in thousands)
                                   (Unaudited)


     The pro forma financial data giving effect to the Transaction have been derived by the application of pro forma adjustments to the Company's historical consolidated financial statements for the period noted. The adjustments give effect to certain events that occurred in connection with the Transaction, as if those events had occurred as of January 1, 1997. Non-recurring expenses incurred in connection with the Transaction have not been eliminated. The non-recurring expenses of $22,083 incurred in connection with the Transaction was comprised of $11,652 in transaction costs, $7,500 of compensation to an officer, $1,901 for the redemption of Company Stock Options, and $1,030 of debt retirement costs. The transaction costs incurred in connection with the Transaction included (i) professional, advisory and investment banking fees and expenses, (ii) compensation costs and (iii) miscellaneous fees and expenses, such as printing and filing fees. The non-recurring compensation expense reflects a one-time compensation charge of $7,500 paid by the Estate and certain trusts created by Mr. Svenningsen (the "Svenningsen Trusts") to Gerald C. Rittenberg under the terms of a Stock Agreement among Mr. Svenningsen, the Svenningsen Trusts and Mr. Rittenberg. The non-recurring compensation expense for the redemption of Company Stock Options is calculated based on the number of options outstanding and the difference between the weighted average exercise price of the options and the Cash Consideration of $16.50 per share. The Transaction has been accounted for as a recapitalization, which had no impact on the historical basis of the Company's assets and liabilities.

(a) To reflect the amortization over a ten-year period of restricted shares of Company Common Stock valued at $1,125 issued to an officer of the Company in connection with the Transaction. See "The Transaction -- Interests of Certain Persons in the Transaction."

(b) To adjust interest expense to reflect the following:

     Interest on historical debt repaid in Transaction .........       $ (2,337)
     Incremental interest expense on the Term Loan (8.5% (rate)           9,611
     Incremental interest expense on the Notes (9.875% rate) ...         10,501
     Commitment fees on Revolving Credit Facility ..............            250
     Amortization of deferred financing costs (7-10 years)on new
     indebtedness                                                           698
                                                                        --------
     Total adjustment ..........................................       $ 18,723
                                                                        ========

    For the year ended December 31, 1997, a 0.125% increase or decrease in the interest rate on the Term Loan would change the Transaction pro forma interest expense and net income by $146 and $87, respectively.

(c) To reflect the tax effects of the Transaction pro forma adjustments at a 40.5% statutory income tax rate.




(d) "Adjusted EBITDA" represents earnings before interest, income taxes, depreciation and amortization adjusted for non-recurring expenses, other expenses (income), net and minority interests. Adjusted EBITDA is presented because it is a widely accepted financial indicator of a leveraged company's ability to service and/or incur indebtedness and because management believes Adjusted EBITDA is a relevant measure of the Company's ability to generate cash without regard to the Company's capital structure or working capital needs. Adjusted EBITDA as presented may not be comparable to similarly titled measures used by other companies, depending upon the non-cash charges included. When evaluating Adjusted EBITDA, investors should consider that Adjusted EBITDA (i) should not be considered in isolation but together with other factors which may influence operating and investing activities such as changes in operating assets and liabilities and purchases of property and equipment, (ii) is not a measure of performance calculated in accordance with generally accepted accounting principles, (iii) should not be construed as an alternative or substitute for income from operations, net income or cash flows from operating activities in analyzing the Company's operating performance, financial position or cash flows and (iv) should not be used as an indicator of the Company's operating performance or as a measure of its liquidity.

(e) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes and minority interests plus fixed charges. Fixed charges consist of interest expense on all obligations, amortization of deferred financing costs and one-third of the rental expense on operating leases representing that portion of rental expense deemed by the Company to be attributable to interest.

                TRANSACTION PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                         For the Twelve Months Ended June 30, 1998
                                  (Dollars in thousands)
                                        (Unaudited)



                                                                 Pro Forma
                                                              adjustments to
                                                              give effect to
                                                                    the          Transaction
                                                Historical      Transaction       Pro Forma
                                                ----------      -----------       ---------


Net sales..................................      $211,777            --           $211,777
Cost of sales..............................       137,619            --            137,619
                                                ----------     -----------       ----------
Gross profit...............................        74,158            --             74,158

Operating expenses:
Selling expenses...........................        14,659            --             14,659
General and administrative expenses........        22,234      $   (166)(a)         22,068
Art and development costs..................         5,931            --              5,931
Non-recurring expenses in connection with          22,083                           22,083
  the Transaction..........................
Restructuring charges......................         2,400            --              2,400
                                                ----------     -----------       ----------
Income from operations.....................         6,851            --              7,017

Interest expense, net......................        12,789         9,135(b)          21,924
Other income, net..........................           (91)                             (91)
                                                ----------     -----------       ----------
Loss before taxes and minority interest....        (5,847)                         (14,816)
Income tax expense (benefit)...............         2,174        (3,722)(c)         (1,548)
Minority interests.........................           138            --                138
                                                ----------     -----------       ----------
Net loss ..................................      $ (8,159)           --           $(13,406)
                                                ==========     ===========       ==========

Non-GAAP Financial data:
Adjusted EBITDA(d).........................      $ 38,043            --           $ 38,209
Adjusted EBITDA margin.....................          18.0%           --               18.0%

Other financial data:
Gross margin...............................          35.0%           --               35.0%
Depreciation and amortization..............      $  6,709            --           $  6,709
Cash capital expenditures..................         9,000            --              9,000
Earnings to fixed charges(e)...............           0.6x           --                0.4x






              See Notes to Transaction Pro Forma Consolidated Statement of Operations


       Notes to Transaction Pro Forma Consolidated Statement of Operations
                    For the Twelve Months Ended June 30, 1998
                             (Dollars in thousands)
                                   (Unaudited)



     The pro forma financial data giving effect to the Transaction have been derived by the application of pro forma adjustments to the Company's historical consolidated financial statements for the period noted. The adjustments give effect to certain events that occurred in connection with the Transaction, as if those events had occurred as of January 1, 1997. Non-recurring expenses incurred in connection with the Transaction have not been eliminated. To reflect the elimination of non-recurring expenses of $22,083 incurred in connection with the Transaction which were comprised of $11,652 in transaction costs, $7,500 of compensation to an officer, $1,901 for the redemption of Company Stock Options and $1,030 of debt retirement costs. The non-recurring compensation expense reflects a one-time compensation charge of $7,500 paid by the Estate and the Svenningsen Trusts to Gerald C. Rittenberg under the terms of a Stock Agreement among Mr. Svenningsen, the Svenningsen Trusts and Mr. Rittenberg. The transaction costs incurred in connection with the Transaction included (i) professional, advisory and investment banking fees and expenses,
(ii) compensation costs and (iii) miscellaneous fees and expenses, such as printing and filing fees. The non-recurring compensation expense for the redemption of Company Stock Options is calculated based on the number of options outstanding and the difference between the weighted average exercise price of the options and the Cash Consideration of $16.50 per share. he Transaction has been accounted for as a recapitalization, which had no impact on the historical basis of the Company's assets and liabilities.

(a) To reflect the amortization over a ten-year period of restricted shares of Company Common Stock valued at $1,125 issued to an officer of the Company in connection with the Transaction. See "The Transaction - Interests of Certain Persons in the Transaction."


(b) To adjust interest expense to reflect the following:

    Interest on historical debt repaid in Transaction............  $(1,039)
    Incremental interest expense on the Term Loan (8.5% rate)....    4,631
    Incremental interest expense on the Notes (9.875% rate)......    5,069
    Commitment fees on Revolving Credit Facility.................      125
    Amortization of deferred financing costs
      (7-10 years) on new indebtedness...........................      349
                                                                    ------
    Total adjustment.............................................   $9,135
                                                                    ======

    For the twelve month period ended June 30, 1998, a 0.125% increase or decrease in the interest rate on the Term Loan would change the Transaction pro forma interest expense and net income by $146 and $87, respectively.

(c) To reflect the tax effects of the Transaction pro forma adjustments at a 41.5% statutory income tax rate.

(d) "Adjusted EBITDA" represents earnings before interest, income taxes, depreciation and amortization adjusted for non-recurring expenses, other expenses (income), net and minority interests. Adjusted EBITDA is presented because it is a widely accepted financial indicator of a leveraged company's ability to service and/or incur indebtedness and because management believes Adjusted EBITDA is a relevant measure of the Company's ability to generate cash without regard to the Company's capital structure or working capital needs. Adjusted EBITDA as presented may not be comparable to similarly titled measures used by other companies, depending upon the non-cash charges included. When evaluating Adjusted EBITDA, investors should consider that Adjusted EBITDA (i) should not be considered in isolation but together with other factors which may influence operating and investing activities such as changes in operating assets and liabilities and purchases of property and equipment, (ii) is not a measure of performance calculated in accordance with generally accepted accounting principles, (iii) should not be construed as an alternative or substitute for income from operations, net income or cash flows from operating activities in analyzing the Company's operating performance, financial position or cash flows and (iv) should not be used as an indicator of the Company's operating performance or as a measure of its liquidity.

(e) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes and minority interests plus fixed charges. Fixed charges consist of interest expense on all obligations, amortization of deferred financing costs and one-third of rental expense on operating leases representing that portion of rental expense deemed by the Company to be attributable to interest.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The party goods industry has experienced significant changes in both distribution channels and product offerings over the last several years. The retail distribution of party goods has begun to shift from smaller independent stores and designated departments within drug, discount or department store chains to superstores dedicated to retailing party goods. In part due to the success of the superstore channel, party goods manufacturers broadened their product lines to support the celebration of a greater number of occasions. The industry's growth has been directly affected by these changes.


     The Company's revenues have increased from $167.4 million in 1995 to $209.9 million in 1997, a compound annual growth rate of approximately 12%. The Company attributes this growth to its ability to create a broad range of unique and innovative designs for its products and to work closely with its customers to market and merchandise its products to consumers. In particular, the Company experienced significant growth with its party superstore customers. Between 1994 and 1997, sales to party superstore customers increased from $38.5 million to $102.3 million, a 38.5% compound annual growth rate.


     Revenues are generated from sales of approximately 15,500 SKU's consisting of paper and plastic tableware, accessories and novelties for all occasions. Tableware (plates, cups, cutlery, napkins and tablecovers) is the Company's core product category, generating approximately 59% of revenues in 1997. Coordinated accessories (e.g., balloons and banners) and novelties (e.g., party favors) are offered to complement the Company's tableware products. To serve its customers better, the Company has made significant additions to its product line. Through increased spending on internal product development as well as through acquisitions, the Company has had a net increase of approximately 7,800 SKU's since 1991. Revenue growth primarily has been the result of increased orders from its party superstore customers (new stores and increased same-store sales), increased international sales and price increases.

     The Company's gross profit is influenced by its product mix and paper costs. Products manufactured by the Company, primarily tableware, represented approximately 50% of the Company's 1997 sales. The Company has made significant additions to its manufacturing capacity which have allowed it to improve gross margins. The Company believes that its manufacturing capabilities enable it to lower product cost, ensure product quality and be more responsive to customer demands. Paper and pulp related products are the Company's principal raw materials. The Company has historically been able to adjust its prices in response to changes in paper prices.



RESULTS OF OPERATIONS


Six Months Ended June 30, 1998 Compared to Six Months Ended June 30, 1997
-------------------------------------------------------------------------


Percentage of Net Sales


                                                  Six Months Ended June 30,
                                                  -------------------------
                                                     1998          1997
                                                    -------       -------
      Net sales.............................         100.0%        100.0%
      Cost of sales.........................          64.3          64.4
                                                    -------       -------

          Gross profit......................          35.7          35.6
      Operating expenses:
      Selling expenses......................           6.9           6.1
      General and administrative expenses...           9.4           8.1
      Art and development costs.............           3.0           2.5
      Restructuring charges.................           2.3           -
                                                    -------       -------
          Total operating expenses..........          21.6          16.7
                                                    -------       -------
          Income from operations............          14.1          18.9

      Interest expense, net.................          10.3           1.8
      Other income, net.....................          (0.1)          -
      Income before income taxes and minority
      interests.............................           3.9          17.1
      Income tax expense....................           1.6           7.0
      Minority interests....................           0.1           0.1
                                                    -------       -------
        Net income..........................           2.2%         10.0%
                                                    =======       =======

NET SALES

     Net sales for the six months ended June 30, 1998 were $104.2 million, as compared to $102.4 million for the six months ended June 30, 1997. The increase in net sales for the six months ended June 30, 1998 of 1.8% is attributable to growth in sales to party superstores and international customers which more than offset the reduction in sales attributable to the recent bankruptcies of two national accounts and the timing of shipments of seasonal goods to customers which will be shipped in the third quarter of 1998 versus the second quarter in 1997.

GROSS PROFIT

     The Company maintained a consistent gross profit margin of approximately 36% between the comparative periods ended June 30, 1998 and 1997 reflecting its effective management of product and distribution costs.

SELLING EXPENSES

     Selling expenses of $7.2 million for the six months ended June 30, 1998 were $0.9 million higher than those of the corresponding period in 1997. Selling expenses increased as a percentage of net sales from 6.1% to 6.9% principally due to the addition of a new seasonal catalogue, expansion of the "everyday" catalogue, and higher advertising costs.

GENERAL AND ADMINISTRATIVE EXPENSES

     General and administrative expenses of $9.8 million increased by $1.5 million for the six months ended June 30, 1998 as compared to the corresponding period in 1997 and increased as a percentage of net sales from 8. 1 % to 9.4% principally due to a $0.7 million increase in the Company's provision for bad debts.

ART AND DEVELOPMENT COSTS

     Art and development costs of $3.2 million for the six months ended June 30, 1998 increased by $0.6 million compared to the corresponding period in 1997. As a percentage of net sales, art and development costs increased from 2.5% to 3.0%. The increase in costs is attributable to the Company's investment in additional art and product development staff associated with the development of new product lines.

RESTRUCTURING CHARGES

     In the second quarter of 1998, the Company commenced a restructuring of its distribution operations to reduce costs and improve operating efficiencies. The Company will close two distribution facilities located in California and Canada which will result in the elimination of approximately 100 positions. The restructuring will be substantially completed by the end of 1998. The Company has recorded restructuring charges of approximately $2.4 million, or 2.3% of sales for the six-month period ended June 30, 1998. The restructuring charges include the non-cash writedown of $1.3 million relating to property, plant and equipment (the majority of which has been classified as assets held for disposal), the accrual of future lease obligations of $0.5 million, severance and related costs of $0.3 million, and other costs of $0.3 million. Management is currently evaluating the further consolidation of its domestic distribution facilities which may result in additional restructuring charges in subsequent periods.

INTEREST EXPENSE, NET

     Interest expense, net of $10.8 million for the six months ended June 30, 1998 increased by $8.9 million as compared to the corresponding period in 1997 due to the Company's increased borrowings in connection with the Transaction (see "Liquidity and Capital Resources"), offset in part by reduced levels of working capital.

INCOME TAXES

     Income taxes for the six months ended June 30, 1998 and 1997 were based upon estimated consolidated effective income tax rates of 41.5% and 40.5% for the years ending December 31, 1998 and 1997, respectively. The higher effective income tax rate for the year ending December 31, 1998 is attributable to an increase in estimated state income taxes.

MINORITY INTERESTS

     Minority interests represent the portion of income of the Company's subsidiaries attributable to equity ownership not held by the Company.



Year Ended December 31, 1997 Compared to Year Ended December 31, 1996
---------------------------------------------------------------------

Percentage of Net Sales
-----------------------

                                                        Years Ended December 31,
                                                        ------------------------
                                                             1997       1996
                                                           -------    -------
Net sales............................................       100.0%     100.0%
Cost of sales........................................        65.1       64.3
                                                           -------    -------
   Gross profit......................................        34.9       35.7
Operating expenses:
   Selling expenses..................................         6.5        6.1
   General and administrative expenses...............         9.9       10.0
   Art and development costs  .......................         2.5        2.7
   Non-recurring expenses in connection with the
     Transaction.....................................        10.5        -
   Non-recurring compensation in connection with the IPO      -          8.1
   Special bonuses...................................         -          2.2
                                                           -------    -------
Total operating expenses.............................        29.4       29.1
                                                           -------    -------
   Income from operations............................         5.5        6.6
Interest expense, net................................         1.9        3.4
Other (income) expense, net..........................        (0.1)       0.2
                                                           -------    -------
   Income before income taxes and minority interests.         3.7        3.0
Income tax expense...................................         3.7        1.0
Minority interests...................................         0.1        0.9
                                                           -------    -------

   Net (loss) income.................................        (0.1)%      1.1%
                                                           =======    =======

NET SALES

Net sales for the year ended December 31, 1997 were $209.9 million, an increase of 8.9% over the year ended December 31, 1996. Sales to national accounts totaled $106.3 million, or 15.9% higher than in the corresponding period in 1996, principally as a result of sales to the party goods superstore channel. Sales to international customers increased $1.9 million, accounting for 1.0% of the increase in net sales. Also contributing to the increase in sales was the Company's marketing strategy of continually offering new products, as well as new designs and themes for existing products. During the year ended December 31, 1997, the Company added approximately 600 SKU's to its product line.

GROSS PROFIT

Gross profit for the year ended December 31, 1997 was $73.4 million, an increase of $4.6 million over the year 1996. As a percent of net sales, gross profit decreased for the year ended December 31, 1997 to 34.9% from 35.7% for the year ended December 31, 1996 as a result of excess capacity due to increases in manufacturing capacity and the addition of a new distribution facility during the first half of 1997.

SELLING EXPENSES

Selling expenses for the year ended December 31, 1997 increased by $1.9 million to $13.7 million and, as a percentage of net sales, to 6.5% from 6.1%, primarily due to the expansion of foreign operations.




GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses of $20.8 million for the year ended December 31, 1997 increased $1.5 million as compared to the year ended December 31, 1996. General and administrative expenses for 1997 included a $3.8 million or 61.0% increase in bad debt expense as two national customers (Party Stores Holdings, Inc. and Party America, Inc.) filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code during the year (see Note 2 of the Notes to the Consolidated Financial Statements). General and administrative expenses for 1996 were 10.0% of net sales and included non-recurring costs associated with the Company's move to new corporate offices and additional personnel costs, including relocation and recruitment.

ART AND DEVELOPMENT COSTS

Art and development costs of $5.3 million for the year ended December 31, 1997 were comparable to those of 1996 and decreased slightly to 2.5% of net sales from 2.7%, reflecting the 8.9% increase in 1997 net sales over the prior year. In 1996, the Company significantly expanded its creative and new product development staff and internal development capabilities. The continued
investment in art and development expenditures in 1997 reflects the Company's strategy to remain a leader in product quality and development.

NON-RECURRING EXPENSES

In connection with the Transaction, the Company has recorded non-recurring expenses of $22.1 million, comprised of $11.7 million in transaction costs, $7.5 million of compensation to an officer, $1.9 million for the redemption of Company Stock Options and $1.0 million of debt retirement costs.

SPECIAL BONUSES

The employment agreements which gave rise to special bonuses during the first eleven months of 1996 were substantially modified at the time of the IPO in December 1996 to eliminate future special bonus payments. Such bonuses, which were based entirely upon the pre-tax income of Amscan Inc. and certain affiliates, were $4.2 million or 2.2% of net sales for the year ended December 31, 1996.

INTEREST EXPENSE, NET

Interest expense, net, of $3.9 million for the year ended December 31, 1997 decreased by $2.8 million as compared to 1996, as the net proceeds received from the issuance of Company Common Stock in December 1996 and January 1997 were used to reduce indebtedness under the Company's line of credit and to repay subordinated debt, prior to the Transaction. In addition to the lower debt, the Company experienced generally lower interest rates during 1997 as compared to 1996. See "Liquidity and Capital Resources."

INCOME TAXES

Income tax expense for the year ended December 31, 1997 was $7.7 million or nearly 100% of income before taxes and minority interests. Non-deductible expenses related to the Transaction had the effect of increasing the 1997 effective income tax rate by 51.2% of income before income taxes and minority interests.

During 1996, prior to the IPO, Amscan Inc., Am-Source, Inc., and certain other subsidiaries of the Company were taxed as S corporations for federal and, where available, state income tax purposes. Accordingly, these entities were not subject to federal and state income taxes, except in states which do not recognize S corporation status. In connection with the IPO, these subsidiaries became subject to federal and state income taxes. The amounts shown as income taxes for the year ended December 31, 1996 consisted principally of foreign taxes and a one-time charge of $0.8 million related to the establishment of deferred taxes in connection with the change in tax status.

MINORITY INTERESTS

   Minority interests of $0.2 million and $1.7 million for the years ended December 31, 1997 and 1996, respectively, represent the portion of income of the Company's subsidiaries attributable to equity ownership not held by the Company. In addition to the minority interests of certain foreign entities, the minority interest amount for the year ended December 31, 1996 includes 50% minority interest in Am-Source, Inc. through December 18, 1996, the date the Company acquired the 50% not previously owned.


Year Ended December 31, 1996 Compared to Year Ended December 31, 1995
---------------------------------------------------------------------

Percentage of Net Sales
-----------------------

                                                                Years Ended
                                                               December 31,
                                                               ------------
                                                             1996         1995
                                                            -------      -------
Net sales..............................................      100.0%       100.0%
Cost of sales..........................................       64.3         64.9
                                                            -------      -------
  Gross profit.........................................       35.7         35.1
Operating expenses:
  Selling expenses.....................................        6.1          7.4
  General and administrative expenses..................       10.0          9.1
  Art and development costs............................        2.7          2.5
  Non-recurring compensation in connection with the IPO        8.1          -
  Special bonuses......................................        2.2          1.5
                                                            -------      -------
Total operating expenses...............................       29.1         20.5
                                                            -------      -------
  Income from operations...............................        6.6         14.6
Interest expense, net..................................        3.4          3.4
Other expense (income), net............................        0.2         (0.2)
                                                            -------      -------
  Income before income taxes and minority interests....        3.0         11.4
Income taxes...........................................        1.0          0.4
Minority interests.....................................        0.9          0.6
                                                            -------      -------
  Net income...........................................        1.1%        10.4%
                                                            =======      =======


NET SALES


     Net sales for the year ended December 31, 1996 were $192.7 million, an increase of 15.1% over the year ended December 31, 1995 in which net sales were $167.4 million. Increased sales to national accounts, principally party superstores, accounted for $21.9 million or 87% of this increase. Also contributing to this sales increase was the impact of the Company's marketing strategy of continually offering new products as well as new designs and themes for existing products. In 1996, the Company's product line included approximately 14,000 SKU's compared with approximately 13,400 SKU's in 1995. Selling price increases related to core products (paper plates, cups, cutlery, napkins and tablecovers) in response to higher paper costs accounted for approximately 6 percentage points of the 15.1% increase in net sales between the periods. Increased sales to international customers accounted for $3.3 million of the increase in net sales.


GROSS PROFIT

     Gross profit increased $10.0 million for the year ended December 31, 1996 compared to 1995, and improved as a percentage of sales from 35.1% to 35.7%. Higher selling prices in response to prior period increases in paper costs as well as lower product costs resulting from the Company's continued vertical integration of manufacturing operations, offset in part by the cost of added distribution facilities, were the primary reasons for this improvement in margins.

SELLING EXPENSES

     Selling expenses were lower by $0.4 million for the year ended December 31, 1996 compared to 1995, and declined as a percentage of net sales from 7.4% to 6.1%. The primary reason for the percentage decline was the Company's ability to increase sales to its party superstore customers while not significantly increasing its sales costs associated with those accounts.

GENERAL AND ADMINISTRATIVE EXPENSES

    General and administrative expenses increased $4.3 million for the year ended December 31, 1996 compared to 1995. As a percentage of net sales, general and administrative expenses increased from 9.1% to 10.0%. This increase is principally attributable to an increase in the provision for bad debts of $1.7 million or 0.9% of net sales related to a significant increase in the Company's accounts receivable and increased occupancy costs of $0.5 million or 0.3% of net sales related to the Company's new corporate offices. Also contributing to this increase are non-recurring costs related to the development of a new business management computer system of $1.2 million or 0.6% of net sales as well as one-time costs associated with the move to the new corporate offices of $0.3 million or 0.2% of net sales and additional personnel costs including relocation and recruitment costs of $0.3 million or 0.2% of net sales.

ART AND DEVELOPMENT COSTS

     Art and development costs increased $0.9 million for the year ended December 31, 1996 compared to 1995. As a percentage of net sales, art and development costs increased from 2.5% to 2.7%. The Company significantly expanded its creative and new product development staff and internal development capabilities in the middle of 1995 which resulted in a substantial increase in art and development costs which were incurred during all of 1996. The increase in art and development expenditures reflects the Company's strategy to remain a leader in product quality and development.

NON-RECURRING COMPENSATION


     In   conjunction   with  the  IPO,  the  Company   recorded   non-recurring
compensation of $15.5 million in 1996 related to stock and cash payments of $12.5 million to certain executives in connection with the termination or modification of employment agreements and $3.0 million for the establishment of the Company's Employee Stock Ownership Plan (the "ESOP") for the benefit of the employees of Amscan Inc. and the payment of stock bonuses to certain of such employees.


SPECIAL BONUSES

     Special bonuses, which were based entirely upon the Company's pre-tax income, increased by $1.6 million for the year ended December 31, 1996 compared to 1995. The employment agreements which gave rise to these bonuses were substantially modified to eliminate these special bonus payments in the future.




INTEREST EXPENSE, NET

     Interest expense, net increased by $0.9 million to $6.7 million in 1996, reflecting slightly higher borrowings associated with increased working capital (primarily inventory and accounts receivable) needed to support the increased volume of sales, offset in part by a lower effective interest cost associated with the Company's revised revolving credit agreement, which was entered into in September 1995.


INCOME TAXES

     Prior to the IPO, Amscan Inc., Am-Source, Inc. and certain other subsidiaries of the Company were taxed as S corporations for federal income tax and, where available, for state income tax purposes. Accordingly, these entities were not subject to federal and state income taxes except in states which do not recognize S corporation status. In connection with the IPO, these subsidiaries became subject to federal and state income taxes. The amounts shown as income taxes in 1996 consist principally of foreign taxes and a one-time charge of $0.8 million related to the establishment of deferred taxes in connection with the change in tax status.

MINORITY INTERESTS


     Minority interests represent the portion of income of the Company's Subsidiaries attributable to equity ownership not held by the Company. In addition to the minority interests of certain foreign entities, these amounts include the minority interest of Am-Source, Inc. through December 18, 1996, the date the Company acquired the 50% not owned by Mr. Svenningsen.


LIQUIDITY AND CAPITAL RESOURCES


     On December 19, 1997 the Company and Confetti consummated the Transaction, providing for a recapitalization of the Company in which Confetti was merged into the Company with the Company as the surviving corporation. Upon consummation of the Transaction, the Company's then existing loan arrangements were repaid and terminated and 90% of the then outstanding Company Common Stock was converted into the right to receive cash. The Transaction was financed with an equity contribution of approximately $67.5 million (including contributions of Company Common Stock by certain employee stockholders and including issuances of restricted Common Stock), $117 million from a senior term loan (the "Term Loan") provided under a bank credit agreement (the "Bank Credit Facilities") and $110 million from the issuance of the Original Notes (collectively, the "Transaction Financings"). The Transaction has been accounted for as a recapitalization and, accordingly, the historical basis of the Company's assets and liabilities has not been affected by the Transaction.

     In addition to the Term Loan, the Bank Credit Facilities provide for revolving loan borrowings of up to $50 million pursuant to an amended and restated revolving loan credit agreement dated as of September 17, 1998 (the "Revolving Credit Facility"). The Revolving Credit Facility has a term of five years and bears interest, at the option of the Company, at the lenders' customary base rate plus 1.25% per annum or at the lenders' customary reserve adjusted Eurodollar rate plus 2.25% per annum. Interest on balances outstanding under the Revolving Credit Facility are subject to adjustment in the future based on the Company's performance. At June 30, 1998, the Company had borrowing capacity of approximately $46.1 million under the Revolving Credit Facility.

     On August 6, 1998, the Company entered into a stock purchase agreement (the "Stock Purchase Agreement") with the stockholders of Anagram, a metallic balloon manufacturer and distributor, providing for the acquisition of Anagram by the Company. The Company paid approximately $87 million for Anagram through the issuance of equity and the payment or assumption of debt.

     Anagram   expects  that  its  revenue  for  calendar   year  1998  will  be
approximately $65 to $70 million with an earnings margin (before interest, taxes, depreciation and amortization) of approximately 13%. The Company expects to realize a number of operational synergies, of both a revenue and cost nature, from its combination with Anagram. The Company estimates that these synergies will be in the range of $1 million to $2 million for 1999.

     The acquisition of Anagram will be accounted for under the purchase method, whereby the purchase price will be allocated to the underlying assets and liabilities based on their estimated fair values.

     The Company financed the acquisition of Anagram with $40.0 million of senior term debt, $20.0 million of additional borrowings under the Revolving Credit Facility, cash on hand, and the issuance of approximately $13.0 million of equity. The Company amended its existing credit agreements when it acquired Anagram, including an amendment to permit the senior debt.

     Based upon the current level of operations and anticipated growth, including giving effect to the acquisition of Anagram, and the amendments to the Company's credit agreements, the Company anticipates that its operating cash flow, together with available borrowings under the Revolving Credit Facility, will be adequate to meet its anticipated future requirements for working capital and operating expenses, to permit potential acquisitions and to service its debt requirements as they become due. However, the Company's ability to make scheduled payments of principal of, or to pay interest on, or to refinance its indebtedness and to satisfy its other obligations will depend upon its future performance, which, to a certain extent, will be subject to general economic, financial, competitive, business and other factors beyond its control.

     The Transaction Financings, the acquisition of Anagram, and the amendments to the Company's credit agreements may affect the Company's ability to make future capital expenditures. However, management believes that additions to plant and equipment during the past three years provide adequate capacity to support its operations for at least the next 12 months. As of June 30, 1998, the Company did not have material commitments for capital expenditures.


CASH FLOW DATA - SIX MONTHS ENDED JUNE 30,1998 COMPARED TO SIX MONTHS ENDED JUNE 30, 1997

     During the six months ended June 30, 1998, net cash provided by operating activities increased by $0.5 million to $6.1 million from $5.6 million during the same period in 1997 as a result of lower accounts receivable and inventory balances attributable to management's efforts to reduce working capital. The impact of lower accounts receivable and inventory levels was partially offset by reduced earnings and decreased accounts payable.

     Net cash used in investing activities during the six months ended June 30, 1998 of $2.5 million decreased by $1.3 million from 1997 reflecting lower levels of capital expenditures.

     During the six months ended June 30, 1998, net cash used in financing activities of $94.8 million consisted principally of payments to former shareholders whose investment in Company Common Stock was converted into the right to receive cash in connection with the Transaction and the scheduled repayment of debt offset by the net proceeds received from short-term borrowings and the issuance of Company Common Stock to employees as well as payments received applicable to notes receivable from officers. During the comparable period in 1997, net cash used in financing activities of $2.5 million reflected the repayment of borrowings under its then existing revolving credit line of $22.2 million which was principally financed by advances under the Company's uncommitted facilities and the then existing term loan of $15.6 million, repayments of indebtedness to stockholders of $0.2 million and payment of $0.3 million to acquire treasury stock, offset by the net proceeds of $4.5 million from the issuance of Company Common Stock to cover the overallotment provided for in the IPO.


CASH FLOW DATA -- YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

Net cash provided by operating activities decreased by $8.1 million to $4.2 million during the year ended December 31, 1997 from $12.3 million during the year ended December 31, 1996 as a result of expenses incurred in connection with the recapitalization of the Company, the change in the Company's tax status in December 1996 and growth in the Company's inventories and accounts receivable. Net cash used in investing activities of $10.1 million increased by $2.5 million from 1996, reflecting increased capital expenditures. During the year ended December 31, 1997, net cash provided by financing activities of $116.0 million included net proceeds of $4.5 million from the issuance of Company Common Stock to cover the over-allotments provided for in the IPO underwriting agreement, a contribution to capital by the Estate of $7.5 million and proceeds of $61.9 million from the issuance of Company Common Stock in connection with the Transaction, proceeds of the Transaction Financings of $237.8 million and related payments to repurchase Company Common Stock of $142.7 million. In addition, during 1997, the Company repaid indebtedness of $51.8 million. During the year ended December 31, 1996, net cash used in financing activities of $6.0 million included increased distributions to stockholders of $17.2 million, repayment of bank debt and indebtedness to Mr. Svenningsen of $29.1 million, partially offset by net proceeds of $43.3 million from the IPO.

During 1996, the Company used net proceeds from the IPO to repay debt owed to banks and to Mr. Svenningsen. The Company used $8.9 million of the cash in 1996 to fund its working capital needs, which consisted primarily of increases in accounts receivable and deposits on machinery and equipment.

During 1996, the Company distributed $23.4 million to Mr. Svenningsen. Approximately $1.4 million of the distributions in 1996 were reinvested in the Company as debt payable to stockholders. The distributions in 1996 were funded by net proceeds from the IPO and represented accumulated earnings and the return of previously provided capital.

In 1997 and 1996, the Company acquired machinery and equipment totaling $10.3 million and $11.0 million, respectively. The Company financed the acquisitions using long-term debt, borrowings under the Company's then available revolving credit facility and capital leases.

BALANCE SHEET DATA -- DECEMBER 31, 1997 COMPARED TO DECEMBER 31, 1996

The increase in cash and the amount due to stockholders at December 31, 1997, represents $93.2 million cash consideration owed to stockholders for their shares of Company Common Stock which is subject to payment in accordance with the exchange provisions in the Transaction Agreement. Substantially all the consideration was paid subsequent to December 31, 1997.

Accounts receivable, net, increased $7.5 million to $44.8 million at December 31, 1997 from $37.4 million at December 31, 1996. The increase in accounts receivable is primarily attributable to the growth in third and fourth quarter sales of seasonal merchandise which customarily have extended payment terms.

Inventories, net, increased $6.0 million to $51.7 million at December 31, 1997 from $45.7 million at December 31, 1996, reflecting the expansion of the Company's product line as well as increased inventory levels considered necessary to meet anticipated sales growth.

Deposits and other current assets decreased $3.3 million to $8.1 million at December 31, 1997 from December 31, 1996, as deposits placed in 1996 for the acquisition and lease of various manufacturing, warehouse and office equipment and computer software were utilized in 1997.

Property, plant and equipment, net increased $4.2 million to $38.9 million at December 31, 1997 from $34.7 million at December 31, 1996. This increase is primarily due to manufacturing, warehouse and computer equipment acquired, partially offset by depreciation.

Other assets increased $4.3 million to $6.5 million at December 31, 1997 from $2.2 million at December 31, 1996 as a result of the deferral of financing costs of $5.5 million related to the Transaction Financings, which was partially offset by a reduction in a note receivable from a supplier.



The  changes  in  the  loans  and  notes  payable,   long-term  obligations  and
stockholders' equity account balances from December 31, 1996 to December 31, 1997 reflect the recapitalization of the Company as a result of the Transaction.



CASH FLOW DATA -- YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Net cash provided by operating activities increased by $7.6 million to $12.3 million in the year ended December 31, 1996 from $4.7 million in the year ended December 31, 1995 as a result of the decreased rate of growth in inventories and other assets, partially offset by increases in deposits paid on purchased equipment and a decrease in net income before depreciation and amortization. Net cash used in investing activities of $7.6 million increased by $3.1 million from 1995 because of increased capital expenditures. Net cash used in financing activities increased by $6.1 million to $6.0 million in 1996 due to increases in stockholder distributions, repayment of bank debt and subordinated debt partially offset by net proceeds from the IPO.

     Third party financings for 1996 consisted primarily of borrowings under credit and long-term loans secured by machinery and equipment. The Company used net proceeds from the IPO to repay debt owed to the banks and to Mr. Svenningsen in 1996. The Company used $8.9 million of the cash in 1996 to fund its working capital needs, which consisted primarily of increases in accounts receivable and deposits on machinery and equipment.

     In 1996, the Company distributed $23.4 million, compared to $11.0 million in 1995, to stockholders, of which $1.4 million in 1996 and $4.0 million in 1995 was reinvested in the Company as debt payable to stockholders. The distributions in 1996 were funded by net proceeds from the IPO and represented accumulated earnings and the return of previously provided capital.

     In 1996 and 1995, the Company acquired $11.0 million and $4.5 million, respectively, of machinery and equipment, which was financed by long-term debt and borrowings under the Company's revolving credit facility, and entered into operating leases for additional machinery and equipment totaling $10.8 million in 1996 and $7.4 million in 1995.


RECENTLY ISSUED ACCOUNTING STANDARDS


    In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting
Comprehensive Income. SFAS No. 130 establishes requirements for disclosure of comprehensive income. The new standard becomes effective for the Company's fiscal year 1998 and requires reclassification of earlier financial statements for comparative purposes. The Company does not believe any substantial changes to its disclosures will be made at the time SFAS No. 130 is adopted.


     In June 1997, the FASB issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for disclosure about operating segments in annual financial statements and requires disclosure of selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise. The new standard becomes effective for the Company's fiscal year 1998 and requires that comparative information from earlier years be restated to conform to the requirements of this standard. The Company does not believe any substantial changes to its disclosures will be made at the time SFAS No. 131 is adopted.


    In February 1998, the FASB issued SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits. The Statement supercedes the disclosure requirements in SFAS No. 87, Employers' Accounting for Pensions, SFAS No. 88, Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, and SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. SFAS No. 132 addresses disclosure issues only and does not change the measurement or recognition provisions specified in those Statements. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997. The Company does not believe any substantial changes to its disclosures will be made at the time SFAS No. 132 is adopted.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. The statement requires all derivatives to be recognized on the balance sheet at fair value and establishes standards for the recognition of changes in such fair value. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. The Company expects to adopt SFAS No. 133 effective January 1, 2000. Because of the Company's limited use of derivatives, management does not anticipate the adoption of SFAS No. 133 will have a significant effect on earnings or the financial position of the Company.

IMPACT OF YEAR 2000

Several of the Company's  older computer  programs have time sensitive  software that will not recognize the year 2000 and, if not addressed, could cause disruptions to the Company's normal business operations. The Company has completed an assessment of its software and has begun to upgrade its time-sensitive software to be Year 2000 compliant. Management expects that the cost to upgrade its software will not be significant and that substantially all of the cost will be recognized over the life of the new software. To date, the Company has not incurred significant expenses associated with the Year 2000 issue.

The Company expects to complete the upgrade of its principal software by December 31, 1998 and believes that the Year 2000 issues will not pose significant operational problems for its computer systems. However, there can be no guarantee that the estimated cost and completion will be achieved and the actual results could differ materially from those anticipated.



QUARTERLY RESULTS

As a result of the seasonal nature of certain of the Company's products, the quarterly results of operations may not be indicative of those for a full year. Third quarter sales are generally the highest of the year due to a combination of increased sales to consumers of the Company's products during summer months as well as initial shipments of seasonal holiday merchandise as retailers build inventory. Conversely, fourth quarter sales are generally lower as retailers sell through inventories purchased during the third quarter. The overall growth rate of the Company's sales in recent years has offset, in part, this sales variability. Promotional activities, including special dating and pricing terms, particularly with respect to Halloween and Christmas products, result in generally lower margins and profitability in the fourth quarter, as well as higher accounts receivables balances and associated higher interest costs to support these balances. The following table sets forth the historical net sales and income (loss) from operations of the Company for 1996, 1997 and 1998 by quarter.

                                               Quarter Ended
                                -----------------------------------------------
                                March 31    June 30   September 30  December 31
                                --------    -------   ------------  -----------

1996
Net sales                       $ 47,258   $ 45,714     $ 54,036    $ 45,697
Income (loss) from operations      7,586      7,563        9,223     (11,614)(a)

1997
Net sales                       $ 53,176   $ 49,225     $ 58,885    $ 48,645
Income (loss) from operations     10,029      9,306       11,777     (19,615)(b)

1998
Net sales                       $ 55,561   $ 48,686          --           --
Income from operations             9,235      5,454(c)       --           --


     (a) Included in fourth quarter results in 1996 are non-recurring compensation expenses of $15.5 million, including stock and cash payments of $12.5 million to certain executives in connection with the termination or modification of prior employment agreements and $3.0 million for the establishment of the ESOP for the benefit of the employees of Amscan Inc. and the payment of stock bonuses to certain of such employees.

     (b) Included in fourth quarter results in 1997 are non-recurring expenses relating to the Transaction of $22.1 million comprised of $11.7 million in transaction costs, $7.5 million compensation payment to an officer, $1.9 million for the redemption of Company Stock Options and $1.0 million of debt retirement costs.

    (c) Included in second quarter results in 1998 are restructuring charges of $2.4 million which relate to the closure of two distribution facilities located in California and Canada. The restructuring charges consist of the non-cash write-down of $1.3 million relating to property, plant and equipment, the accrual of future lease obligations of $0.5 million, severance and related costs of $0.3 million and other costs of $0.3 million.

FORWARD-LOOKING STATEMENTS


     This Prospectus includes "forward-looking statements" within the meaning of various provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this Prospectus that address activities, events or developments that the Company expects or anticipates will or may occur in the future, including financial projections, future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, including any changes to operations, competitive strengths, goals, expansion and growth of the Company's and its subsidiaries' business and operations, plans, references to future success and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the Company's expectations and predictions is subject to a number of risks and uncertainties, including, but not limited to,
(1) the significant considerations discussed in this Prospectus, (2) the concentration of sales by the Company to party goods superstores where the reduction of purchases by a small number of customers could materially reduce the Company's sales and profitability, (3) the concentration of the Company's credit risk in party goods superstores, many of which are privately held and have expanded rapidly in recent years, (4) the failure by the Company to anticipate changes in tastes and preferences of party goods retailers and consumers, (5) the introduction of new products by the Company's competitors,
(6) the inability of the Company to increase prices to recover fully future increases in raw material prices, especially increases in paper prices, (7) the loss of key employees, (8) changes in general business conditions, (9) other factors which might be described from time to time in the Company's filings with the Commission, and (10) other factors which are beyond the control of the Company and its subsidiaries. Consequently, all of the forward-looking statements made in this Prospectus are qualified by these cautionary statements, and the actual results or developments anticipated by the Company may not be realized or, even if substantially realized, willmay not have the expected consequences to or effects on the Company and its Subsidiariessubsidiaries or their business or operations. In addition, although the Company believes that it has the product offerings and resources needed for continued growth in revenues and margins, future revenue and margin trends cannot be reliably predicted. Changes in such trends may cause the Company to adjust its operations in the future. Because of the foregoing and other factors, recent trends should not be considered reliable indicators of future financial results.

                                    BUSINESS

THE COMPANY


    Amscan designs, manufactures and distributes decorative party goods, offering one of the broadest and deepest product lines in the industry. The Company's products include paper and plastic tableware (such as plates, napkins, tablecovers, cups and cutlery), accessories (such as invitations, thank-you cards, table and wall decorations, wedding cake tops and accessories, and balloons) and novelties (such as games and party favors). The Company's products are sold to party goods superstores, independent card and gift retailers, mass merchandisers and other distributors which sell Amscan products in more than 20,000 retail outlets throughout the world, including North America, Australia, the United Kingdom, Germany and Sweden.

    The Company currently offers over 300 product ensembles, generally containing 30 to 150 coordinated items. These ensembles comprise a wide variety of products to accessorize a party including matching invitations, tableware, decorations, party favors and thank-you cards. The Company designs, manufactures and markets party goods for a wide variety of occasions including seasonal
holidays,  special  events  and  theme  celebrations.   The  Company's  seasonal
ensembles enliven holiday parties throughout the year including New Year's, Valentine's Day, St. Patrick's Day, Easter, Passover, Fourth of July, Halloween, Thanksgiving, Hanukkah and Christmas. The Company's special event ensembles include birthdays, christenings, first communions, bar mitzvahs, confirmations, graduations, baby and bridal showers and anniversaries, while its theme-oriented ensembles include Hawaiian luaus, Mardi Gras and '50's rock-and-roll parties.


     In addition to its long-standing relationships with independent card and gift retailers, the Company is a leading supplier to the party superstore distribution channel. Party goods superstores are growing rapidly by providing consumers with a one-stop source for all of their party needs, generally at discounted prices. The retail party goods business has historically been fragmented among independent stores and drug, discount or department store chains. However, according to industry analysts, there has been a significant shift of sales since 1990 to the party goods superstores channel.


     Company sales to superstores represented approximately 49% of total sales in 1997. While the number of party superstores that Amscan supplies has grown at a compound annual growth rate in excess of 20% from 1994 to 1997, the Company's sales to superstores have grown by a 38% compound annual growth rate during the same period. With Amscan products occupying an increasing share of superstore shelf space in many product categories, Amscan believes it is well positioned to take advantage of continued growth in the party superstore channel.


    Amscan's sales and cash flows have grown substantially over the past five years. From 1992 to 1997, sales and Adjusted EBITDA (adjusted for non-recurring items, other income or expenses, and minority interests) have grown at compound annual rates of 19% and 26%, respectively. During the same period, Adjusted EBITDA margins increased from approximately 14% to 19% due in part to the
Company's achieving greater economies of scale in manufacturing and distribution, and significantly reducing selling expenses as a percentage of sales. Sales and Adjusted EBITDA for the twelve month period ended June 30, 1998 were approximately $212 million and $38 million, respectively, representing an Adjusted EBITDA margin of approximately 18.0%.

                       REVENUE AND ADJUSTED EBITDA GROWTH




                                [GRAPHIC OMITTED]


          Revenues                           Adjusted EBITDA
          --------                           ---------------
                            ($ millions)
     1992      $86.9                         1992      $12.6
     1993      $108.9                        1993      $15.5
     1994      $132.0                        1994      $20.4
     1995      $167.4                        1995      $31.6
     1996      $192.7                        1996      $37.7
     1997      $209.9                        1997      $39.8
     LTM       $211.8                        LTM       $38.2



PARTY GOODS INDUSTRY OVERVIEW


    According to industry analyst reports, the U.S. decorative party goods industry (including tableware, accessories and novelties) generated approximately $3.5 billion in retail sales in 1996 and has grown approximately 10% annually over the past several years. The Company believes this growth is driven by several factors including favorable demographics and consumer spending patterns, the emergence of the party superstore channel and growth in the number of party events celebrated and party products available to consumers.

     The Company believes that demographic trends favor continued growth in decorative party goods sales. According to the United States Bureau of the Census ("The Census Bureau"), between 1997 and 2005, population in the 10-19 year old age bracket is expected to increase by approximately 10%, and population in the 20-24 year old age bracket is expected to increase by approximately 15%. This suggests an increase in celebrations revolving around teenagers and young adults including confirmations, bar mitzvahs, graduations and bridal and baby showers. In addition, the 45-54 year old age bracket is expected to increase by over 20% by 2005. According to The Census Bureau and the United States Bureau of Labor Statistics, this population segment enjoyed the highest median household income and spent the most money on entertainment in 1995. The Company believes that this population segment is a key buying group of party goods for children and grandchildren, as well as products for adult milestone events including birthdays, anniversaries and retirements.


     Another factor contributing to growth in the decorative party goods industry has been the emergence of party goods superstores which, according to industry analysts, are poised for expansion as national penetration continues. The Company believes that superstores are popular among consumers because of the large variety of merchandise and substantial discounts they offer. Industry analysts report that, over the past several years, the marketplace has begun to accept a move toward the party goods superstore merchandising concept, similar to earlier merchandising shifts in such product categories as toys, office supplies, home furnishings and home improvements.

   The Company believes that party goods sales volumes have also increased, in part, as a result of:


   o the creation of new product ensembles both in response to consumer demand and as a means of stimulating customer purchases;

   o the broadening of product lines through the addition of new items and new accessories within ensembles;

   o  larger  retail   environments   allowing  retailers  to  employ  marketing
      techniques which result in increased average sales per customer; and

   o the celebration of an increased number of party themes and events, such as Hawaiian luaus, Mardi Gras and '50's rock-and-roll parties.

     The Company believes that by introducing products for new types of celebrations, offering multiple product ensembles for individual celebrations (such as multiple Halloween or birthday ensembles) and increasing the number of "add-on" accessories, party goods suppliers have increased the frequency and volume of consumer purchases of decorative party goods.

COMPETITIVE STRENGTHS


   o Leading Supplier to the High Growth and High Volume Party Goods Superstore Channel. In addition to its long-standing base of business with independent card and party retailers, the Company believes that its products account for an increasing portion of the retail sales by major superstore chains, including Party City, Big Party Corporation, The Paper Factory, The Half-Off Card Shop, Paper Warehouse Inc. and Factory Card Outlet Corp. Approximately 49% of the Company's sales were generated from superstores in 1997. Based on indications from these chains that they intend to continue to expand nationwide, the Company expects that sales to this segment will continue to grow significantly.

   o Single Source Supplier of Decorative Party Goods. The Company provides one of the most extensive product lines of decorative party goods in the industry, serving a wide variety of occasions. Amscan produces over 300 different ensembles, generally containing 30 to 150 coordinated SKU's within each ensemble. With 15,500 SKU's, the Company is a one-stop shopping, single-source supplier to retailers of decorative party goods. The Company believes this breadth of product line provides enough variety that competing retailers can each purchase Amscan products and still differentiate themselves by the product they market to the end consumer.

   o Strong Customer Relationships. The Company has built strong relationships with its customer base which operate more than 20,000 retail outlets. The Company strives to provide superior service and, by involving retailers in product development and marketing, seeks to become a strategic partner to its customers.

   o Product Design Leadership. The Company believes one of its strengths is its leadership in creating innovative designs and party items. The Company believes its product designs have a level of color, complexity and style that are attractive to consumers and difficult to replicate. The Company offers coordinated accessories and novelties which, the Company believes, complement its tableware designs, enhancing the appeal of its tableware products and encouraging "add on" impulse purchases.

   o Strong and Committed Management Team. The Company's management team has built the business into an industry leader with integrated design, manufacturing, and distribution capabilities. Current management has been instrumental in building the Company's strong industry position and in the Company's achieving a 26% compound annual growth rate in Adjusted EBITDA since 1992. The management team and other key employees committed $6.4 million (including restricted stock grants) to the Transaction. In addition, Garry Kieves, chief executive officer of Anagram effectively invested $13 million in Company Common Stock when the Company acquired Anagram. The Company paid a portion of the purchase price for Anagram in Company Common Stock.


COMPANY STRATEGY

   The Company seeks to become the primary source for consumers' party goods requirements. The key elements of the Company's strategy are as follows:

   o Strengthen Position as a Leading Provider to Party Superstores. The Company offers convenient "one-stop shopping" for large superstore buyers and seeks to increase its proportionate share of sales volume and shelf space in the superstores.

   o Offer the Broadest and Deepest Product Line in the Industry. The Company strives to offer the broadest and deepest product line in the industry. The Company helps retailers boost average purchase volume per consumer through coordinated ensembles that promote "add on" purchases.

   o Diversify Distribution Channels, Product Offering and Geographic Presence. The Company will seek, through internal growth and acquisitions, to expand its distribution capabilities internationally, increase its presence in additional retail channels and further broaden and deepen its product line.

   o Provide Superior Customer Service. The Company strives to achieve high average fill rates in excess of 95% and ensure short turnaround times.

   o Maintain Product Design Leadership. The Company will continue investing in art and design to support a steady supply of fresh ideas and create complex, unique ensembles that appeal to consumers and are difficult to replicate.

   o Maintain State-of-the-Art Manufacturing and Distribution Technology. The Company intends to maintain technologically advanced production and distribution systems in order to enhance product quality, manufacturing efficiency, cost control and customer satisfaction.


   o Pursue Attractive Acquisitions. The Company believes that opportunities exist to make acquisitions of complementary businesses to leverage the Company's existing marketing, distribution and production capabilities, expand its presence in the various retail channels, further broaden and deepen its product line and penetrate international markets. The Company receives inquiries from time to time with respect to the possible acquisition by the Company of other entities and the Company intends to pursue acquisition opportunities aggressively. Consistent with this strategy, the Company acquired Anagram in September 1998. Anagram manufactures and distributes metallic balloons.


BUSINESS OPERATIONS

PRODUCT DESIGN


     The Company's 80 person in-house design staff produces and manages the Company's party goods. From the designs and concepts developed by the Company's artists, the Company selects those it believes best to replace approximately one-third of its designed product ensembles each year. For 1998, the Company introduced approximately 75 new ensembles.


PRODUCT LINE


     The categories of products which the Company offers are tableware, accessories and novelties. The percentages of sales for each product category for 1995, 1996 and 1997 are set forth in the following table:


                                    1995    1996    1997
                                    ----    ----    ----
                 Tableware           60%     59%     59%
                 Accessories         24      25      26
                 Novelties           16      16      15
                                    ----    ----    ----
                                    100%    100%    100%
                                    ====    ====    ====


Products. The following table sets forth the principal products in each of the three categories:


     Tableware                    Accessories                Novelties
     ---------                    -----------                ---------
     Decorated                    Balloons                   Buttons
     ---------
       Paper Plates               Banners                    Cocktail Picks
       Paper Napkins              Caketops                   Games
       Paper Tablecovers          Cascades                   Candles
       Paper Cups                 Confetti                   Mugs
     Solid Color                  Crepe                      Noise Makers
     -----------
       Paper and Plastic Plates   Cutouts                    Party Favors
       Paper Napkins              Decorative Tissues         Party Hats
       Paper and Plastic          Flags                      Pinatas
         Tablecovers              Gift Bags                  Pom Poms
       Paper and Plastic Cups     Gift Wrap                  T-shirts
       Plastic Cutlery            Guest Towels
                                  Honeycomb Centerpieces
                                  Invitations and Notes
                                  Ribbons and Bows
                                  Signs

Occasions. The Company supplies party goods for the following types of occasions:

         Seasonal            Everyday             Themes
         --------            --------             ------
         New Year's          Anniversaries        Fall
         Valentine's Day     Birthdays            Fiesta
         St. Patrick's Day   Graduations          Fifties Rock-and-Roll
         Easter              Retirements          Hawaiian Luau
         Passover            Showers              Mardi Gras
         Fourth of July      Weddings             Patriotic
         Halloween           Bar Mitzvahs         Religious
         Thanksgiving        Christenings         Sports
         Hanukkah            First Communions     Summer Fun
         Christmas           Confirmations


     Tableware. The Company believes that tableware products are the initial focus of consumers in planning a party, since these items are necessary in connection with the consumption of food and beverages. To distinguish its tableware from that of its competitors, the Company seeks to create a broad range of unique designs for its products. In addition, the Company's tableware products are priced competitively and affordably, having suggested retail prices (based upon quantity and product) ranging between $1.10 and $11.25.


     Accessories and Novelty Items. The Company believes that consumers are attracted to Amscan tableware due to the breadth and array of accessory and novelty items. Unified displays of complete ensembles in retail stores are designed to enhance the appeal of the Company's tableware and encourage the impulse buying of accessories and novelties. The Company believes that by offering a broad product line, it increases the number of products sold per customer transaction.

MANUFACTURED PRODUCTS


     Items manufactured by the Company accounted for approximately 50% of the Company's sales in 1997. State-of-the-art printing, forming, folding and packaging equipment support the Company's manufacturing operations. Company facilities in Kentucky, New York, Rhode Island and California produce paper and plastic plates, napkins, cups and other party and novelty items. The Company, through Anagram, manufactures balloons at its facility in Minnesota. This vertically integrated manufacturing capability for many of its key products allows the Company the opportunity to control costs better and to monitor product quality, manage inventory investment and provide efficiency in order fulfillment.


     Given its size and sales volume, the Company is generally able to operate its manufacturing equipment on the basis of at least two shifts per day thus lowering its production costs. In addition, the Company manufactures products for third parties allowing the Company to maintain a satisfactory level of equipment utilization.

PURCHASED PRODUCTS

     The Company sources the remainder of its products from independently-owned manufacturers, many of whom are located in the Far East and with whom the Company has long-standing relationships. The two largest such suppliers operate as exclusive suppliers to the Company and represent relationships which have been in place for more than ten years. The Company believes that the quality and price of the products manufactured by these suppliers provide a significant competitive advantage. The Company's business, however, is not dependent upon any single source of supply for products manufactured for the Company by third parties.

RAW MATERIALS

     The principal raw material used by the Company in its products is paper. The Company has historically been able to change its product prices in response to changes in raw material costs. While the Company currently purchases such raw material from a relatively small number of sources, paper is available from a number of sources. The Company believes its current suppliers could be replaced by the Company without adversely affecting its operations in any material respect.

SALES AND MARKETING

     The Company's principal sales and marketing efforts are conducted through a domestic direct employee sales force of approximately 60 professionals servicing over 5,000 retail accounts. These professionals have, on average, been affiliated with the Company for approximately five years. In addition to this seasoned sales team, the Company utilizes a select group of manufacturers' representatives to handle specific account situations. International customers are generally serviced by employees of the Company's foreign subsidiaries. To support its marketing effort, the Company produces four separate product catalogues annually, twothree for seasonal products and one for everyday products.

     From 1992 to 1997, the Company significantly reduced selling, general and administrative expenses as a percentage of sales, largely because of a proportionate decrease in selling expenses.





                    SG&A and Adjusted EBITDA as % of Revenues

                    SG&A           Adjusted EBITDA Margin
          1992      20.8%                    14.5%
          1993      19.1%                    14.2%
          1994      19.5%                    15.4%
          1995      16.3%                    18.9%
          1996      16.1%                    19.5%
          1997      16.4%                    19.0%
          LTM       17.4%                    18.0%

     The Company's practice of including party goods retailers in all facets of the Company's product development is a key element of the Company's sales and marketing efforts. The Company targets important consumer preferences by integrating its own market research with the input of party goods retailers in the creation of its designs and products. In addition, the sales organization assists customers in the actual set-up and layout of displays of the Company's products, and, from time to time, the Company also provides customers with promotional displays.

DISTRIBUTION AND SYSTEMS

     The Company ships its products from distribution warehouses which employ computer assisted systems. Nonseasonal products are shipped either from California or New York to provide fast delivery of goods to party goods retailers at economical freight costs. In order to control inventory investment better, seasonal products are shipped out of a central warehouse located in New York. Products for foreign markets are shipped from the Company's distribution warehouses in Canada, Mexico, England and Australia. The Company has begun a restructuring of its distribution operations. As part of the restructuring, the Company will close its distribution facilities in California and Canada and will sell the facility in Canada.


     Many of the Company's sales orders are generated electronically through hand-held units with which the sales force and many customers are equipped. Specifically, orders are entered into the hand-held units and then transmitted over telephone lines to the Company's mainframe computer, where they are processed for shipment. This electronic order entry expedites the order processing which in turn improves the Company's ability to fill customer merchandise needs accurately and quickly.

CUSTOMERS


     The Company's customers are principally party goods superstores, independent card and party retailers, mass merchandisers and other distributors. In the aggregate, Amscan supplies more than 20,000 retail outlets both domestically and internationally. The Company is a leading supplier to the party superstore channel, which has been experiencing significant growth.

                       Revenue Breakdown by Retail Channel


                         1997 Revenue of $209.9 million


               Other Distributors                  5%
               Superstores and National Accts.    52%
               Mass Market                         2%
               Independents                       41%

      The Company has a diverse customer base. Only one customer, Party City Corporation, accounted for more than 10% of the Company's sales in 1997. Sales to Party City Corporation accounted for 15% and 19% of the Company's sales in 1996 and 1997, respectively. Although the Company believes its relationship with Party City Corporation is good, if it were to reduce its volume of purchases from the Company significantly, the Company's financial condition and results of operations could be adversely affected.

FUTURE ACQUISITIONS

    The Company believes that opportunities exist to make acquisitions of complementary businesses to leverage the Company's existing marketing, distribution and production capabilities, expand its presence in various retail channels, further broaden and deepen its product line and penetrate international markets. The Company receives inquiries from time to time with respect to the possible acquisition by the Company of other entities. As of the date of this Prospectus, no acquisitions are pending; however, the Company intends to pursue acquisition opportunities aggressively.


COMPETITION

     The Company competes on the basis of diversity and quality of its product designs, breadth of product line, product availability, price, reputation and customer service. The Company has many competitors with respect to one or more of its products but believes that there are few competitors which manufacture and distribute products with the complexity of design and breadth of product offerings that the Company does. Furthermore, the Company believes that its design and manufacturing processes create an efficiency in manufacturing that few of its competitors achieve in the production of numerous coordinated products in multiple design types.


Competitors include smaller independent specialty manufacturers, as well as divisions or subsidiaries of large companies with greater financial and other resources than those of the Company. Certain of these competitors control licenses for widely recognized images, such as cartoon or motion picture characters, which could provide them with a competitive advantage. The Company has pursued a strategy of developing its own designs and generally has not pursued licensing opportunities. Anagram, however, controls several licenses which is uses for its production of balloons.

EMPLOYEES


     As of August 31, 1998, the Company had approximately 1,150 employees, none of whom is represented by a labor union. The Company considers its relationship with its employees to be good. In addition, Anagram had approximately 400 employees at the time of its acquisition.


FACILITIES

   The Company maintains its corporate headquarters in Elmsford, New York and conducts its principal design, manufacturing and distribution operations at the following facilities:

                                                                                         Owned or Leased
Location                      Principal Activity                 Square Feet             (with Expiration Date)
--------                      ------------------                 -----------             ----------------------

Elmsford, New York (1)        Executive Offices; design and      53,575 square feet      Leased (expiration date:
                              art production of paper party                              January 1, 2007)
                              products and decorations
Harriman, New York            Manufacture of paper napkins       75,000 square feet      Leased (expiration date:
                              and cups                                                   March 31, 1999)
Providence, Rhode Island      Manufacture and distribution       51,000 square feet      Leased (expiration date: June
                              of plastic plates, cups and                                30, 2008)
                              bowls
Louisville, Kentucky          Manufacture and distribution       189,000 square feet     Leased (expiration date:
                              of paper plates                                            March 31, 1999)
Tijuana, Mexico               Manufacture and distribution of    50,000 square feet      Leased (expiration date:
                              party products                                             May 14, 2001)
Newburgh, New York            Manufacture and distribution       167,000 square feet     Leased (expiration date:
                              of solid color party products                              November 30, 1999)
Eden Prairie, Minnesota       Manufacture and distribution       115,600 square feet     Owned
                              of balloons and accessories
Brooklyn, New York            Manufacture and distribution       12,200 square feet      Leased (expiration date:
                              of wedding cake tops                                       July 20, 2003)
                              and accessories
Temecula, California (2)      Distribution of party              212,000 square feet     Leased (expiration date:
                              products and decorations                                   December 31, 2000)
Goshen, New York              Distribution of seasonal party     130,000 square feet     Leased (expiration date:
                              products and decorations                                   December 31, 1998)
Chester, New York (3)         Distribution of party              287,000 square feet     Owned
                              products and decorations
Montreal, Canada (4)          Distribution of party              124,000 square feet     Owned
                              products and decorations
Milton Keynes, England        Distribution of party              110,000 square feet     Leased (expiration date: June
                              products and decorations                                   30, 2017)
                              throughout United Kingdom and
                              Europe
Melbourne, Australia          Distribution of party              10,000 square feet      Owned
                              products and decorations in
                              Australia and Asia
Stevenage, United Kingdom     Distribution of balloons and       30,000 square feet      Leased (expiration date:
                              accessories                                                June 23, 2009)
Saint Denis, France           Distribution of balloons and       6,800 square feet       Leased (expiration date:
                              accessories                                                March 31, 2005)
Madrid, Spain                 Distribution of balloons and       6,700 square feet       Leased (expiration date:
                              accessories                                                February 24, 2004)
Silverwater, Australia        Distribution of balloons and       4,700 square feet       Leased (expiration date:
                              accessories                                                December 31, 2000)
Granada, Mexico               Distribution of balloons and       6,600 square feet       Leased (expiration date:
                              accessories                                                November 10, 1998)
Ontario, Canada               Distribution of balloons and       7,200 square feet       Leased (expiration date:
                              accessories                                                May 31, 2000)


(1) Prior to December 16, 1997, this property was leased by the Company from a limited liability company which is 79%-owned by a trust established for benefit of Mr. Svenningsen's children, 20%-owned by a trust established for the benefit of Mr. Svenningsen's sister's children and 1%-owned by a corporation owned by the Estate. In July 1997, such limited liability company entered into a purchase and sale agreement pursuant to which the Elmsford property was sold on December 16, 1997. See "Management -- Certain Relationships and Related Transactions."

(2) Property leased by the Company from the Estate. See "Management -- Certain Relationships and Related Transactions."

(3) Property subject to a ten-year mortgage securing a loan in the original principal amount of $5,925,000 bearing interest at a rate of 8.51%. Such loan matures in September 2004. The principal amount outstanding as of June 30, 1998 was approximately $3,703,100.

(4) Property subject to a mortgage securing a loan in the original principal amount of $2,088,000 bearing interest at a rate of the lower of Hong Kong Bank of Canada's Cost of Funds plus 1.6% or Canadian Prime plus 0.5%. The principal amount outstanding as of June 30, 1998 was approximately $1,698,700. As part of the restructuring of its distribution operations, the Company intends to sell this facility.


     The Company believes that its properties have been adequately maintained, are in generally good condition and are suitable for the Company's business as presently conducted. The Company believes its existing facilities provide sufficient production capacity for its present needs and for its anticipated needs in the foreseeable future. To the extent such capacity is not needed for the manufacture of the Company's products, the Company generally uses such capacity for the manufacture of products for others pursuant to terminable contracts. All properties generally are used on a basis of two shifts per day. The Company also believes that upon the expiration of its current leases, it either will be able to secure renewal terms or enter into leases for alternative locations at market terms.

COMPANY ORGANIZATION


     The business of Amscan Inc. was founded by John Svenningsen and his family in 1947, and in December 1996, the Company completed its IPO. The Company was organized on October 3, 1996 to become the holding company for the businesses previously conducted by the Company's principal subsidiary, Amscan Inc. and certain affiliated companies. These affiliated companies include Trisar, Inc., which manufactures and distributes certain of the Company's products, Amscan Distributors (Canada) Ltd. and Amscan Svenska AB, each of which distributes the Company's products, JCS Realty Corp. and SSY Realty Corp., each of which owns certain real estate leased to the Company, Am-Source, Inc., the Company's supplier of plastic plates, cups and bowls, and certain companies located in Great Britain, Australia, Germany and Mexico which distribute the Company's products. The Company operates in a single industry segment.

     The principal executive offices of the Company are located at 80 Grasslands Road, Elmsford, New York 10523 and its telephone number at such address is (914) 345-2020.


INTELLECTUAL PROPERTY AND LICENSES

     The Company owns copyrights on the designs created by the Company and used on its products. The Company owns trademarks in the words and designs used on or in connection with its products. It is the practice of the Company to register its copyrights with the United States Copyright Office to the extent it deems reasonable. The Company does not believe that the loss of copyrights or trademarks with respect to any particular product or products would have a material adverse effect on the business of the Company.


     Except for Anagram, the Company does not depend on licenses to any material degree in its business. Anagram holds approximately 190 licenses allowing it to use various cartoon and other characters on its balloons. None of Anagram's licenses is individually material to its business. Anagram paid royalties of $3.6 million in 1997 and $2.1 million in the first six months of 1998.

LEGAL PROCEEDINGS

     Neither the Company nor any of its subsidiaries is a party to any material pending legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below are the names, ages and positions with the Company of the persons who are currently serving as directors and executive officers of the Company.


Name                     Age    Position
--------------------     ---    ------------------------------------------------
Terence M. O'Toole       40     Director, Chairman of the Board
Sanjeev K. Mehra         39     Director
Joseph P. DiSabato       32     Director
Gerald C. Rittenberg     46     Chief Executive Officer
James M. Harrison        46     President, Chief Financial Officer and Treasurer
William S. Wilkey        42     Senior Vice President -- Sales and Marketing
Garry Kieves             50     Senior Vice President

      Terence M. O'Toole is a Managing Director of Goldman Sachs in the Principal Investment Area. He joined Goldman Sachs in 1983. He is a member of Goldman Sachs' Investment Committee. Mr. O'Toole serves on the Board of Directors of AMF Bowling, Inc., Western Wireless Corporation and several other privately held companies on behalf of Goldman Sachs. He holds a B.S. degree from Villanova University and an M.B.A. from the Stanford Graduate School of Business.

      Sanjeev K. Mehra is a Managing Director of Goldman Sachs in the Principal Investment Area. He joined Goldman Sachs in 1986. He is a Director of the Stone Street and Bridge Street Funds, private equity funds affiliated with Goldman Sachs for the benefit of its employees. Mr. Mehra serves on the Board of Directors of several privately held companies on behalf of Goldman Sachs. He holds an A.B from Harvard University and an M.B.A. from the Harvard Graduate School of Business Administration.

      Joseph P. DiSabato is a Vice President of Goldman Sachs in the Principal Investment Area. He joined Goldman Sachs in 1988, worked as a Financial Analyst until 1991, and returned in 1994 as an Associate. Mr. DiSabato serves on the Board of Directors of several privately held companies on behalf of Goldman Sachs. He holds a B.S. from the Massachusetts Institute of Technology and an M.B.A. from the Anderson Graduate School of Management.

     Gerald C. Rittenberg became Chief Executive Officer upon consummation of the Transaction. Prior to that time, Mr. Rittenberg served as the President of the predecessor to the Company, Amscan Inc., since April 1996, and served as President of the Company from the time of its formation in October 1996. From May 1997 until December 1997, Mr. Rittenberg served as Acting Chairman of the Board. From 1991 to April 1996, he was Executive Vice President -- Product Development of Amscan Inc. and from 1990 to 1991 he was Vice President -- Product Development of Amscan Inc.


     James M. Harrison became President, Chief Financial Officer and Treasurer upon consummation of the Transaction. Prior to that time, Mr. Harrison served as the Chief Financial Officer of the predecessor to the Company, Amscan Inc., since August 1996 and served as Chief Financial Officer and Secretary of the Company since February 1997. From 1993 to 1995, Mr. Harrison was the Executive Vice President, Chief Operating Officer, Secretary, Treasurer and a member of the Board of Directors of The C.R. Gibson Company, a manufacturer and distributor of paper gift products. From 1988 to 1993, Mr. Harrison was the Chief Financial Officer of The C.R. Gibson Company.

     William S. Wilkey has served as the Senior Vice President -- Sales and Marketing of Amscan Inc. since 1992 and as Vice President -- Marketing and Field Sales from 1990 to 1992.


    Garry Kieves became Senior Vice President of the Company in September 1998 when the Company acquired Anagram. He has served as Chief Executive Officer of Anagram for more than five years.


EXECUTIVE COMPENSATION AND RELATED INFORMATION

SUMMARY COMPENSATION TABLE


     The following table sets forth information concerning the compensation earned for the past three years for the Company's former and current Chief Executive Officer and each other executive officer of the Company as of December 31, 1997 whose aggregate salary and bonus for 1997 exceeded $100,000. The amounts shown include compensation for services in all capacities that were provided to the Company or its Subsidiaries. Unless otherwise indicated, amounts shown were paid by the Company's principal Subsidiary, Amscan Inc. Information with respect to Company Common Stock relates to the Company Common Stock prior to the consummation of the Transaction.



                                                                                       Long Term
                                                                                     Compensation
                                                                                No. of Securities Under-       All Other
Name and Principal Position    Year       Salary       Bonus (a)       Other     lying Options Granted      Compensation (c)
---------------------------    ----       ------       ---------       -----     ---------------------      ----------------

John A. Svenningsen            1997      $126,953                                                              $ 4,219
     Former Chief Executive    1996       315,609          (d)                                                   5,939
     Officer and Chairman      1995       289,399          (d)                                                  10,614

Gerald C. Rittenberg           1997      $220,000                                        16.648(j)             $ 3,763
     Chief Executive Officer   1996       211,000    $2,800,000(e)                                              21,895
                               1995       200,269     1,682,000(e)                                               4,317

James M. Harrison              1997      $215,000      $255,000      $176,041(h)         16.268(k)             $ 3,763
     President, Chief          1996(g)     62,500        50,000                          50,000(b)
     Financial Officer
     and Treasurer

William S. Wilkey              1997      $200,000    $  210,000      $352,082(i)         16.441(l)             $ 3,763
     Senior Vice President     1996       181,000     1,036,000(f)                      100,000(b)              21,679
     and Marketing             1995       172,500       757,000(f)                                               4,317




----------

(a) Represents amounts earned with respect to the years indicated, whether paid or accrued.


(b) Reflects Company Stock Options granted pursuant to the 1996 Stock Option Plan for Key Employees (the "Prior Stock Plan") at an exercise price equal to the fair market value on the date of grant.


(c) Represents contributions by the Company under the Profit Sharing & Savings Plan maintained by the Company's principal Subsidiary, Amscan Inc., and under the ESOP, as well as insurance premiums paid by the Company with respect to term life insurance for the benefit of the named executive officer.


(d) Prior to the IPO, which was consummated in December 1996, certain entities which are now subsidiaries of the Company elected to be taxed as S corporations under the Code. Mr. Svenningsen received $11,009,000 and $15,841,000 from such entities in 1995 and 1996, respectively. Such amounts represented distributions to him as an S corporation shareholderstockholder and, with respect to 1996, additional distributions of accumulated capital and previously-taxed earnings in conjunction with the IPO.


(e)  Represents  bonuses  earned  by  Mr.  Rittenberg   pursuant  to  his  prior
     employment agreement with Amscan Inc. which terminated in December 1996 in connection with the IPO.

(f) Represents bonuses earned by Mr. Wilkey pursuant to an employment agreement with Amscan Inc. which expired on December 31, 1996.

(g) Mr. Harrison became an employee and Chief Financial Officer of Amscan Inc. on August 1, 1996.


(h) Represents a cash bonus paid to Mr. Harrison at the Effective Time in connection with the conversion by Mr. Harrison of his 50,000 Company Stock Options into the options ("Rollover Options") to purchase 2.394 shares of Company Common Stock.

(i) Represents a cash bonus paid to Mr. Wilkey at the Effective Time in connection with the conversion by Mr. Wilkey of his 100,000 Company Stock Options into the Rollover Options to purchase 4.787 shares of Company Common Stock.

(j) Represents additional options ("New Options") granted to Mr. Rittenberg immediately following the Effective Time.

(k) Represents the New Options and the Rollover Options granted to Mr. Harrison immediately following the Effective Time.

(l) Represents the New Options and the Rollover Options granted to Mr. Wilkey immediately following the Effective Time.


OPTION GRANTS TABLE

The following table sets forth information concerning stock options which were granted during 1997 to the executive officers named in the Summary Compensation Table. The options were granted in connection with the Transaction pursuant to the terms of the Options Documents (as defined in "Employment Agreements" below). No options were granted pursuant to the Prior Stock Plan. Information with respect to options relates to options on the Company Common Stock at December 31, 1997.


                                                                                                 Potential Realizable Value
                                                                                                 at Assumed Annual Rates of
                                                                                                Stock Price Appreciation for
                                                                                                         Option Term
                                                                                                ------------------------------
                       Number of      % of Total
                       Securities       Options                  Market
                       Underlying      Granted to                Price at
                         Options      Employees in    Exercise   Date of
        Name           Granted (1)    Fiscal Year      Price     Grant (2)    Expiration Date         5%             10%
        ----           -----------    ------------     -----     ---------    ---------------         --             ---

Gerald C. Rittenberg      16.648          16.5        $75,000    $75,000     December 19, 2007     $785,236      $1,989,952

James M. Harrison         13.874          13.7        $75,000    $75,000     December 19, 2007     $654,395      $1,658,373

                           2.394           2.4        $54,545    $75,000     December 19, 2007     $161,887        $335,126

William S. Wilkey         11.654          11.5        $75,000    $75,000     December 19, 2007     $549,684      $1,393,014

                           4.787           4.7        $54,545    $75,000     December 19, 2007     $323,707        $670,113




(1) All New Options and Rollover Options listed in this column become exercisable ratably over five years beginning one year from the date of grant and expire ten years after the date of grant. To the extent permitted under the Code, such options are incentive stock options.

(2) Assumes a fair market value of the Company Common Stock underlying the New Options and the Rollover Options of $75,000 according to the per share price paid by GSCP for the Company Common Stock in connection with the Transaction.


Fiscal 1997 Year End Option Values


                               Number of Securities                  Value of Unexercised In the Money
                          Underlying Unexercised Options               Options at Fiscal Year End
                        ----------------------------------          ------------------------------------


Name                      Exercisable      Unexercisable              Exercisable       Unexercisable
----                      -----------      -------------              -----------       -------------

Gerald C. Rittenberg           0               16.648                      $0               $    0

James M. Harrison              0               13.874                       0                    0

                               0                2.394                       0               48,969

William S. Wilkey              0               11.654                       0                    0

                               0                4.787                       0               97,918



At December 31, 1997, the market price of the Company Common Stock was $75,000 per share, an amount equal to the exercise price of each of the New Options granted to Mr. Rittenberg, Mr. Harrison and Mr. Wilkey. As a result, none of the New Options was "in the money" at December 31, 1997. The exercise price of each of the Rollover Options granted to Mr. Harrison and Mr. Wilkey was $54,545 per share. As a result, all of the Rollover Options were "in the money" at December 31, 1997. No Company Stock Options were exercised in the most recent fiscal year.

For a further description of the New Options and Rollover Options granted to the executives named in the Summary Compensation Table in connection with the Transaction, see "Employment Arrangements" below.

EMPLOYMENT ARRANGEMENTS

     Employment Agreement with Gerald C. Rittenberg. Under the Employment Agreement between the Company and Gerald C. Rittenberg, dated as of August 10, 1997 (the "Rittenberg Employment Agreement"), Mr. Rittenberg serves as Chief Executive Officer of the Company for a three-year period commencing at the Effective Time (the "Initial Term"), which term will be extended automatically for successive additional one-year periods (each an "Additional Term"), unless either the Company gives Mr. Rittenberg, or Mr. Rittenberg gives the Company, written notice of the intention not to extend the term no less than twelve months prior to the end of the Initial Term or Additional Term, whichever is then in effect. Mr. Rittenberg will receive during the Initial Term an annual base salary of $295,000 which will be increased by 5% at the beginning of each Additional Term. During Mr. Rittenberg's Initial Term and any Additional Term, Mr. Rittenberg will be eligible for an annual bonus for each calendar year comprised of (i) a non-discretionary bonus equal to 50% of his annual base salary if certain operational and financial targets determined by the Board of Directors in consultation with Mr. Rittenberg are attained, and (ii) a discretionary bonus awarded in the sole discretion of the Board of Directors. The Rittenberg Employment Agreement also provides for other customary benefits including incentive, savings and retirement plans, paid vacation, health care and life insurance plans, and expense reimbursement.


     Under the Rittenberg Employment Agreement, if Mr. Rittenberg's employment were to be terminated by the Company other than for Cause (as defined below), death or Disability (as defined below), the Company would be obligated to pay
Mr. Rittenberg a lump sum cash payment in an amount equal to the sum of (1) accrued unpaid salary, earned but unpaid bonus for any prior year, any deferred compensation and accrued but unpaid vacation pay (collectively, "Accrued Obligations") plus (2) severance pay equal to his annual base salary, provided, however, that in connection with a termination by the Company other than for Cause following a Sale Event (as defined below), such severance pay will be equal to Mr. Rittenberg's annual base salary multiplied by the number of years the Company elects as the Restriction Period (as defined below) in connection with the non-competition provisions. Upon termination of Mr. Rittenberg's employment by the Company for Cause, death, Disability or if he terminates his employment, Mr. Rittenberg will be entitled to his unpaid Accrued Obligations. Additionally, upon termination of Mr. Rittenberg's employment during his Initial Term or any Additional Term (1) by the Company other than for Cause or (2) by reason of his death or Disability, or if the Initial Term or any Additional Term is not renewed at its expiration (other than for Cause), the Rittenberg Employment Agreement provides for payment of a prorated portion of the bonus to which Mr. Rittenberg would otherwise have been entitled.

     As used in the Rittenberg Employment Agreement: (a) "Cause" means (1) conviction of a felony (excluding felonies under the Motor Vehicle Code referred to therein); (2) any act of intentional fraud against the Company; (3) any act of gross negligence or willful misconduct with respect to Mr. Rittenberg's duties under the Rittenberg Employment Agreement; and (4) any act of willful disobedience in violation of specific reasonable directions of the Board of Directors consistent with Mr. Rittenberg's duties, and (b) "Disability" means that Mr. Rittenberg has been unable, for a period of (i) 180 consecutive days or
(ii) an aggregate of 210 days in a period of 365 consecutive days, to perform his duties under the Rittenberg Employment Agreement, as a result of physical or mental illness or injury.

     The Rittenberg Employment Agreement also provides that during his Initial Term, any Additional Term and during the three-year period following any termination of his employment (the "Restriction Period"), Mr. Rittenberg shall not participate in or permit his name to be used or become associated with any person or entity that is or intends to be engaged in any business which is in competition with the business of the Company, or any of its Subsidiaries or controlled affiliates, in any country in which the Company or any of its Subsidiaries or controlled affiliates operate, compete or are engaged in such business or at such time intend to so operate, compete or become engaged in such business (a "Competitor"), provided, however, that if Mr. Rittenberg's employment is terminated by the Company other than for Cause following a Sale Event, the Restriction Period will be instead a one, two or three-year period at the election of the Company. For purposes of the Rittenberg Employment Agreement, "Sale Event" means either (1) the acquisition by any individual, entity or group (within the meaning of Section

13(d)(3) or 14(d)(2) of the Exchange Act) that is a Competitor (as defined in the Rittenberg Employment Agreement), other than GSCP and its affiliates, of a majority of the outstanding voting stock of the Company or (2) the sale or other disposition (other than by way of merger or consolidation) of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any person or group of persons that is a Competitor, provided, however, that an underwritten initial public offering of shares of Company Common Stock pursuant to a registration statement under the Securities Act will not constitute a Sale Event. The Rittenberg Employment Agreement also provides for certain other restrictions during the Restriction Period in connection with (a) the solicitation of persons or entities with business relationships with the Company and (b) inducing any employee of the Company to terminate their employment or offering employment to such persons, in each case subject to certain conditions.

     Pursuant to the Rittenberg Employment Agreement, Mr. Rittenberg contributed to MergerCo immediately prior to the Effective Time, 272,728 shares of Company Common Stock in exchange for 60.0 shares of MergerCo Common Stock, having an aggregate value equal to 272,728 times the Cash Consideration of $16.50 per share, or approximately $4.5 million, which shares of MergerCo Common Stock were valued at the purchase price for which GSCP purchased common shares of MergerCo immediately prior to the Effective Time (the "New Purchase Price"). At the Effective Time, such shares of MergerCo Common Stock were converted into 60.0 shares of Company Common Stock as the surviving company in the Transaction (as converted, the "Rollover Stock").


     Also pursuant to the Rittenberg Employment Agreement, following the Effective Time, Mr. Rittenberg was granted New Options to purchase 16.648 shares of Company Common Stock. The New Options were granted pursuant to a new stock incentive plan and related option agreement (together, the "Option Documents"), which were adopted by the Company following the Effective Time and are more fully described below. Such New Options vest in equal annual installments over a five-year period and are subject to forfeiture upon termination of Mr. Rittenberg's employment if not vested and exercised within certain time periods specified in the Option Documents. Unless sooner exercised or forfeited as provided in the Option Documents, the New Options will expire on the tenth anniversary of the Effective Time.


     Mr. Rittenberg is not permitted to sell, assign, transfer, pledge or otherwise encumber any New Options, shares of Rollover Stock or shares of Company Common Stock acquired upon exercise of the New Options, except as provided in the Stockholders' Agreement and the Option Documents, and the shares of Rollover Stock and shares of Company Common Stock acquired upon exercise of the New Options are subject to the terms of the Stockholders' Agreement.

     At the Effective Time, the Rittenberg Employment Agreement replaced and superseded Mr. Rittenberg's former employment agreement with the Company.


     Employment Agreement with James M. Harrison. Under the Employment Agreement, dated August 10, 1997, by and between the Company and James M. Harrison (the "Harrison Employment Agreement"), Mr. Harrison serves as President of the Company for a three-year Initial Term at an annual base salary of $275,000. The Harrison Employment Agreement contains provisions for Additional Terms, salary increases during any Additional Term, non-discretionary and discretionary bonus payments, severance, other benefits, definitions of Cause and Disability, and provisions for non-competition and non-solicitation similar to those in the Rittenberg Employment Agreement, with the exception of the provision for an election by the Company of a one, two or three-year Restriction Period following a Sale Event; under the Harrison Employment Agreement, the Restriction Period is fixed at three years and severance pay is fixed at one year's annual base salary. Mr. Harrison received a bonus payment of $105,000 on March 15, 1998.


     Pursuant to the Harrison Employment Agreement, following the Effective Time, Mr. Harrison was granted New Options to purchase 13.874 shares of Company Common Stock. Such New Options were granted on terms similar to those granted pursuant to the Rittenberg Employment Agreement.


     Additionally, under the Harrison Employment Agreement, Mr. Harrison converted, as of the Effective Time, his Company Stock Options to purchase 50,000 shares of Company Common Stock into Rollover Options to purchase 2.394 shares of Company Common Stock. The Rollover Options have an exercise price per share (the "Rollover Exercise Price") equal to $54,545. Mr. Harrison also received at the Effective Time a cash bonus equal to $176,041 in connection therewith. The Rollover Options were granted pursuant to the Option Documents and on the same terms as the New Options.


     Pursuant to the Harrison Employment Agreement, Mr. Harrison was granted immediately prior to the Effective Time, 15.0 shares of MergerCo Common Stock (the "Restricted Stock"), having an aggregate value of $1,125,000, based on the New Purchase Price, which shares were converted in the Transaction into 15.0 shares of Company Common Stock. During the Stock Restricted Period (as defined below), the Restricted Stock will be forfeitable and may not be sold, assigned, transferred, pledged or otherwise encumbered by Mr. Harrison. For purposes of the Harrison Employment Agreement, the "Stock Restricted Period" means the period beginning on the date of grant of the Restricted Stock and ending on the earliest of (i) the occurrence of an IPO (as such term is defined in the Stockholders' Agreement);
(ii) immediately prior to the consummation of a transaction or series of transactions, approved by the Board of Directors, pursuant to which a person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act other than Goldman Sachs or any of its affiliates, acquires a majority of the outstanding voting stock of the Company; and (iii) the termination of Mr. Harrison's employment with the Company, (1) because of his death, (2) by the Company without Cause, (3) by Mr. Harrison because of the Company's material breach of its obligations under the Harrison Employment Agreement, (4) by Mr. Harrison if the Company imposes on him duties or work conditions materially burdensome to him which are inconsistent with his prior duties and work conditions or (5) because of Mr. Harrison's Disability; provided, however, that the Stock Restricted Period ended with respect to 25% of the shares of Restricted Stock on January 1, 1998 and with respect to the remaining 75%, in equal installments on January 1 of each of the years 1999 through 2007. Pursuant to the Harrison Employment Agreement, upon the voluntary or involuntary termination of Mr. Harrison's employment during the Stock Restricted Period for any reason other than a reason listed in clause (iii) of the preceding sentence, all shares of Restricted Stock (with respect to which the Stock Restricted Period has not then ended) will be forfeited and returned to the Company without payment.

     Mr. Harrison is not permitted to sell, assign, transfer, pledge or otherwise encumber any New Options, Rollover Options, shares of Restricted Stock or shares of Company Common Stock acquired upon exercise of the New Options or Rollover Options (in either case, "Option Shares"), except as provided in the Stockholders' Agreement and the Option Documents, and the shares of Restricted Stock and Option Shares will be subject to the terms of the Stockholders' Agreement.

     At the Effective Time, the Harrison Employment Agreement replaced and superseded Mr. Harrison's former employment agreement with the Company, dated as of February 1, 1997 (the "Prior Harrison Employment Agreement"). At that time, in consideration and in full satisfaction, and in lieu of the payment of any Bonus (other than as set forth above) or Sale Bonus (as such terms are defined in the Prior Harrison Employment Agreement), the Company paid to Mr. Harrison, immediately after the Effective Time, $270,000 in cash. The Harrison Employment Agreement also provides that none of the Transaction or other transactions and arrangements contemplated by the Transaction Agreement, the Stockholders' Agreement, the Voting Agreement and the Harrison Employment Agreement would be or result in or give rise to any change of control or potential change of control under or constitute good reason for Mr. Harrison's termination of the Prior Harrison Employment Agreement.

     Stock and Option Agreement with William S. Wilkey. Pursuant to a Stock and Option Agreement, dated as of August 10, 1997, by and between the Company and William S. Wilkey (the "Wilkey Agreement"), Mr. Wilkey contributed to the Company immediately after the Effective Time $500,000 in cash in exchange for
6.6666667 shares of Company Common Stock ("New Stock"). Mr. Wilkey made payment to the Company for the New Stock immediately after the Effective Time and borrowed the funds for such payment from the Company. Such borrowing is evidenced by a personal full recourse note maturing on March 15, 2001, accruing interest at 6.65%, compounded annually, and payable in annual payments of principal and interest equal to one-quarter of any bonus Mr. Wilkey receives from the Company (provided, that the first such payment will be made from any bonus corresponding to the 1998 calendar year), with any portion of the note remaining at maturity payable at maturity. Mr. Wilkey also entered into a related stock pledge agreement with the Company.


     Also pursuant to the Wilkey Agreement, following the Effective Time, Mr. Wilkey was granted New Options to purchase 11.654 shares of Company Common Stock. Such New Options were granted on terms similar to those granted pursuant to the Rittenberg Employment Agreement.

     Additionally, Mr. Wilkey converted, as of the Effective Time, his Company Stock Options to purchase 100,000 shares of Company Common Stock into Rollover Options to purchase 4.787 shares of Company Common Stock. The Rollover Options have a Rollover Exercise Price equal to $54,545. Mr. Wilkey also received at the Effective Time a cash bonus equal to $352,082 in connection therewith. The Rollover Options were granted pursuant to the Option Documents and on the same terms as the New Options.

     Mr. Wilkey is not be permitted to sell, assign, transfer, pledge or otherwise encumber any New Options, Rollover Options, shares of New Stock or Option Shares, except as provided in the Stockholders' Agreement and the Option Documents, and the shares of New Stock and Option Shares are subject to the terms of the Stockholders' Agreement.

     The Wilkey Agreement is not intended to, and does not, supersede, amend, modify or replace Mr. Wilkey's employment agreement with the Company, dated as of October 4, 1996 (the "Wilkey Employment Agreement"), which, except for certain provisions thereof relating to option grants under the Prior Stock Plan, which plan was terminated at the Effective Time (and which provisions therefore are no longer operative), will remain in full force and effect.


     Under the terms of the Wilkey Employment Agreement, which commenced on January 1, 1997, Mr. Wilkey is employed as Senior Vice President -- Sales and Marketing of the Company for a period of five years. Mr. Wilkey received an initial base salary of $200,000 for 1997, which will be increased by 5% each successive year during the term of the agreement. In addition, Mr. Wilkey is entitled to receive an annual bonus which will be determined by a formula which takes into account the amount by which sales and profits are increased on a year to year basis. Mr. Wilkey's agreement also provides that upon termination of employment he may not for a period of three years be employed by, or associated in any manner with, any business which is competitive with the Company. The Wilkey Employment Agreement may be terminated by the Company upon the death or permanent disability of Mr. Wilkey or for "cause"."cause."





     Other Employment Matters. The Company has agreed in the Transaction Agreement that, for a period of at least two years from the Effective Time, subject to applicable law, the Company and its Subsidiaries will provide benefits to their employees as a group (and not necessarily on an individual-by-individual or group-by-group basis) that will, in the aggregate, be similar to those currently provided by the Company and its Subsidiaries to their employees.

AMSCAN HOLDINGS, INC. 1997 STOCK INCENTIVE PLAN

     Following consummation of the Transaction, the Company adopted the Amscan Holdings, Inc. 1997 Stock Incentive Plan (the "Stock Incentive Plan") under which the Company may grant incentive awards in the form of shares of Company Common Stock ("Restricted Stock Awards"), options to purchase shares of Company Common Stock ("Company Stock Options") and stock appreciation rights ("Stock Appreciation Rights") to certain directors, officers, employees and consultants ("Participants") of the Company and its affiliates. The total number of shares of Company Common Stock initially reserved and available for grant under the Stock Incentive Plan is 120 shares. A committee of the Company's board of directors (the "Committee"), or the board itself in the absence of a Committee, is authorized to make grants and various other decisions under the Stock Incentive Plan. Unless otherwise determined by the Committee, any Participant granted an award under the Stock Incentive Plan must become a party to, and agree to be bound by, the Stockholders' Agreement.


     Company Stock Option awards under the Stock Incentive Plan may include incentive stock options, nonqualified stock options, or both types of Company Stock Options, in each case with or without Stock Appreciation Rights. Company Stock Options are nontransferable (except under certain limited circumstances) and, unless otherwise determined by the Committee, have a term of ten years. Upon a Participant's death or when the Participant's employment with the Company or the applicable affiliate of the Company, is terminated for any reason, such Participant's previously unvested Company Stock Options are forfeited and the Participant or his or her legal representative may, within three months (if termination of employment is for any reason other than death) or one year (in the case of the Participant's death), exercise any previously vested Company Stock Options. Stock Appreciation Rights may be granted in conjunction with all or part of any Company Stock Option award, and are exercisable, subject to certain limitations, only upon surrender of the related Company Stock Option.
Upon termination or exercise of the related Company Stock Option, Stock Appreciation Rights terminate and are no longer exercisable. Stock Appreciation Rights are transferable only with the related Company Stock Options.


     Unless otherwise provided in the related award agreement or, if applicable, the Stockholders' Agreement, immediately prior to certain change of control transactions described in the Stock Incentive Plan, all outstanding Company
Stock Options and Stock Appreciation Rights will, subject to certain limitations, become fully exercisable and vested and any restrictions and deferral limitations applicable to any Restricted Stock Awards will lapse.

     The Stock Incentive Plan will terminate ten years after its effective date; however, awards outstanding as of such date will not be affected or impaired by such termination. The Company's board of directors and the Committee have authority to amend the Stock Incentive Plan and awards granted thereunder, subject to the terms of the Stock Incentive Plan.

COMPENSATION OF DIRECTORS

     The Company currently does not compensate its directors other than for expense reimbursement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     During 1996, the Company had no compensation  committee.  During 1996, John
A. Svenningsen, then Chairman of the Board and Chief Executive Officer of the Company, participated in deliberations concerning executive compensation. During 1997, prior to consummation of the Transaction, the members of the Compensation Committee were Messrs. Rosenberry and Tugwell. See "-- Certain Relationships and Related Transactions." Following the consummation of the Transaction, the Company has no compensation committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Prior to the Organization and the IPO, Amscan was privately held and its business was conducted through corporations owned principally by Mr. Svenningsen. These corporations entered into a variety of transactions and other arrangements with Mr. Svenningsen and entities under his control, a number of which have already been terminated. The remaining transactions and arrangements are described below.

     During 1997, the Company leased certain of its facilities fromthe Estate or from entities that the Estate either owned directly or in which he had a direct or indirect beneficial interest. The Company has paid rent and expenses for those facilities on terms which it believes are at least as favorable to the Company as the terms which would have been available for leases negotiated with unaffiliated persons at the inception of each lease.

     During 1997, the Company leased the Company's administrative headquarters in an office building of approximately 90,000 square feet in Elmsford, New York. Prior to December 16, 1997, the building was owned by a limited liability company which is 79%-owned by a trust established for the benefit of Mr. Svenningsen's children, 20%-owned by a trust established for the benefit of Mr. Svenningsen's sister's children and 1%-owned by a corporation owned by the Estate. This lease, as amended, provided for annual rent of $1,003,000 and a term which was scheduled to expire on February 28, 2001. In July 1997, the limited liability company that owns the building entered into a purchase and sale agreement pursuant to which the Elmsford property was sold on December 16, 1997. Rent expense related to that facility was $948,000 for the year ended December 31, 1997.

     During 1997, the Company leased a 212,000 square foot warehouse in Temecula, California from the Estate. Rent expense related to this warehouse was $1,168,000 for the year ended December 31, 1997. During December 1997, this lease was amended to reduce the area under lease to approximately 100,000 square feet. The lease, as amended, requires future rent payments of $350,000 per year through December 31, 1999, $204,000 for the year 2000 and $146,000 for the ten-month period ending October 2001. The Company has options to renew the lease at market rates through December 2002.

     The Company and Mr. Svenningsen entered into an agreement pursuant to which the Company agreed to provide Mr. Svenningsen with the right to seek reimbursement from the Company for any income tax obligation attributable to any period prior to the organization of the Company in December 1996 (including any gross-up for additional taxes), but only to the extent that such tax is attributable to income that was not distributed to Mr. Svenningsen. Alternatively, in the event that the status of Amscan Inc. and certain other Subsidiaries of the Company, including Am-Source, Inc., JCS Realty Corp. or SSY Realty Corp. as an S corporation is not respected, the Company was provided the right to seek reimbursement from Mr. Svenningsen, but only to the extent that Mr. Svenningsen is entitled to a tax refund attributable to amounts he previously  included  in  income  in  his  capacity  as a  stockholder  of  such corporations. In connection with the Transaction, the Company and the Svenningsen Stockholders have entered into the Tax Indemnification Agreement, pursuant to which the parties have agreed to indemnify one another with respect to certain tax liabilities that may arise in connection with the election by certain Subsidiaries of the Company to have been treated and operated as S corporations under the Code. See "The Transaction -- Tax Indemnification Agreement."

     During 1997, the Company converted $4.0 million of trade accounts receivable from a customer into an equity interest in that customer. The Company subsequently transferred this interest to the Estate for (i) a cash payment of $1.0 million, (ii) satisfaction of approximately $2.0 million of certain debts and future lease obligations owed to the Estate, and (iii) substantially all of the assets of Ya Otta Pinata ("Ya Otta"), a California corporation 100% owned by the Estate, at a valuation of approximately $1.0 million. Ya Otta manufactures pinatas which historically had been sold by the Company's sales force with no commissions charged to Ya Otta. After the organization of the Company in 1996, the Company's sales force continued to sell pinatas manufactured by Ya Otta and, on any sales after the that date, the Company received a 5% sales commission. For the year ended December 31, 1997, sales by Ya Otta were approximately $3.2 million.

     Nupaq-Group, Inc., a California corporation which is 100% owned by the Estate ("Nupaq"), provides packaging services for the Company's novelty item manufacturing operations. For the year ended December 31, 1997, the Company paid Nupaq approximately $194,000 for such services.


     Under the Transaction Agreement, the Company has agreed to indemnify for six years after the Effective Time all former directors, officers, employees and agents of the Company, to the fullest extent currently provided in the Company's Certificate of Incorporation and By-laws consistent with applicable law, for acts or omissions occurring prior to the Effective Time to the extent such acts or omissions are uninsured and will, subject to certain limitations, maintain for six years its prior directors' and officers' liability insurance.

     Goldman Sachs and its affiliates have certain interests in the Transaction and in the Company in addition to being the initial purchaser of the Original Notes. Messrs. O'Toole and Mehra are Managing Directors of Goldman Sachs, Mr. DiSabato is a Vice President of Goldman Sachs and each of them is a director of the Company. GSCP currently owns approximately 72.9% of the outstanding shares of Company Common Stock. Accordingly, the general and managing partners of each of the GSCP Fund Partners (as defined herein), which are affiliates of Goldman Sachs and The Goldman Sachs Group, will each be deemed to be an "affiliate" of GSCP and the Company. See "Ownership of Capital Stock." Goldman Sachs received an underwriting discount of approximately $3.3 million in connection with its purchase and resale of the Original Notes.

     Goldman Sachs also served as financial advisor to MergerCo in connection with the Transaction and received a fee equal to 1% of the aggregate consideration paid in the Transaction plus reimbursement of certain expenses from MergerCo upon consummation of the Transaction. Pursuant to the Stockholders' Agreement, Goldman Sachs has the exclusive right (if it so elects) to perform certain investment banking and similar services for the Company on customary terms. Goldman Sachs may from time to time receive customary fees for services rendered to the Company.


     In connection with the Bank Credit Facilities, GS Credit Partners acted as Syndication Agent, Documentation Agent and Arranger. Goldman Sachs received a fee of approximately $2.7 million plus reimbursement of certain expenses in connection with such services.

                           OWNERSHIP OF CAPITAL STOCK

     The following table sets forth certain information concerning ownership of shares of Company Common Stock by: (i) persons who are known by the Company to own beneficially more than 5% of the outstanding shares of Company Common Stock;
(ii) each director of the Company; (iii) each executive officer of the Company; and (iv) all directors and executive officers of the Company as a group.


                                           Shares of Company
                                              Common Stock      Percentage
                                              Beneficially       of Class
Name of Beneficial Owner                         Owned         Outstanding(a)
------------------------                   -----------------   --------------
Gerald C. Rittenberg.....................           60.0             5.3%
James M. Harrison........................           15.0             1.3
William S. Wilkey........................            6.7             *
Garry Kieves, Garry Kieves Retained
  Annuity Trust and Garry Keives
  Irrevocable Trust, in aggregate........          120.0            10.6
Terence M. O'Toole(b)....................             --            --
Sanjeev K. Mehra(c)......................             --            --
Joseph P. DiSabato(d)....................             --            --
Estate of John A. Svenningsen............          100.0             8.8
  c/o Kurzman & Eisenberg LLP
  One North Broadway, Suite 1004
  White Plains, New York 10601
GS Capital Partners II, L.P.(e)..........          825.0            72.9
  and other GSCP funds
  85 Broad Street
  New York, New York 10004
All directors and executive officers as
  a group (7 persons)....................          201.7            17.8%

------------

(a) The amounts and percentage of Company Common Stock beneficially owned are reported on the basis of regulations of the Commission governing the determination of beneficial ownership of securities. Under the rules of the Commission, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he has no economic interest. The percentage of Company Common Stock outstanding is based on the 1,132.41 shares of Company Common Stock outstanding as of the date of this Prospectus.

(b) Mr. O'Toole, who is a Managing Director of Goldman Sachs, disclaims beneficial ownership of the shares of Company Common Stock that are owned by GSCP and its affiliates except to the extent of his pecuniary interest, if any, therein.

(c) Mr. Mehra, who is a Managing Director of Goldman Sachs, disclaims beneficial ownership of the shares of Company Common Stock that are owned by GSCP and its affiliates except to the extent of his pecuniary interest, if any, therein.

(d) Mr. DiSabato, who is a Vice President of Goldman Sachs, disclaims beneficial ownership of the shares of Company Common Stock that are owned by GSCP and its affiliates except to the extent of his pecuniary interest, if any, therein.


(e) Of the 825.0 shares of Company Common Stock beneficially owned by GSCP and its affiliates, 517.6 shares are owned by GSCP II, 205.8 shares are owned by GS Capital Partners II Offshore, L.P., 19.1 shares are owned by Goldman, Sachs & Co. Verwaltungs GmbH as nominee for GS Capital Partners II (Germany) C.L.P., 55.5 shares are owned by Stone Street Fund 1997, L.P. and 27.0 shares are owned by Bridge Street Fund 1997, L.P. Each of the GSCP funds are investment partnerships that are managed by Goldman Sachs or its affiliates, which have full dispositive power with respect to the holdings of such partnerships.



 *  Less than 1%

STOCKHOLDERS' AGREEMENT


     As of the Effective Time, the Company entered into the Stockholders' Agreement with GSCP and the Estate and certain employees of the Company listed as parties thereto (including the Estate, the "Non-GSCP Investors"). The following discussion summarizes the terms of the Stockholders' Agreement which the Company believes are material to an investor in the Notes. This summary is qualified in its entirety by reference to the full text of the Stockholders' Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Propsectus is a part, and is incorporated by reference herein. The Stockholders' Agreement provides, among other things, for (i) the right of the Non-GSCP Investors to participate in, and the right of GSCP to require the Non-Non-GSCP Investors to participate in, certain sales of Company Common Stock by GSCP, (ii) prior to an initial public offering of the stock of the Company (as defined in the Stockholders' Agreement), certain rights of the Company to purchase, and certain rights of the Non-GSCP Investors (other than the Estate) to require the Company to purchase (except in the case of termination of employment by such Non-GSCP Investors) all, but not less than all, of the shares of Company Common Stock owned by a Non-GSCP Investor (other than the Estate) upon the termination of employment or death of such Non-GSCP Investor, at prices determined in accordance with the Stockholders' Agreement and (iii) certain additional restrictions on the rights of the Non-GSCP Investors to transfer shares of Company Common Stock. The Stockholders' Agreement also contains certain provisions granting GSCP and the Non-GSCP Investors certain rights in connection with registrations of Company Common Stock in certain offerings and provides for indemnification and certain other rights, restrictions and obligations in connection with such registrations. The Stockholders' Agreement will terminate (i) with respect to the rights and obligations of and restrictions on GSCP and the Non-GSCP Investors in connection with certain restrictions on the transfer of shares of Company Common Stock, when GSCP and its affiliates no longer hold at least 40% of the outstanding shares of Company Common Stock, on a fully diluted basis; provided that the Stockholders' Agreement will terminate in such respect in any event if the Company enters into certain transactions resulting in GSCP, its affiliates, the Non-GSCP Investors, and each of their respective permitted transferees, owning less than a majority of the outstanding voting power of the entity surviving such transaction; and
(ii) with respect to the registration of Company Common Stock in certain offerings, with certain exceptions, on the earlier of (1) the date on which there are no longer any registrable securities outstanding (as determined under the Stockholders' Agreement) and (2) the twentieth anniversary of the Stockholders' Agreement.




                           DESCRIPTION OF SENIOR DEBT


     In order to fund a portion of the payment of the cash portion of the Transaction Consideration, to refinance certain existing outstanding indebtedness of the Company, to pay transaction costs incurred in connection with the Transaction, and for general corporate purposes the Company issued the Original Notes and entered into the Revolving Credit Agreement and the AXEL Credit Agreement providing for the Revolving Credit Facility and the Term Loan, respectively (together, the "Bank Credit Facilities"). The execution of the Bank Credit Facilities, the borrowings necessary to complete the Transaction and the delivery of required documentation thereunder occurred at the time of closing of the Transaction.


     The following summary of the material provisions of the Revolving Credit Agreement and the AXEL Credit Agreement does not purport to be complete, and is qualified by reference to the full text of such agreements, which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

     The Term Loan will mature seven years after funding and will provide for amortization (in quarterly installments) of one percent of the principal amount thereof per year for the first five years and 32.3% and 62.7% of the principal amount thereof in the sixth and seventh years, respectively. The Term Loan will bear interest, at the option of the Company, at the lenders' customary base rate plus 1.375% per annum or at the lenders' customary reserve adjusted Eurodollar rate plus 2.375% per annum. The Company will be required to make scheduled amortization payments on the Term Loan as follows:


                For the Year Ending:   Amortization   % Amortized
                --------------------   ------------   -----------
                December 31, 1998        $1,170,000        1.0%
                December 31, 1999         1,170,000        1.0
                December 31, 2000         1,170,000        1.0
                December 31, 2001         1,170,000        1.0
                December 31, 2002         1,170,000        1.0
                December 31, 2003        37,787,500       32.3
                December 31, 2004        73,362,500       62.7
                                         ----------       ----
                       Total           $117,000,000      100.0%
                                       ============      =====

     The scheduled amortization payments shown in the preceding table will be higher than shown because of the debt incurred to buy Anagram.


     The Company is obligated to obtain interest rate protection, pursuant to interest rate swaps, caps or other similar arrangements satisfactory to GS Credit Partners, with respect to a notional amount of not less than half of the aggregate amount outstanding under the Term Loan as of the Effective Time, which protection must remain in effect for not less than three years after the Effective Time.


     In addition, the Company will be required to make prepayments on the Bank Credit Facilities under certain circumstances, including upon certain asset sales and issuance of debt or equity securities, subject to certain exceptions. The Company will also be required to make prepayments on the Bank Credit Facilities in an amount equal to 75% (to be reduced to 50% for any fiscal year in which the Company's Consolidated Leverage Ratio (as defined in the Bank Credit Agreements) is less than 3.75 to 1.0) of the Company's Excess Cash Flow (as defined in the Bank Credit Agreements) for each fiscal year, commencing with the fiscal year ending December 31, 1998. Such mandatory prepayments will be applied to prepay the Term Loan first (on a pro rata basis) and thereafter to prepay the Revolving Credit Facility and to reduce the commitments thereunder. The Company may prepay, in whole or in part, borrowings under the Term Loan. Call protection provisions also apply to mandatory prepayments of borrowings under the Term Loan except for prepayments from Excess Cash Flow. The Company may prepay borrowings under or reduce commitments for the Revolving Credit Facility, in whole or in part, without penalty.

     The Revolving Credit Facility has a term of five years and will bear interest, at the option of the Company, at the lenders' customary base rate plus 1.25% per annum or at the lenders' customary reserve adjusted Eurodollar rate plus 2.25% per annum. Interest on balances outstanding under the Revolving Credit Facility are subject to adjustment in the future based on the Company's performance. Amounts drawn on the Revolving Credit Facility for working capital purposes are also subject to an agreed upon borrowing base and periodic reduction of outstanding balances. All borrowings under the Revolving Credit Facility are subject to mandatory prepayments upon the occurrence of certain events as described above.

     The Bank Credit Facilities are guaranteed by the Guarantors. Subject to certain exceptions, all extensions of credit to the Company and all guarantees are secured by all existing and after-acquired personal property of the Company and the Guarantors, including, subject to certain exceptions, a pledge of all of the stock of all subsidiaries owned by the Company or any of the Guarantors and first priority liens on after-acquired real property fee and leasehold interests of the Company and the Guarantors.


    The Bank Credit Facilities, amended for the acquisition of Anagram, contain certain financial covenants, as well as additional affirmative and negative covenants, constraining the Company. The Company must maintain a minimum Consolidated Adjusted EBITDA (as defined in the Bank Credit Agreements) of not less than an amount ranging from $46.8 million for the four Fiscal Quarter (as defined in the Bank Credit Agreements) period ending March 31, 1999 to $68.5 million for the four Fiscal Quarter period ending December 31, 2002. The Company is required to maintain a Fixed Charge Coverage Ratio (defined in the Bank Credit Agreements as the ratio of (a) Consolidated Adjusted EBITDA to (b) Consolidated Fixed Charges (as defined in the Bank Credit Agreements)) of not less than a ratio of 1.00 to 1.00 for the four Fiscal Quarter period ending
March 31, 1999 to a ratio of 1.20 to 1.00 for the four Fiscal Quarter period ending December 31, 2002. The Company must not permit the ratio of Consolidated Total Debt (as defined in the Bank Credit Agreements) to Consolidated Adjusted EBITDA on the last day of any four Fiscal Quarter period to exceed a ratio ranging from 6.20 to 1.00 for such period ended March 31, 1999 to 3.70 to 1.00 for such period ending December 31, 2002.



     Borrowings under the Revolving Credit Facilities are subject to customary affirmative and negative covenants, including but not limited to limitations on other indebtedness, liens, investments, guarantees, restricted junior payments (dividends, redemptions and payments on subordinated debt), mergers and acquisitions, sales of assets, capital expenditures, leases, transactions with affiliates, conduct of business and other provisions customary for financings of this type, including exceptions and baskets.



     In addition to the acquisition of Anagram, the Revolving Credit Agreement permits business acquisitions in the same line of business as the Company and its subsidiaries subject to certain restrictions. As a condition to any such acquisitions, the pro forma ratio of total senior indebtedness to Consolidated Adjusted EBITDA at the time of any such acquisition must not exceed a ratio of
4.0 to 1.0 through the last fiscal quarter of 1999 and decreasing to 3.5 to 1.0 for any four Fiscal Quarter period ending thereafter.

     Borrowings under the Revolving Credit Facility are subject to customary events of default (with customary grace periods), including without limitation failure to make payments when due, defaults under other indebtedness, noncompliance with covenants, breach of representations and warranties, bankruptcy, judgments in excess of specified amounts, invalidity of guarantees, impairment of security interests in collateral and "changes of control."


     Borrowings under the Term Loan are subject to affirmative covenants identical to those set forth above with respect to borrowings under the Revolving Credit Facility and negative covenants substantially as set forth in the Notes, including limitations on the incurrence of indebtedness, investments, guarantees, restricted payments (dividends, redemptions and payments on subordinated debt), mergers, sales of assets, transactions with affiliates and other provisions customary for financings of this type. The Term Loan also contains a negative covenant restricting liens similar to the lien covenant in the Revolving Credit Facility.


     Borrowings under the Term Loan are subject to events of default substantially as set forth in Notes; provided that there is (i) an immediate default for principal payment defaults, (ii) a three-day grace period for interest payment defaults, (iii) a cross default to the Revolving Credit Facility and other debt with an aggregate principal amount of $5 million or more in the event such default is not cured within twenty business days and (iv) an immediate default if (1) prior to a Qualified Public Offering (as defined in the Bank Credit Agreements), GSCP II and its affiliates cease to own and control 51% or more of the voting power of the Company's securities, (2) after a Qualified Public Offering, a person or group acquires beneficial ownership of the Company's securities representing greater voting power than GSCP II and its affiliates or (3) a Change of Control as defined in the Indenture occurs.


     The Indenture permits the Bank Credit Agreement to be amended, modified, renewed, refunded, refinanced or replaced (in whole or in part) from time to time.

OTHER SENIOR DEBT


     The Company has approximately $9.5 million in outstanding indebtedness and capital leases outstanding, relating primarily to mortgages of real property. The Company's distribution center in Chester, New York, is subject to a ten-year mortgage securing a loan in the original principal amount of $5,925,000 bearing interest at a rate of 8.51%. Such mortgage loan matures in September 2004. The principal amount outstanding as of June 30, 1998 was approximately $3,703,100. The Company's distribution center in Montreal, Canada is subject to a mortgage securing a loan in the original principal amount of $2,088,000. Such mortgage loan bears interest at a rate of the lower of Hong Kong Bank of Canada's Cost of Funds plus 1.6% or Canadian Prime plus 0.5%. The principal amount outstanding as of June 30, 1998 was approximately $1,698,700. The remaining amounts of indebtedness outstanding relate to capital leases for the Company's machinery and equipment and will be due and payable at scheduled maturities through 2003. The mortgages and capital leases described above are Senior Debt.

                              DESCRIPTION OF NOTES

GENERAL

     The Original Notes and the Notes (which were issued in exchange for all of the Original Notes) were issued by the Company pursuant to the same Indenture among the Company, the Guarantors and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"). The discussion below summarizes the terms of the Notes that the Company believes are material to an investor in Notes. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the agreements underlying this discussion, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part, and are incorporated by reference herein. The definitions of certain terms used in the following summary are set forth below under the caption " -- Certain Definitions."



     As of December 19, 1997, all of the Company's Subsidiaries were Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

PRINCIPAL, MATURITY AND INTEREST


     The Notes are general unsecured obligations of the Company, limited in aggregate principal amount, together with any outstanding Notes, to $200 million, of which $110 million is outstanding. Notes issued hereafter ("Additional Notes") may be issued in one or more series from time to time, subject to compliance with the covenants contained in the Indenture, provided, that no Additional Note may be issued at a price that would cause such Additional Note to have "original issue discount" within the meaning of Section 1273 of the Code. Any Additional Notes will have the same terms, including interest rate, maturity and redemption provisions, as the Notes.

     The Notes will mature on December 15, 2007. Interest on the Notes will accrue at the rate of 9 7/8% per annum and will be payable in cash semi-annually in arrears on June 15 and December 15 to holders of record on the immediately preceding June 1 and December 1. Interest on the Notes will accrue from the later of the issue date (in the case of newly issued Notes) or the most recent date to which interest has been paid . Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

     Principal, premium, if any, and interest on the Notes is payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the holders of Notes at their respective addresses set forth in the register of holders of Notes; provided, however, that all payments with respect to Global Notes and Notes the holders of which have given wire transfer instructions to the Company at least 10 Business Days prior to the applicable payment date will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes were, and, to the extent applicable, shall be issued in minimum denominations of $1,000 and integral multiples thereof.

SETTLEMENT AND PAYMENT


     Payments by the Company in respect of the Notes (including principal, premium, if any, and interest) will be made in immediately available funds as provided above. The Notes are trading in the Depository's settlement system, and any secondary market trading activity is, therefore, required by the Depository to be settled in immediately available funds. No assurance can be given as to the effect, if any, of such settlement arrangements on trading activity in the Notes.

     Because of time-zone differences, the securities account of Euroclear or Cedel Bank participants (each, a "Member Organization") purchasing an interest in a Global Note from a Participant (as defined herein) that is not a Member Organization will be credited during the securities settlement processing day (which must be a business day for Euroclear or Cedel Bank, as the case may be) immediately following the Depository Trust Company ("DTC") settlement date. Transactions in interests in a Global Note settled during any securities settlement processing day will be reported to the relevant Member Organization on the same day. Cash received in Euroclear or Cedel Bank as a result of sales of interests in a Global Note by or through a Member Organization to a Participant that is not a Member Organization will be received with value on the DTC settlement date, but will not be available in the relevant Euroclear or Cedel Bank cash account until the business day following settlement in DTC.


SUBORDINATION


     The Notes are unsecured senior subordinated indebtedness of the Company ranking pari passu with all other existing and future senior subordinated indebtedness of the Company. The payment of all Obligations in respect of the Notes are subordinated, as set forth in the Indenture, in right of payment to the prior payment in full in cash or Cash Equivalents of all Senior Debt, whether outstanding on the date of the Indenture or thereafter incurred.

     The Indenture provides that, upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshaling of the Company's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the documents relating to the applicable Senior Debt, whether or not the claim for such interest is allowed as a claim in such proceeding), or provision will be made for payment in cash or Cash Equivalents or otherwise in a manner satisfactory to the holders of such Senior Debt, before the holders of Notes will be entitled to receive any Securities Payment (other than payments in Permitted Junior Securities) and until all Obligations with respect to Senior Debt are paid in full, or provision is made for payment in cash or Cash Equivalents or otherwise in a manner satisfactory to the holders of such Senior Debt, any Securities Payment (other than any payments in Permitted Junior Securities) to which the holders of Notes would be entitled will be made to the holders of Senior Debt (except that holders of Notes may receive payments made from the trust described under " -- Legal Defeasance and Covenant Defeasance").

     The Indenture also provides that the Company may not make any Securities Payment (other than payments in Permitted Junior Securities) upon or in respect of the Notes (except from the trust described under " -- Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Debt occurs and is continuing, or any judicial proceeding is pending to determine whether any such default has occurred or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits, or would permit, with the passage of time or the giving of notice or both, holders of the Designated Senior Debt to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Debt. Securities Payments on the Notes may and shall be resumed (a) in the case of a payment default on Designated Senior Debt, upon the date on which such default is cured or waived or shall have ceased to exist, unless another default, event of default or other event that would prohibit such payment shall have occurred and be continuing, or all Obligations in respect of such Designated Senior Debt shall have been discharged or paid in full and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received by the Trustee. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the first day of effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been subsequently cured or waived for a period of not less than 180 days. In the event that, notwithstanding the foregoing, the Company makes any Securities Payment (other than payments in Permitted Junior Securities) to the Trustee or any holder of a Note prohibited by the subordination provisions, then and in such event such Securities Payment will be required to be paid over and delivered forthwith to the holders of Senior Debt.

     The Indenture further requires that the Company promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.

     As a result of the subordination provisions described above, in the event of a liquidation or insolvency of the Company, holders of Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. See "Risk Factors." The amount of Senior Debt outstanding at June 30, 1998 was approximately $126 million. The Indenture limits, subject to certain financial tests, the amount of additional Indebtedness, including Senior Debt, that the Company and its Restricted Subsidiaries can incur. See "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock."


     "Bank Debt" means all Obligations in respect of the Indebtedness outstanding under the Bank Credit Agreement together with any amendment, modification, renewal, refunding, refinancing or replacement (in whole or part) from time to time of such Indebtedness.

     "Bank Hedging Obligations" means all present and future Hedging Obligations of the Company, whether existing now or in the future, that are secured by the Bank Credit Agreement (or other agreement evidencing Bank Debt or other Senior
Debt) or any of the collateral documents executed from time to time in connection therewith.

     "Designated Senior Debt" means (i) so long as the Bank Debt is outstanding, the Bank Debt, (ii) the Bank Hedging Obligations and (iii) any Senior Debt permitted under the Indenture the principal amount of which is $15 million or more and that has been designated by the Company as "Designated Senior Debt" and as to which the Trustee has been given written notice of such designation.


     "Permitted Junior Securities" means, with respect to any payment or distribution of any kind, equity securities or subordinated securities of the Company or any successor obligor provided for by a plan of reorganization or readjustment that, in the case of any such subordinated securities, are subordinated in right of payment to all Senior Debt that may at the time be outstanding to at least the same extent as the Notes are so subordinated as provided in the Indenture.

     "Securities Payment" means any payment or distribution of any kind, whether in cash, property or securities (including any payment or distribution deliverable by reason of the payment of any other Indebtedness subordinated to the Notes) on account of the principal of (and premium, if any) or interest on the Notes or on account of the purchase or redemption or other acquisition of or satisfaction of obligations with respect to Notes by the Company or any Subsidiary of the Company.

     "Senior Debt" means (i) the Bank Debt, (ii) the Bank Hedging Obligations and (iii) any other Indebtedness permitted to be incurred by the Company under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes. Notwithstanding anything to the contrary in the foregoing, Senior Debt does not include (1) any liability for federal, state, local or other taxes owed or owing by the Company, (2) any Indebtedness of the Company to any of its Restricted Subsidiaries or other Affiliates (other than Goldman Sachs and its Affiliates, including GS Credit Partners) (3) any trade payables, (4) that portion of any Indebtedness that is incurred in violation of the Indenture, (5) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company, (6) any Indebtedness, Guarantee or obligation of the Company which is contractually subordinate in right of payment to any other Indebtedness, Guarantee or obligation of the Company; provided, however, that this clause (6) does not apply to the subordination of liens or security interests covering particular properties or types of assets securing Senior Debt, (7) Indebtedness evidenced by the Notes and (8) Capital Stock.


SENIOR SUBORDINATED GUARANTEES


     The Company's payment obligations under the Notes are jointly and severally guaranteed on a senior subordinated basis (the "Senior Subordinated Guarantees") by each Restricted Subsidiary of the Company (other than a Restricted Subsidiary organized under the laws of a country other than the United States) and each other Subsidiary of the Company that becomes a guarantor under the Bank Credit Agreement. The obligations of each Guarantor under its Senior Subordinated Guarantee will be subordinated to its Guarantee of all Obligations under the Bank Credit Agreement (the "Senior Guarantees") and will be limited so as not to constitute a fraudulent conveyance under applicable law. See, however, "Risk Factors -- Fraudulent Conveyance."


     The Indenture provides that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person whether or not affiliated with such Guarantor unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes and the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; and (iii) the Company would be permitted by virtue of the Company's pro forma Fixed Charge Coverage Ratio to incur, immediately after giving effect to such transaction, at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Disqualified Stock." The Indenture provides that the foregoing will not prevent the merger, consolidation or sale of assets between Guarantors or between the Company and any Guarantor.

     The Indenture provides that in the event of a sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition (including, without limitation, by foreclosure) of all of the capital stock of any Guarantor, then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise (including, without limitation, by foreclosure), of all of the capital stock of such Guarantor) or the Person acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be automatically released and relieved of any obligations under its Senior Subordinated Guarantee; provided that the Net Proceeds of such sale or other disposition are applied, as and if required, in accordance with the applicable provisions of the Indenture. In addition, if any Guarantor is released and relieved of all obligations it may have as a guarantor under the Bank Credit Agreement, then such Guarantor will also be automatically released and relieved of any obligations under its Senior Subordinated Guarantee. See "-- Repurchase at the Option of Holders -- Asset Sales."

     Certain of the operations of the Company, including a substantial portion of its operations outside the United States, are conducted through Subsidiaries that are not Guarantors. The Company is dependent upon the cash flow of those Subsidiaries to meet its obligations, including its obligations under the Notes. The Notes are effectively subordinated to all indebtedness and other liabilities (including trade payables and capital lease obligations) of the Company's Subsidiaries that are not Guarantors, which were approximately $2 million (excluding inter-company payables to the Company) at June 30, 1998. Any right of the Company to receive assets of any of such Subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) is effectively subordinated to the claims of such Subsidiary's creditors, except to the extent that the Company or a Guarantor is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by the Company or a Guarantor. See "Risk Factors -- Holding Company Structure."


OPTIONAL REDEMPTION


     Except as described below, the Notes are not redeemable at the Company's option prior to December 15, 2002. From and after December 15, 2002, the Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' written notice, at the Redemption Prices (expressed as percentages of principal amount) set forth below,


                                           Percentage of
                                            Principal
                      Year                    Amount
                      ----                    ------
                      2002                   104.937%
                      2003                   103.292
                      2004                   101.646
                      2005 and               100.000
                      thereafter


     Prior to December 15, 2000, the Company may, at its option, on any one or more occasions, redeem up to 35% of the principal amount of Notes at a redemption price equal to 109.875% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, with the net proceeds of public or private sales of Company Common Stock, or contributions to the common equity capital of the Company; provided that at least $65 million in aggregate principal amount of Notes (or if Additional Notes have been issued, a correspondingly higher amount) remains outstanding immediately after the occurrence of each such redemption; and provided, further, that such redemption shall occur within 120 days of the date of the closing of the related sale of Company Common Stock, or capital contribution to the Company.

     In addition, at any time on or prior to December 15, 2002, upon the occurrence of a Change of Control, the Company may redeem the Notes, in whole but not in part, at a redemption price equal to the principal amount thereof plus the Applicable Premium plus accrued and unpaid interest, if any, to the date of redemption. Notice of redemption of the Notes pursuant to this paragraph shall be mailed to holders of the Notes not more than 30 days following the occurrence of a Change of Control.

     "Applicable Premium" means, with respect to a Note, the greater of (i) 1.0% of the then outstanding principal amount of such Note and (ii)(a) the present value of all remaining required interest and principal payments due on such Note and all premium payments relating thereto assuming a redemption date of December 15, 2002, computed using a discount rate equal to the Treasury Rate plus 50 basis points minus (b) the then outstanding principal amount of such Note minus
(c) accrued interest thereon paid on the redemption date.


     "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two business days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining term to December 15, 2002; provided, however, that if the then remaining term to December 15, 2002 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term to December 15, 2002 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

SELECTION AND NOTICE


     If less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that the unredeemed portion of any Note redeemed in part shall equal $1,000 or an integral multiple thereof.

     Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at such holder's registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, unless the Company defaults in payment of the redemption price, interest ceases to accrue on Notes or portions of them called for redemption.


MANDATORY REDEMPTION; SINKING FUND PAYMENTS


     Except as set below under "-- Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.


REPURCHASE AT THE OPTION OF HOLDERS

CHANGE OF CONTROL


     Upon the occurrence of a Change of Control, each holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash (the "Change of Control Payment") equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, including Liquidated Damages, if any, thereon to the date of repurchase. Within 30 days following any Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

     On a date that is no earlier than 30 days nor later than 60 days from the date that the Company mails notice of the Change of Control to the holders (the "Change of Control Payment Date"), the Company will, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee for cancellation the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the

Notes surrendered, if any. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction. Such a transaction could occur, and could have an effect on the Notes, without constituting a Change of Control.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     The existence of a holder's right to require the Company to repurchase such holder's Notes upon the occurrence of a Change of Control may deter a third party from seeking to acquire the Company in a transaction that would constitute a Change of Control.


ASSET SALES


     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, cause, make or suffer to exist an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 80% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability, (y) any Excludable Current Liabilities, and (z) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

     Within 365 days after the Company's or any Restricted Subsidiary's receipt of the Net Proceeds of any Asset Sale (or in the case of an Asset Sale involving the Specified Real Estate, by the later of (i) June 30, 1999 and (ii) the date 365 days after receipt of such Net Proceeds) the Company or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at its option, (i) to permanently repay or reduce Obligations under the Bank Credit Agreement (and to correspondingly reduce commitments with respect thereto) or other Senior Debt, (ii) to secure Letter of Credit Obligations to the extent related letters of credit have not been drawn or been returned undrawn, and/or (iii) to an investment in any one or more businesses, capital expenditures or acquisitions of other assets, in each case, used or useful in a Principal Business; provided, that such Net Proceeds may, at the Company's option, be deemed to have been applied pursuant to this clause (iii) to the extent of any expenditures by the Company made to invest in, acquire or construct businesses, properties or assets used in a Principal Business within one year preceding the date of such Asset Sale. Pending the final application of any such Net Proceeds, the Company or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents. The Indenture provides that any Net Proceeds from the Asset Sale that are not used as provided and within the time period set forth in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds."

     When the aggregate amount of Excess Proceeds exceeds $15 million, the Company will be required to make offers to all holders of Notes and to the holders of any other Senior Subordinated Indebtedness the terms of which so require (each an "Asset Sale Offer") to purchase the maximum principal amount of Notes and such other Senior Subordinated Indebtedness, that is an integral multiple of $1,000, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the aggregate principal amount thereof (or 100% of the accreted value thereof, in case of Senior Subordinated Indebtedness issued at a discount), plus accrued and unpaid interest thereon to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Excess Proceeds shall be allocated to the respective Asset Sale Offers for the Notes and such other Senior Subordinated Indebtedness in proportion to their relative principal amounts (or accreted value, as applicable). The Indenture provides that the Company may, in lieu of making an Asset Sale Offer for other Senior Subordinated Indebtedness, satisfy its obligation under the governing agreement with respect thereto by applying the

Excess Proceeds allocated thereto to the prepayment, redemption or public or private repurchase of such Senior Subordinated Indebtedness.


     The Company will commence any required Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that the aggregate amount of Excess Proceeds exceeds $15 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes (and such other Senior Subordinated Indebtedness) tendered pursuant to any required Asset Sale Offer is less than the Excess Proceeds allocated thereto, the Company may use any remaining Excess Proceeds (x) to offer to redeem or purchase other Senior Subordinated Indebtedness or Subordinated Indebtedness (a "Subordinated Asset Sale Offer") in accordance with the provisions of the indenture or other agreement governing such other Senior Subordinated Indebtedness or Subordinated Indebtedness or (y) for any other purpose not prohibited by the Indenture. If the aggregate principal amount of Notes tendered pursuant to any Asset Sale Offer exceeds the amount of Excess Proceeds allocated thereto, the Notes so tendered shall be purchased on a pro rata basis, based upon the principal amount tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of an Asset Sale.

     The Bank Credit Agreement prohibits the Company from purchasing any Notes, and also provides that certain change of control events with respect to the Company will constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs or an Asset Sale Offer is required to be made at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, while the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture, the subordination provisions of the Indenture would likely have the practical effect of restricting payments to the holders of the Notes.


CERTAIN COVENANTS

RESTRICTED PAYMENTS

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or distributions payable to the Company or any Restricted Subsidiary of the Company); (ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company; (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness, except for a payment of principal or interest at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses
(i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

     (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

     (b) the Company would, at the time of such Restricted Payment and immediately after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Disqualified Stock"; and

     (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (including Restricted Payments permitted by clause (i) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such

Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors, of marketable securities received by the Company from the issue or sale since the date of the Indenture of Equity Interests (including Retired Capital Stock (as defined below)) of the Company or of debt securities of the Company that have been converted into such Equity Interests (other than Refunding Capital Stock (as defined below) or Equity Interests or convertible debt securities of the Company sold to a Restricted Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (iii) 100% of the aggregate amounts contributed to the common equity capital of the Company since the date of the Indenture, plus (iv) 100% of the aggregate amounts received in cash and the fair market value of marketable securities (other than Restricted Investments) received from (x) the sale or other disposition of Restricted Investments made by the Company and its Restricted Subsidiaries since the date of the Indenture or (y) the sale of the stock of an Unrestricted Subsidiary or the sale of all or substantially all of the assets of an Unrestricted Subsidiary to the extent that a liquidating dividend is paid to the Company or any Subsidiary from the proceeds of such sale, plus (v) 100% of any dividends received by the Company or a Wholly Owned Restricted Subsidiary of the Company after the date of the Indenture from an Unrestricted Subsidiary of the Company, plus (vi) $10 million.


    The foregoing provisions will not prohibit:


        (i) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

        (ii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company or any Restricted Subsidiary (the "Retired Capital Stock") or any Subordinated Indebtedness, in each case, in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of Equity Interests of the Company (other than any Disqualified Stock) (the "Refunding Capital Stock");

        (iii)  the   defeasance,   redemption  or  repurchase  of   Subordinated
    Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

        (iv) the redemption, repurchase or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company's (or any of its Subsidiaries') management pursuant to any management equity subscription agreement or stock option or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed the sum of $5 million in any twelve-month period plus the aggregate cash proceeds received by the Company during such twelve-month period from any issuance of Equity Interests by the Company to members of management of the Company and its Subsidiaries; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the immediately preceding paragraph;

        (v) Investments in Unrestricted Subsidiaries or in Joint Ventures having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (v) that are at that time outstanding, not to exceed $15 million plus 5% of the increase in Total Assets since the Closing Date (as defined herein) at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

        (vi) repurchases of Equity Interests deemed to occur upon exercise or conversion of stock options, warrants, convertible securities or other similar Equity Interests if such Equity Interests represent a portion of the exercise or conversion price of such options, warrants, convertible securities or other similar Equity Interests;

        (vii) the making and consummation of a Subordinated Asset Sale Offer in accordance with the provisions described under the caption entitled "-- Repurchase at the Option of Holders -- Asset Sales"; and

        (viii) any dividend or distribution payable on or in respect of any class of Equity Interests issued by a Restricted Subsidiary of the Company; provided that such dividend or distribution is paid on a pro rata basis to all of the holders of such Equity Interests in accordance with their respective holdings of such Equity Interests;

provided, further, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (iv), (v) or (vii) above, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

     As of June 30, 1998, all of the Company's Subsidiaries were Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of "Unrestricted Subsidiary." For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount equal to the book value of such Investment at the time of such designation. Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.


     The amount of all Restricted Payments (other than cash) shall be the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements.

INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF DISQUALIFIED STOCK

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur" and correlatively, an "incurrence" of) any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Company for the most recent four full fiscal quarters for which internal financial statements are available at the time of such incurrence would have been at least 2.00 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, and the application of the proceeds therefrom had occurred at the beginning of such four-quarter period.

    The foregoing provisions will not apply to:

        (a) the incurrence by the Company (and the Guarantee thereof by the Guarantors) of Indebtedness under the Bank Credit Agreement and the issuance of letters of credit thereunder (with letters of credit being deemed to have a principal amount equal to the aggregate maximum amount then available to be drawn thereunder, assuming compliance with all conditions for drawing) up to an aggregate principal amount of $167 million outstanding at any one time, less principal repayments of term loans and permanent commitment reductions with respect to revolving loans and letters of credit under the Bank Credit Agreement (in each case, other than in connection with an amendment, refinancing, refunding, replacement, renewal or modification) made after the date of the Indenture;

        (b) the incurrence by the Company or any of its Restricted Subsidiaries of any Existing Indebtedness;


        (c) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Notes (other than any Additional Notes);


        (d) Indebtedness (including Acquired Debt) incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal), assets or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets), in an aggregate principal amount not to exceed $15 million plus 5% of the increase in Total Assets since the Closing Date;

        (e) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims;

        (f) intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries and Guarantees by the Company of Indebtedness of any Restricted Subsidiary of the Company or by a Restricted Subsidiary of the Company of Indebtedness of any other Restricted Subsidiary of the Company or the Company;

        (g) Hedging Obligations that are incurred (1) for the purpose of fixing or hedging interest rate or currency exchange rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding or (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any purchases or sales of goods or other transactions or expenditures made or to be made in the ordinary course of business and consistent with past practices as to which the payment therefor or proceeds therefrom, as the case may be, are denominated in a currency other than U.S. dollars;

        (h) obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

        (i) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the Indenture to be incurred;

        (j) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company; and

        (k) the incurrence by the Company of additional Indebtedness (including pursuant to the Bank Credit Agreement) not otherwise permitted hereunder in an amount under this clause (k) not to exceed $25 million in aggregate principal amount (or accreted value, as applicable) outstanding at any one time.

    For purposes of calculating the Fixed Charge Coverage Ratio, the Indenture permits, among other things, the Company to give pro forma effect to acquisitions, and the cost savings expected to be realized in connection with such acquisitions, that have occurred or are occurring since the beginning of the applicable four-quarter reference period (or during the immediately preceding four quarters). These adjustments and the other adjustments permitted under the definition of Fixed Charge Coverage Ratio will be in addition to the pro forma adjustments permitted to be included in pro forma financial statements prepared in accordance with GAAP or Article 11 of Regulation S-X under the Exchange Act.

ANTI-LAYERING PROVISION


     The Indenture provides that (i) the Company will not directly or indirectly incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Notes and (ii) no Guarantor will directly or indirectly incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Guarantees and senior in any respect in right of payment to the Senior Subordinated Guarantees.

     Except for the limitations on the incurrence of debt described above under the caption "-- Incurrence of Indebtedness and Issuance of Disqualified Stock," the Indenture does not limit the amount of debt that is pari passu with the Notes.


LIENS


     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures obligations under any Senior Subordinated Indebtedness or Subordinated Indebtedness on any asset or property now owned or hereafter acquired by the Company or any of its Restricted Subsidiaries, or on any income or profits therefrom, or assign or convey any right to receive income therefrom to secure any Senior Subordinated Indebtedness or Subordinated Indebtedness, unless the Notes are equally and ratably secured with the obligations so secured or until such time as such obligations are no longer secured by a Lien; provided, that in any case involving a Lien securing Subordinated Indebtedness, such Lien is subordinated to the Lien securing the Notes to the same extent that such Subordinated Indebtedness is subordinated to the Notes.


DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i) (a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b)
pay any indebtedness owed to the Company or any of its Restricted  Subsidiaries,
(ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Indenture, (b) the Bank Credit Agreement and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that the Bank Credit Agreement and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof are no more restrictive taken as a whole with respect to such dividend and other payment restrictions than those terms included in the Bank Credit Agreement on the date of the Indenture, (c) the Indenture and the Notes, (d) applicable law, (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (f) customary non-assignment or net worth provisions in leases and other agreements entered into in the ordinary course of business and consistent with past practices, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (h) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, (i) any Mortgage Financing or Mortgage Refinancing that imposes restrictions on the real property securing such Indebtedness, (j) any Permitted Investment, (k) contracts for the sale of assets, including, without limitation customary restrictions with respect to a Restricted Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary or (l) customary provisions in joint venture agreements and other similar agreements.


MERGER, CONSOLIDATION OR SALE OF ALL OR SUBSTANTIALLY ALL ASSETS


     The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental Indenture in form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Disqualified Stock." Notwithstanding the foregoing clauses (iii) and (iv), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (b) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction.


TRANSACTIONS WITH AFFILIATES

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and (if there are any disinterested members of the Board of Directors) that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10 million, or with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5 million as to which there are no disinterested members of the Board of Directors, an opinion as to the fairness to the holders of the Notes of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     The foregoing provisions will not apply to the following: (i) transactions between or among the Company and/or any of its Restricted Subsidiaries; (ii) Restricted Payments or Permitted Investments permitted by the provisions of the Indenture described above under "-- Restricted Payments"; (iii) the payment of all fees, expenses and other amounts relating to the Transaction; (iv) the payment of reasonable and customary regular fees to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company; (v) the transfer or provision of inventory, goods or services by the Company or any Restricted Subsidiary of the Company in the ordinary course of business to any Affiliate of the Company on terms that are customary in the industry or consistent with past practices, including with respect to price and volume discounts; (vi) the execution of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any financial advisory, financing, underwriting or placement agreement or any other agreement relating to investment banking or financing activities with Goldman Sachs or any of its Affiliates including, without limitation, in connection with acquisitions or divestitures, in each case to the extent that such agreement was approved by a majority of the disinterested members of the Board of Directors in good faith; (vii) payments, advances or loans to employees that are approved by a majority of the disinterested members of the Board of Directors of the Company in good faith;
(viii) the performance of any agreement as in effect as of the date of the Indenture or any transaction contemplated thereby (including pursuant to any amendment thereto so long as any such amendment is not disadvantageous to the holders of the Notes in any material respect); (ix) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the date of the Indenture and any similar agreements which it may enter into thereafter, provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the date of the Indenture shall only be permitted by this clause (ix) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the holders of the Notes in any material respect; (x) transactions permitted by, and complying with, the provisions of the covenant described under "-- Merger, Consolidation or Sale of All or Substantially All Assets"; and (xi) transactions with suppliers or other purchases or sales of goods or services, in each case in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the Indenture which are fair to the Company or its Restricted Subsidiaries, in the reasonable determination of a majority of the disinterested members of the Board of Directors of the Company or an executive officer thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.


ISSUANCES OF GUARANTEES OF INDEBTEDNESS


     The Indenture provides that the Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness unless such Restricted Subsidiary either
(i) is a Guarantor or (ii) simultaneously executes and delivers a supplemental indenture to the Indenture providing for the Guarantee of the payment of all Obligations with respect to the Notes by such Restricted Subsidiary, which Guarantee shall be senior to such Restricted Subsidiary's Guarantee of or pledge to secure any other Indebtedness that constitutes Subordinated Indebtedness and subordinated to such Restricted Subsidiary's Guarantee of or pledge to secure any other Indebtedness that constitutes Senior Debt to the same extent as the Notes are subordinated to Senior Debt. In addition, the Indenture provides that
(x) if the Company shall, after the date of the Indenture, create or acquire any new Restricted Subsidiary (other than a Restricted Subsidiary organized under the laws of a country other than the United States), then such newly created or acquired Restricted Subsidiary shall execute a Senior Subordinated Guarantee and deliver an opinion of counsel in accordance with the terms of the Indenture and
(y) if the Company shall (whether before or after the date of the Indenture) create or acquire any other new Subsidiary that becomes a guarantor under the Bank Credit Agreement, then such newly created or acquired Subsidiary shall execute a Senior Subordinated Guarantee and deliver an opinion of counsel in accordance with the terms of the Indenture. Notwithstanding the foregoing, any such Senior Subordinated Guarantee shall provide by its terms that it shall be automatically and unconditionally released and discharged upon certain mergers, consolidations, sales and other dispositions (including, without limitation, by foreclosure) pursuant to the terms of the Indenture. In addition, if any Guarantor is released and relieved of all obligations it may have as a guarantor under the Bank Credit Agreement, then such Guarantor will also be automatically released and relieved of any obligations under its Senior Subordinated Guarantee. See "-- Senior Subordinated Guarantees." The form of such Senior Subordinated Guarantee is attached as an exhibit to the Indenture.

REPORTS


     The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will, commencing after consummation of the Transaction, furnish to the Holders of the Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, following the consummation of the Transaction, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A (d)(4) under the Securities Act.


EVENTS OF DEFAULT AND REMEDIES


     The Indenture provides that each of the following constitutes an Event of Default with respect to the Notes: (i) default for 30 days in the payment when due of interest, including Liquidated Damages, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (ii) default in payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture);
(iii) failure by the Company for 30 days after notice from the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes to comply with the provisions described under "-- Change of Control," "-- Restricted Payments," "-- Incurrence of Indebtedness and Issuance of Disqualified Stock" or "-- Merger, Consolidation or Sale of All or Substantially All Assets"; (iv) failure by the Company for 60 days after notice from the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes to comply with any of its other agreements in the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there  may  be  issued  or by  which  there  may be  secured  or  evidenced  any
Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists or is created hereafter, which default results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, aggregates $15 million or more; (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $15 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries; (viii) except as permitted by the Indenture, any Senior Subordinated Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect (except by its terms) or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Senior Subordinated Guarantee.

     If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Upon such declaration the principal, interest, premium, if any, and Liquidated Damages, if any, shall be due and payable immediately; provided, however, that so long as Senior Debt or any commitment therefor is outstanding under the Bank Credit Agreement, any such notice or declaration shall not be effective until the earlier of (a) five Business Days after such notice is delivered to the Representative for the Bank Debt or (b) the acceleration of any Indebtedness under the Bank Credit Agreement. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Restricted Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Restricted Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the

Notes. If an Event of Default occurs prior to December 15, 2002 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to December 15, 2002, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

     The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of and premium, if any, on, the Notes.


    The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS


     No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Senior Subordinated Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release were part of the consideration for issuance of the Notes.


LEGAL DEFEASANCE AND COVENANT DEFEASANCE


     The Company may, at its option and at any time, elect to have all obligations of the Company and the Guarantors discharged with respect to the outstanding Notes and the Senior Subordinated Guarantees ("Legal Defeasance") except for (i) the rights of holders of outstanding Notes to receive payments in respect of the principal of and premium, if any, and interest on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture and the Senior Subordinated Guarantees ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes and the Senior Subordinated Guarantees. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "-- Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes and the Senior Subordinated Guarantees.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company or the Guarantors must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company or the Guarantors must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company or the Guarantors shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company or the Guarantors have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company or the Guarantors shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound; (vi) the Company or the Guarantors must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company or the Guarantors must deliver to the appropriate Trustee an Officers' Certificate stating that the deposit was not made by the Company or the Guarantors, as applicable, with the intent of preferring the holders of Notes over the other creditors of the Company or the Guarantors, as applicable, with the intent of defeating, hindering, delaying or defrauding creditors of the Company or the Guarantors, as applicable, or others; and (viii) the Company or the Guarantors must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.


TRANSFER AND EXCHANGE


     A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

     The registered holder of a Note will be treated as the owner of it for all purposes.


BOOK-ENTRY, DELIVERY AND FORM


     The Notes generally are represented by one or more fully-registered global notes (collectively, the "Global Note"). The Global Note was deposited upon issuance with the Depository and registered in the name of the Depository or a nominee of the Depository (the "Global Note Registered Owner"). Except as set forth below, the Global Note may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

     The Depository is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depository's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depository's Participants include securities brokers and dealers (including Goldman Sachs), banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depository's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depository only through the Depository's Participants or the Depository's Indirect Participants.

     The Company expects that pursuant to procedures established by the Depository, ownership of interests in the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depository (with respect to the interests of the Depository's Participants), the Depository's Participants and the Depository's Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes is limited to that extent.

     Except as described below, owners of interests in the Global Note will not have Notes registered in their names, will not receive physical delivery of Notes in definitive form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

     Payments in respect of the principal of and premium, if any, and interest on any Notes registered in the name of the Global Note Registered Owner will be payable by the Trustee to the Global Note Registered Owner in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of the Depository's records or any Participant's records relating to or payments made on account of beneficial ownership interests in the Global Note, or for maintaining, supervising or reviewing any of the Depository's records or any Participant's records relating to the beneficial ownership interests in the Global Note or (ii) any other matter relating to the actions and practices of the Depository or any of its Participants. The Company believes, however, that it is the current practice of the Depository, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), to credit the accounts of the relevant Participants with the payment on the payment date, in the amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of the Depository unless the Depository has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of the Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of the Depository, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by the Depository or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instruction from the Global Note Registered Owner for all purposes.

     The Global Note is exchangeable for definitive Notes if (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository of the Global Note and the Company thereupon fails to appoint a successor Depository, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Notes in definitive registered form,
(iii) there shall have occurred and be continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default with respect to the Notes or (iv) as provided in the following paragraph. Such definitiveNotes shall be registered in the names of the owners of the beneficial interests in the Global Note as provided by the Participants. Notes issued in definitive form will be in fully registered form, without coupons, in minimum denominations of $1,000 and integral multiples thereof. Upon issuance of Notes in definitive form, the Trustee is required to register the Notes in the name of, and cause the Notes to be delivered to, the person or persons (or the nominee thereof) identified as the beneficial owners as the Depository shall direct.

     A Note in definitive form will be issued upon the resale, pledge or other transfer of any Note or interest therein to any person or entity that does not participate in the Depository. Transfers of certificated Notes may be made only by presentation of Notes, duly endorsed, to the Trustee for registration of transfer on the Note Register maintained by the Trustee for such purposes.


     The information in this section concerning the Depository and the Depository's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

CERTIFICATED SECURITIES


     If (i) the Company notifies the Trustee in writing that the Depository is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes evidenced by registered, definitive certificates ("Certificated Securities") under the Indenture, then, upon surrender by the Global Note Holder of its Global Notes, Notes in such form will be issued to each person that the Global Note Holder and the Depository identify as being the beneficial owner of the related Note.

     Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depository in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depository for all purposes.


REGISTRATION RIGHTS; LIQUIDATED DAMAGES


     If any holder of Transfer Restricted Securities notifies the Company that it (A) may not resell the Notes acquired by it in the exchange offer made in accordance with the Registration Rights Agreement to the public without delivering a prospectus and the prospectus (as hereby amended after filing) contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (B) is a broker-dealer and owns Notes acquired directly from the Company or an affiliate of the Company, the Company and the Guarantors will use their best efforts to file with the Commission the Shelf Registration Statement to cover resales of the Notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company and the Guarantors will use their best efforts to cause the applicable registration statement to be declared effective by the Commission as described below. For purposes of the foregoing, "Transfer Restricted Securities" means each Note until the earliest to occur of (i) the date on which such Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (ii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement and (iii) the date on which such Note is distributed to the public pursuant to Rule 144 under the Securities Act. Notwithstanding the foregoing, the Company and the Guarantors may allow the Shelf Registration Statement to cease to be effective and usable if (i) the Board of Directors of the Company determines in good faith that such action is in the best interests of the Company, and the Company notifies the holders within a certain period of time after the Board of Directors makes such determination or (ii) the prospectus contained in the Shelf Registration Statement or the Shelf Registration Statement contains an untrue statement of a material fact required to be stated therein or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the period referred to in the Registration Rights Agreement during which the Shelf Registration Statement is required to be effective and usable will be extended by the number of days during which such registration statement was not effective or usable pursuant to the foregoing provisions.

     The Registration Rights Agreement provides that if the Shelf Registration Statement or the Exchange Offer Registration Statement ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (such event a "Registration Default"), then, subject to the last sentence of the preceding paragraph, the Company will pay Liquidated Damages to each holder of Transfer Restricted Securities, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $0.05 per week per $1,000 in principal amount of Notes constituting Transfer Restricted Securities held by such holder. The amount of the Liquidated Damages will increase by an additional $0.05 per week per $1,000 in principal amount of Notes constituting Transfer Restricted Securities with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $0.50 per week per $1,000 in principal amount of Notes constituting Transfer Restricted Securities. All accrued
Liquidated Damages will be paid by the Company in cash on each Damages Payment Date (as defined in the Registration Rights Agreement) to the Global Note holder (and any holder of Certificated Securities who has given wire transfer instructions to the Company at least 10 Business Days prior to the Damages Payment Date) by wire transfer of immediately available funds and to all other holders of Certificated Securities by mailing checks to their registered addresses. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.



     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the full text of the Registration Rights Agreement, which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and is incorporated by reference herein.


AMENDMENT, SUPPLEMENT AND WAIVER


     Except as provided in the next two succeeding paragraphs, the Indenture and the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes).

     Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a nonconsenting holder): (i) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under "-- Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest, including Liquidated Damages, if any, on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest, including Liquidated Damages, if any, on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount thereof and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of or premium, if any, or interest, including Liquidated Damages, if any, on the Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under "-- Repurchase at the Option of Holders") or (viii) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should the Trustee become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.


     The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.


CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.


     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling","controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.


   "Asset Sale" means:

      (i) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a sale and leaseback) of the Company or any Restricted Subsidiary (each referred to in this definition as a "disposition") or

      (ii) the issuance or sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions),

   in each case, other than:

      (a) a disposition of Cash Equivalents or goods held for sale in the ordinary course of business or obsolete equipment or other obsolete assets in the ordinary course of business consistent with past practices of the Company;

      (b) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described above under the covenant entitled "-- Merger, Consolidation, or Sale of All or Substantially All Assets" or any disposition that constitutes a Change of Control pursuant to the Indenture;

      (c) any disposition that is a Restricted Payment or Permitted Investment that is permitted under the covenant described above under "-- Restricted Payments";

      (d) any individual disposition, or series of related dispositions, of assets with an aggregate fair market value of less than $2.5 million;

      (e) any sale of an Equity Interest in, or Indebtedness or other securities of, an Unrestricted Subsidiary; and

      (f) foreclosures on assets.

     "Asset Sale Offer" has the meaning set forth under the caption "-- Repurchase at the Option of Holders -- Asset Sales."


     "Bank Credit Agreement" means one or more credit agreements to be entered into by and among the Company and the financial institutions party thereto providing a portion of the financing for the Transaction, as well as financing for the Company's ongoing requirements, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, refinanced or replaced (in whole or in part) from time to time.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital  Stock" means (i) in the case of a corporation,  corporate  stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (but excluding customary employee incentive or bonus arrangements, and customary earn-out provisions granted in connection with acquisition transactions and providing for aggregate payouts not in excess of $5 million per year).

     "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof, (iii) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic bank having capital and surplus in excess of $500 million and a Keefe Bank Watch Rating of "B" (or the equivalent rating under a substantially similar ratings system if Keefe Bank Watch Ratings are no longer published) or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above and (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation (or in their absence, an equivalent rating from another nationally recognized securities rating agency) and in each case maturing within one year after the date of acquisition.

   "Change of Control" means the occurrence of any of the following:

      (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Permitted Holders and their Related Parties;

      (ii) the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of
   Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders or any of their Related Parties, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the aggregate voting power of the Voting Stock of the Company, and such Person or group beneficially owns Voting Stock having greater aggregate voting power than the Permitted Holders and their Related Parties; or

      (iii) a majority of the members of the Board of Directors of the Company cease to be Continuing Directors.

   "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash operating expenses that were paid in a prior period) and other non-cash charges of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income, minus (v) cash outlays that were made by such Person or any of its Restricted Subsidiaries during such period in respect of any item that was reflected as a non-cash charge in a prior period, provided that such non-cash charge was added to Consolidated Net Income in determining Consolidated Cash Flow for such prior period.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) for such period of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded and (v) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Restricted Subsidiaries.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with, or whose election to such Board of Directors was approved by, the affirmative vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election or (iii) is any designee of the Permitted Holders or their Affiliates or was nominated by the Permitted Holders or their Affiliates or any designees of the Permitted Holders or their Affiliates on the Board of Directors.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.


     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Notes mature.


     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Excludable Current Liabilities" means, with respect to the consideration received by the Company in connection with any Asset Sale, (i) each trade payable incurred in the ordinary course of business of the Company or any Restricted Subsidiary, (ii) each current liability that is in an amount less than $50,000 on an individual basis, and (iii) each liability due within 90 days of the date of consummation of such Asset Sale, in the case of each of clauses
(i) through (iii), that is assumed by the transferee of the assets that are subject to such Asset Sale pursuant to customary assumption provisions.

     "Existing Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Bank Credit Agreement) in existence on the date of the Indenture, until such amounts are repaid.

     "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.

     In calculating the Fixed Charge Coverage Ratio, acquisitions will be given pro forma effect as follows:

   (i)(A) acquisitions that have been made or are being made by the Company or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date (including through mergers or consolidations and including any related financing transactions) shall be deemed to have occurred on the first day of the four-quarter reference period, and

      (B) for purposes of determining the pro forma effects of any such acquisition, Consolidated Cash Flow shall be increased to reflect the annualized amount of any cost savings expected by the Company to be realized in connection with such acquisition (from steps to be taken not later than the first anniversary of such acquisition, and without reduction for any non-recurring charges expected in connection with such acquisition), as set forth in an Officers' Certificate signed by the Company's chief executive and chief financial officers (which shall be determinative of such matters) which states (x) the amount of such increase, (y) that such increase is based on the reasonable beliefs of the officers executing such Officers' Certificate at the time of such execution (and that estimates of cost savings from prior acquisitions have been reevaluated and updated) and (z) that any related incurrence of Indebtedness is permitted pursuant to the Indenture.

   (ii) Consolidated Cash Flow shall be further increased to reflect the annualized amount of any cost savings expected by the Company but not yet realized in respect of any acquisition made by the Company during the four fiscal quarters immediately preceding the four-quarter reference period prior to the Calculation Date, to the extent such cost savings are (x) expected to result from steps taken not later than the first anniversary of the relevant acquisition and (y) determined and certified as set forth in clause (i) above.

     In addition, in calculating the Fixed Charge Coverage Ratio, discontinued operations will be given pro forma effect as follows:

   (1) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of on or prior to the Calculation Date, shall be excluded, and

   (2) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of on or prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the Company or any of its Restricted Subsidiaries following the Calculation Date.


     "Fixed Charges" means, with respect to any Person for any period, the sum of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) paid to any Person other than the Company or a Restricted Subsidiary on any series of Preferred Stock of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person paying the dividend, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.


     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

     "Government Securities" means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Security or a specific payment of principal of or interest on any such Government Security held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Security or the specific payment of principal of or interest on the Government Security evidenced by such depository receipt.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Guarantors" means each Subsidiary of the Company that executes a Senior Subordinated Guarantee in accordance with the provisions of the Indenture, and, in each case, their respective successors and assigns, while such Senior Subordinated Guarantee is outstanding.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) currency exchange or interest rate swap agreements, currency exchange or interest rate cap agreements and currency exchange or interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange or interest rates.


     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person.

     "Independent Financial Advisor" means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is not an Affiliate of the Company and that is, in the judgment of the Company's Board of Directors, qualified to perform the task for which it has been engaged.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances (other than cash advances made to suppliers with respect to current or anticipated purchases of inventory in the ordinary course of business) or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions of Indebtedness, Equity Interests or other securities (directly from the issuer thereof or from third parties) together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of Equity Interests or other securities by the Company for consideration consisting of common equity securities of the Company shall not be deemed to be an Investment. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, greater than 50% of the outstanding Equity Interests of such Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of.

     "Joint Ventures" means all corporations, partnerships, associations or other business entities (i) that are engaged in a Principal Business and (ii) of which 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more Restricted Subsidiaries of the Company (or a combination thereof).

     "Letter of Credit Obligations" means all Obligations in respect of Indebtedness of the Company or any of its Restricted Subsidiaries with respect to letters of credit issued pursuant to the Bank Credit Agreement, which Indebtedness shall be deemed to consist of (a) the aggregate maximum amount then available to be drawn under all such letters of credit (the determination of such maximum amount to assume compliance with all conditions for drawing), and (b) the aggregate amount that has then been paid by, and not reimbursed to, the issuers under such letters of credit.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Mortgage Financing" means the incurrence by the Company or a Restricted Subsidiary of the Company of any Indebtedness secured by a mortgage or other Lien on real property acquired or improved by the Company or any Restricted Subsidiary of the Company after the date of the Indenture.

     "Mortgage Refinancing" means the incurrence by the Company or a Restricted Subsidiary of the Company of any Indebtedness secured by a mortgage or other Lien on real property subject to a mortgage or other Lien existing on the date of the Indenture or created or incurred subsequent to the date of the Indenture as permitted by the terms of the Indenture and owned by the Company or any Restricted Subsidiary of the Company.

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than Bank Debt) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Non-Guarantor Subsidiary" means each Subsidiary of the Company that is not a Guarantor.

     "Non-Recourse Debt" means Indebtedness of an Unrestricted Subsidiary (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness of the Company or any of its Restricted Subsidiaries or cause the payment thereof to be accelerated or payable prior to its stated maturity; and
(iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

     "Obligations"   means   any   principal,    interest,    penalties,   fees,
indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Officers' Certificate" means a certificate signed on behalf of the Company, by two officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements set forth in the Indenture.


     "Permitted Holders" means Goldman Sachs and any of its Affiliates.

     "Permitted Investments" means (a) any Investment in the Company or in a Restricted Subsidiary of the Company (including the acquisition of any Equity Interest in a Restricted Subsidiary) (b) any Investment in cash and Cash Equivalents; (c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary of the Company or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company; (d) any Investment made as a result of the receipt of consideration not constituting cash or Cash Equivalents from an Asset Sale that was made pursuant to and in compliance with the covenant described above under "-- Repurchase at the Option of Holders -- Asset Sales"; (e) any Investment existing on the date of the Indenture; (f) any Investment by Restricted Subsidiaries in other Restricted Subsidiaries and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries; (g) advances to employees not in excess of $2.5 million outstanding at any one time;
(h) any Investment acquired by the Company or any of its Restricted Subsidiaries
(A) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; (i) Hedging Obligations; (j) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business; (k) Investments the payment for which consists exclusively of Equity Interests (exclusive of Disqualified Stock) of the Company; and (l) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (l) that are at that time outstanding, not to exceed $15 million plus 5% of the increase in Total Assets since the Closing Date at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries in whole or in part; provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date on or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of the Notes, and is subordinated in right of payment to the Notes, on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.


     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock" means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.


     "Principal Business" means (i) the design, manufacture and distribution of party goods and related products, including, but not limited to, tableware (such as plates, cups, cutlery, napkins and table covers), decorations, banners, balloons, novelties, horns, party hats, party favors, stationery, invitations, greeting cards, gift wrap, ribbons, gift boxes, gift bags, giftware, costumes, masks and makeup and (ii) any activity or business incidental, directly related or similar to those set forth in clause (i) of this definition, or any business or activity that is a reasonable extension, development or expansion thereof or ancillary thereto.


     "Regulation S" means Regulation S promulgated under the Securities Act.

     "Related Parties" means any Person controlled by the Permitted Holders, including any partnership of which any of the Permitted Holders or their Affiliates is a general partner.


     "Repurchase Offer" means an offer made by the Company to purchase all or any portion of the Notes pursuant to the provisions described under the covenants entitled " -- Repurchase at the Option of Holders -- Change of Control" or " -- Repurchase at the Option of Holders -- Asset Sales."

     "Restricted   Investment"  means  an  Investment  other  than  a  Permitted
Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not (i) an Unrestricted Subsidiary or (ii) a direct or indirect Subsidiary of an Unrestricted Subsidiary; provided, however, that upon the occurrence of any Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of Restricted Subsidiary.

     "Rule 144A" means Rule 144A promulgated under the Securities Act.

     "Senior Guarantees" means the Guarantees by the Guarantors of Obligations under the Bank Credit Agreement.


     "Senior Subordinated Guarantees" means the Guarantees by the Guarantors of the Obligations under the Indenture and the Notes.

     "Senior   Subordinated   Indebtedness"   means  the  Notes  and  any  other
indebtedness which ranks pari passu in right of payment to the Notes.

     "Significant Restricted Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.


     "Specified Real Estate" means the real properties owned by the Company or its Subsidiaries as of the date of the Indenture, comprising the distribution facilities in Chester, New York, Montreal, Quebec, Canada, and Melbourne, Australia.


     "Stated Maturity" means, with respect to any installment of interest or principal on, or any other payments with respect to, any series of Indebtedness, the date on which such payment of interest or principal or other payment (including any sinking fund payment) was scheduled, or required to be paid, but shall not include any acceleration of such payment or any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subordinated Asset Sale Offer" has the meaning set forth under the caption " -- Repurchase at the Option of Holders -- Asset Sales."


     "Subordinated Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries which is expressly by its terms subordinated in right of payment to any other Senior Subordinated Indebtedness.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

     "Total Assets" means, with respect to any Person, the total consolidated assets of such Person and its Restricted Subsidiaries, as shown on the most recent balance sheet of such Person.

     "Unrestricted Subsidiary" means any Subsidiary (other than the Guarantors or any successor to any of them) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed and does not otherwise directly or indirectly provide credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under "Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and, so long as such Unrestricted Subsidiary remains a Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under " -- Incurrence of Indebtedness and Issuance of Disqualified Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under "Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock" and (ii) no Default or Event of Default would be in existence following such designation.


     "Voting Stock" means, with respect to any Person, any class or series of capital stock of such Person that is ordinarily entitled to vote in the election of directors thereof at a meeting of stockholders called for such purpose, without the occurrence of any additional event or contingency.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

                    DESCRIPTION OF CERTAIN FEDERAL INCOME TAX

                   CONSEQUENCES OF AN INVESTMENT IN THE NOTES


     The following is a summary of certain federal income tax consequences associated with the acquisition, ownership, and disposition of the Notes by holders who acquire the Notes as an investment. The following summary does not discuss all of the aspects of federal income taxation that may be relevant to such a prospective holder of the Notes in light of his or her particular circumstances, or to certain types of holders (including dealers in securities, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, S corporations, and except as discussed below, foreign corporations, persons who are not citizens or residents of the United States and persons who hold the Notes as part of a hedge, straddle, "synthetic security" or other integrated investment) which are subject to special treatment under the federal income tax laws. This discussion also does not address the tax consequences to nonresident aliens or foreign corporations that are subject to United States federal income tax on a net basis on income with respect to a Note because such income is effectively connected with the conduct of a U.S. trade or business. Such holders generally are taxed in a similar manner to U.S. Holders (as defined below); however, certain special rules apply. In addition, this discussion is limited to holders who hold the Notes as capital assets within the meaning of Section 1221 of the Code. This summary also does not describe any tax consequences under state, local, or foreign tax laws.

     The discussion is based upon the Code, Treasury Regulations, IRS rulings and pronouncements and judicial decisions all in effect as of the date hereof, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the Notes. The Company has not sought and will not seek any rulings or opinions from the IRS or counsel with respect to the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the Notes which are different from those discussed herein.

     PERSONS CONSIDERING THE PURCHASE, OWNERSHIP OR DISPOSITION OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES THAT MAY APPLY TO THEM, AS WELL AS THE APPLICATION OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS

     A U.S. Holder is any holder who or which is (i) a citizen or resident of the United States; (ii) a domestic corporation or domestic partnership; (iii) an estate other than a "foreign estate" as defined in Section 7701(a)(31) of the Code; or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.


     Taxation of Stated Interest. In general, U.S. Holders of the Notes will be required to include interest received thereon in taxable income as ordinary income at the time it accrues or is received, in accordance with the holder's regular method of accounting for federal income tax purposes.

     Effect of Optional Redemption and Repurchase. Under certain circumstances the Company may be entitled to redeem a portion of the Notes. In addition, under certain circumstances, each holder of Notes will have the right to require the Company to repurchase all or any part of such holder's Notes. Treasury Regulations contain special rules for determining the yield to maturity and maturity on a debt instrument in the event the debt instrument provides for a contingency that could result in the acceleration or deferral of one or more payments. The Company does not believe that these rules should apply to either the Company's right to redeem Notes or to the holders' rights to require the Company to repurchase Notes. Therefore, the Company has no present intention of treating such redemption and repurchase provisions of the Notes as affecting the computation of the yield to maturity or maturity date of the Notes.

     Sale or other Taxable Disposition of the Notes. The sale, exchange, redemption, retirement or other taxable disposition of a Note will result in the recognition of gain or loss to a U.S. Holder in an amount equal to the difference between (a) the amount of cash and fair market value of property received in exchange therefor (except to the extent attributable to the payment of accrued but unpaid stated interest) and (b) the holder's adjusted tax basis in such Note.

     A U.S. Holder's basis in a Note acquired in exchange for an Original Note should be the same as such U.S. Holder's basis in the Original Notes exchanged therefor. Otherwise, a U.S. Holder's initial tax basis in a Note purchased by such holder will be equal to the price paid for the Note.

     Any gain or loss on the sale or other taxable disposition of a Note generally will be capital gain or loss. Payments on such disposition for accrued interest not previously included in income will be treated as ordinary interest income.

     Backup Withholding. The backup withholding rules require a payor to deduct and withhold a tax if (i) the payee fails to furnish a taxpayer identification number ("TIN") in the prescribed manner, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) the payee has failed to report properly the receipt of "reportable payments" and the IRS has notified the payor that withholding is required, or (iv) the payee fails to certify under the penalty of perjury that such payee is not subject to backup withholding. If any one of the events discussed above occurs with respect to a holder of Notes, the Company, its paying agent or other withholding agent will be required to withhold a tax equal to 31% of any "reportable payment" made in connection with theExchange Notes of such holder. A "reportable payment" includes, among other things, amounts paid in respect of interest on a Note. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a refund or credit against such holder's federal income tax, provided that the required information is furnished to the IRS. Certain holders (including, among others, corporations and certain tax-exempt organizations) are not subject to backup withholding.


MARKET DISCOUNT AND PREMIUM


      If a U.S. Holder of a Note has a tax basis in the Note that is less than its "stated redemption price at maturity," the amount of the difference will be treated as "market discount" for U.S. federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules of the Code, a U.S. Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of any accured market discount that has not previously been included in income. Market discount generally accrues on a straight-line basis over the term of a debt instrument remaining after the acquisition. A U.S. Holder may not be allowed to deduct immediately all or a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry such Note (or the Original Note for which the Note was exchanged, as the case may be). A U.S. Holder may elect to include market discount in income currently as it accrues (either on a straight-line basis or, if the U.S. Holder so elects, on a constant yield basis), in which case the interest deferral rule set forth in the preceding sentence will not apply. Such an election will apply to all bonds acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

     If a U.S. Holder purchases a Note (or purchased the Original Note for which the Note was exchanged, as the case may be) for an amount greater than the sum of all amounts payable on the Exchange Note (or Note) after the purchase date, other than stated interest, such holder will be considered to have purchased such Note (or such Original Note) with "amortizable bond premium" equal in amount to such excess, and may elect (in accordance with applicable Code provisions) to amortize such premium, using a constant yield method over the remaining term. The amount amortized in any year will be treated as a reduction of the U.S. Holder's interest income from the Note in such year. A U.S. Holder that elects to amortize bond premium must reduce its tax basis in the Note by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the IRS.


CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS


     This section discusses special rules applicable to a Non-U.S. Holder of Notes. This summary does not address the tax consequences to stockholders, partners or beneficiaries in a Non-U.S. Holder. For purposes hereof, a "Non-U.S. Holder" is any person who is not a U.S. Holder and is not subject to U.S. federal income tax on a net basis on income with respect to a Note because such income is effectively connected with the conduct of a U.S. trade or business.


     Interest. Payments of interest to a Non-U.S. Holder that do not qualify for the portfolio interest exception discussed below will be subject to withholding of U.S. federal income tax at a rate of 30% unless a U.S. income tax treaty applies to reduce the rate of withholding. To claim a treaty reduced rate, the Non-U.S. Holder must provide a properly executed Form 1001.


    Interest that is paid to a Non-U.S. Holder on a Note will not be subject to U.S. income or withholding tax if the interest qualifies as "portfolio interest". Generally, interest on Notes that is paid by the Company will qualify as portfolio interest if (i) the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote; (ii) the Non-U.S. Holder is not a controlled foreign corporation that is related to the Company actually or constructively through stock ownership for U.S. federal income tax purposes;
(iii) the Non-U.S. Holder is not a bank receiving interest on a loan entered into in the ordinary course of business; and (iv) either (x) the beneficial owner of the Note provides the Company or its paying agent with a properly executed certification on IRS Form W-8 (or a suitable substitute form) signed under penalties of perjury that the beneficial owner is not a "U.S. person" for U.S. federal income tax purposes and that provides the beneficial owner's name and address, or (y) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its business holds the Note and certifies to the Company or its agent under penalties of perjury that the IRS Form W-8 (or a suitable substitute) has been received by it from the beneficial owner of the Note or a qualifying intermediary and furnishes the payor a copy thereof.

     Recently issued Treasury regulations (the "Withholding Regulations") that will be effective with respect to payments made after December 31, 1998, will provide alternative methods for satisfying the certification requirements described in clause (iv) above. The Withholding Regulations also will require, in the case of Notes held by a foreign partnership, that (x) the certification described in clause (iv) above be provided by the partners and (y) the partnership provide certain information, including its taxpayer identification number. A look-through rule will apply in the case of tiered partnerships.

     Sale, Exchange or Retirement of Notes. Any gain realized by a Non-U.S. Holder on the sale, exchange or retirement of the Notes, will generally not be subject to U.S. federal income tax or withholding unless (i) the Non-U.S. Holder is an individual who was present in the U.S. for 183 days or more in the taxable year of the disposition and meets certain other requirements; or (ii) the Non-U.S. Holder is subject to tax pursuant to certain provisions of the Code applicable to certain individuals who renounce their U.S. citizenship or terminate long-term U.S. residency. If a Non-U.S. Holder falls under (ii) above, the holder will be taxed on the net gain derived from the sale under the graduated U.S. federal income tax rates that are applicable to U.S. citizens and resident aliens, and may be subject to withholding under certain circumstances. If a Non-U.S. Holder falls under (i) above, the holder generally will be subject to U.S. federal income tax at a rate of 30% on the gain derived from the sale (or reduced treaty rate) and may be subject to withholding in certain circumstances.

      U.S. Information Reporting and Backup Withholding Tax. Backup withholding generally will not apply to a Note issued in registered form that is beneficially owned by a Non-U.S. Holder if the certification of Non-U.S. Holder status is provided to the Company or its agent as described above in "Certain U.S. Federal Income Tax Consequences to Non-U.S. Holders -- Interest," provided that the payor does not have actual knowledge that the holder is a U.S. person. The Company may be required to report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to, and the tax withheld, if any, with respect to each Non-U.S. Holder.

      If payments of principal and interest are made to the beneficial owner of a Note by or through the foreign office of a custodian, nominee or other agent of such beneficial owner, or if the proceeds of the sale of Notes are paid to the beneficial owner of a Note through a foreign office of a "broker" (as defined in the pertinent Regulations), the proceeds will not be subject to backup withholding (absent actual knowledge that the payee is a U.S. person). Information reporting (but not backup withholding) will apply, however, to a payment by a foreign office of a custodian, nominee, agent or broker that is (i) a U.S. person, (ii) a controlled foreign corporation for U.S. federal income tax purposes, or (iii) a foreign person that derives 50% or more of its gross income from the conduct of a U.S. trade or business for a specified three-year period or, effective after December 31, 1998, by a foreign office of certain other persons; unless the broker has in its records documentary evidence that the holder is a Non-U.S. Holder and certain conditions are met (including that the broker has no actual knowledge that the holder is a U.S. Holder) or the holder otherwise establishes an exemption. Payment through the U.S. office of a custodian, nominee, agent or broker is subject to both backup withholding at a rate of 31% and information reporting, unless the holder certifies that it is a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption.


     Any amount withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against, or refund of, such holder's U.S. federal income tax liability, provided that certain information is provided by the holder to the IRS.

                              PLAN OF DISTRIBUTION



     This Prospectus is to be used by Goldman Sachs in connection with offers and sales of the Notes in market-making transactions effected from time to time. Goldman Sachs may act as a principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

     Affiliates of Goldman Sachs currently own approximately 72.9% of the Company Common Stock. See "Ownership of Capital Stock." Goldman Sachs has informed the Company that it does not intend to confirm sales of the Notes to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.

     The Company has been advised by Goldman Sachs that, subject to applicable laws and regulations, Goldman Sachs currently intends to make a market in the Notes. However, Goldman Sachs is not obligated to do so and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See "Risk Factors -- Trading Market for the Notes."

     Goldman Sachs has provided investment banking services to the Company in the past and may provide such services and financial advisory services to the Company in the future. Goldman Sachs acted as purchaser in connection with the initial sale of the Original Notes and received an underwriting discount of approximately $3.3 million in connection therewith. See "Management -- Certain Relationships and Related Transactions."

     Goldman Sachs and the Company have entered into a registration rights agreement with respect to the use by Goldman Sachs of this Prospectus. Pursuant to such agreement, the Company agreed to bear substantially all registration expenses incurred under such agreement, and the Company agreed to indemnify Goldman Sachs against certain liabilities, including liabilities under the Securities Act.



                                     EXPERTS


     The financial statements and schedule of the Company as of December 31, 1996 and 1997 and for the years ended December 31, 1995, 1996 and 1997, included in this Prospectus, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and in the Registration Statement, and upon the authority of said firm as experts in accounting and auditing.


                         VALIDITY OF THE NOTES


   The validity of the Notes was passed upon for the Company by Wachtell, Lipton, Rosen & Katz, New York, New York, counsel to the Company in connection with the offer and sale of the Original Notes and the Notes.

                              AMSCAN HOLDINGS, INC
                          INDEX TO FINANCIAL STATEMENTS

                                                                         Page
                                                                         ----
Audited Financial Statements and Schedule:
  Report of Independent Auditors ......................................   F-2
  Consolidated Balance Sheets -- December 31, 1997 and 1996 ...........   F-3
  Consolidated Statements of Operations for the Years
    Ended December 31, 1997, 1996 and 1995 ............................   F-4
  Consolidated Statements of Stockholders' (Deficit)
    Equity for the Years Ended December 31, 1997, 1996 ................   F-5
    and 1995
  Consolidated Statements of Cash Flows for the Years
    Ended December 31, 1997, 1996 and 1995 ............................   F-6
  Notes to Consolidated Financial Statements ..........................   F-8
  Schedule -- Valuation and Qualifying Accounts .......................   F-34

Unaudited Financial Statements:
  Consolidated Balance Sheets June 30, 1998 and December 31, 1997......   F-35
    Consolidated Statements of Operations for the Six
    Months Ended June 30, 1998 and 1997 ...............................   F-36
  Consolidated Statement of Stockholders' Deficit for the
    Six Months Ended June 30, 1998 ....................................   F-37
  Consolidated Statements of Cash Flows for the Six
    Months Ended June 30, 1998 and 1997 ...............................   F-38
  Notes to Consolidated Financial Statements ..........................   F-39
  Supplemental Information ............................................   F-43

                              AMSCAN HOLDINGS, INC.

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors and Stockholders
Amscan Holdings, Inc.:

        We have audited the accompanying consolidated financial statements of Amscan Holdings, Inc. and subsidiaries as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Amscan Holdings, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.




                                             KPMG PEAT MARWICK LLP





February 13, 1998
Stamford, Connecticut

                              AMSCAN HOLDINGS, INC.

                           CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)

                                                                                  December 31,
                                                                               ------------------
                                                                               1997          1996
                                                                               ----          ----
                                     ASSETS
Current assets:
   Cash and cash equivalents..............................................   $111,539    $   1,589
   Accounts receivable, net of allowances of $5,693 and $4,138,
        respectively......................................................     44,838       37,378
   Inventories............................................................     51,742       45,693
   Deposits and other current assets......................................      8,073       11,360
                                                                          -----------   ----------
        Total current assets..............................................    216,192       96,020
Property, plant and equipment, net........................................     38,860       34,663
Intangible assets, net....................................................      7,762        7,443
Other assets, net  .......................................................      6,462        2,148
                                                                          -----------  -----------


        Total assets......................................................   $269,276     $140,274
                                                                             ========     ========

                 LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
   Loans and notes payable................................................ $      424    $  29,328
   Due to stockholders....................................................     93,243        1,393
   Accounts payable.......................................................     12,152        7,128
   Accrued expenses.......................................................     10,502        9,403
   Income taxes payable...................................................        167          822
   Current portion of long-term obligations...............................      2,911        2,541
                                                                           ----------    ---------
        Total current liabilities.........................................    119,399       50,615
Long-term obligations, excluding current portion..........................    234,422       15,085
Deferred tax liabilities..................................................      6,893        5,662
Other.....................................................................      3,781          963
                                                                           ----------  -----------
        Total liabilities.................................................    364,495       72,325
Stockholders' (deficit) equity:
   Common Stock...........................................................       -           2,070
   Additional paid-in capital.............................................       -          61,503
   Unamortized restricted Common Stock award..............................       (835)         -
   Notes receivable from officers.........................................       (750)         -
  (Deficit) retained earnings.............................................    (92,912)       4,748
   Foreign currency translation adjustment................................       (722)        (372)
                                                                          ----------- ------------
        Total stockholders' (deficit) equity..............................    (95,219)      67,949
                                                                            ---------   ----------


        Total liabilities and stockholders' (deficit) equity..............   $269,276     $140,274
                                                                             ========     ========







          See accompanying notes to consolidated financial statements.

                              AMSCAN HOLDINGS, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                             (Dollars in thousands)

                                                                   For the Years Ended December 31,
                                                                   --------------------------------
                                                                   1997        1996         1995
                                                                   ----        ----         ----
Net sales.....................................................  $209,931     $192,705     $167,403
Cost of sales                                                    136,571      123,913      108,654
                                                                --------     --------     --------
         Gross profit.........................................    73,360       68,792       58,749
Operating expenses:
   Selling expenses...........................................    13,726       11,838       12,241
   General and administrative expenses........................    20,772       19,266       15,002
   Art and development costs..................................     5,282        5,173        4,256
   Non-recurring expenses in connection with the Merger.......    22,083          --           --
   Non-recurring compensation in connection with the IPO......       --        15,535          --
   Special bonuses............................................       --         4,222        2,581
                                                                --------     --------     --------
         Total operating expenses.............................    61,863       56,034       34,080
                                                                --------     --------     --------
         Income from operations...............................    11,497       12,758       24,669
Interest expense, net.........................................     3,892        6,691        5,772
Other (income) expense, net...................................       (71)         335         (309)
                                                                --------     --------     --------
Income before income taxes and minority interests.............     7,676        5,732       19,206
Income tax expense............................................     7,665        1,952          731
Minority interests............................................       193        1,653        1,041
                                                                --------     --------     --------

         Net (loss) income....................................  $   (182)    $  2,127     $ 17,434
                                                                ========     ========     ========



Pro forma data (unaudited) (Note 11 ):
  Income before income taxes..................................               $  4,079     $ 18,165
  Pro forma income tax expense................................                  1,827        7,403
                                                                             --------     --------

       Pro forma net income...................................               $  2,252     $ 10,762
                                                                             ========     ========






          See accompanying notes to consolidated financial statements.


                                                AMSCAN HOLDINGS, INC.

                               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY
                                  For the Years Ended December 31, 1997, 1996 and 1995
                                                (Dollars in thousands)

                                                Unamortized
                                                 Restricted      Notes                Foreign
                                      Additional   Common     Receivable  Retained   Currency
                              Common   Paid-in   Stock Award,    from     Earnings  Translation   Treasury
                               Stock   Capital       Net       Officers   (Deficit)  Adjustment     Stock    Total
                               -----   -------       ---       --------   ---------  ----------     -----    -----

Balance at December 31, 1994 .  $ 393  $ 9,090         --          --      $12,037   $  (613)     $ (87)    $20,820
Net income....................    --       --          --          --       17,434       --         --       17,434
Subchapter S distributions
   and other..................    --       --          --          --      (11,009)      --         --      (11,009)
Net change in cumulative
   translation adjustment.....    --       --          --          --          --        (40)       --          (40)
                                -----    -----     --------    --------    --------   ------       -----     ------
Balance at December 31, 1995 .    393    9,090         --          --       18,462      (653)       (87)     27,205

Net income....................    --       --          --          --        2,127        --        --        2,127
Net adjustment for exchange
   of shares issued in the
   Organization...............  1,123   (1,210)        --          --          --         --         87         --
Subchapter S distributions
   and other..................    --    (7,583)        --          --      (15,841)                         (23,424)
Net proceeds from IPO.........    400   42,940         --          --          --         --        --       43,340
Shares issued to officer......     66    7,854         --          --          --         --        --        7,920
Shares issued for acquisition.     63    7,437         --          --          --         --        --        7,500
Contribution to ESOP and
   stock bonuses..............     25    2,975         --          --          --         --        --        3,000
Net change in cumulative
   translation adjustment.....     --      --          --          --          --        281        --          281
                                -----   -------    --------    --------    --------  --------      ------    ------
Balance at December 31, 1996 .  2,070   61,503         --          --        4,748      (372)       --       67,949

Net loss.......................   --       --          --          --         (182)      --         --         (182)
Net proceeds from sale of
   Common Stock................    42    4,482         --          --          --        --         --        4,524
Purchase of treasury stock.....   --                                                               (290)      ( 290)
Capital contribution...........   --     7,500         --          --          --        --         --        7,500
Distribution to the Estate.....   --       --          --          --         (619)      --         --         (619)
Issuance of Common Stock
   in the Merger, net..........   --    63,750     $(1,125)     $ (750)        --        --         --       61,875
Repurchase of Common Stock
   in the Merger...............(2,112)(137,235)        --          --      (96,859)      --         290    (235,916)
Amortization of restricted
   Common Stock award..........   --       --          290         --          --        --         --          290
Net change in cumulative
   translation adjustment  ....   --       --          --          --          --       (350)       --         (350)
                               ------   -------   ---------     --------   --------    -------     ------   --------

Balance at December 31, 1997  $   --    $  --     $   (835)     $ (750)    $(92,912)   $ (722)    $ --     $(95,219)
                              =======   =======   =========     =======    =========   ========   =======   ========






                   See accompanying notes to consolidated financial statements.

                                              AMSCAN HOLDINGS, INC.

                                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                              (Dollars in thousands)
                                                    (Unaudited)

                                                                                For the Years Ended December 31,
                                                                                --------------------------------
                                                                                    1997        1996        1995
                                                                                --------    --------    --------
Cash flows from operating activities:
   Net (loss) income .......................................................    $   (182)   $  2,127    $ 17,434
    Adjustments to reconcile net (loss) income to net cash
    provided by operating activities:
    Depreciation and amortization ..........................................       6,245       5,137       4,332
       (Gain) loss on disposal of property and equipment ...................         (31)        660          (5)
       Provision for doubtful accounts .....................................       3,775       2,350       1,581
       Amortization of Restricted Common Stock award .......................         290         --          --
       Deferred income tax provision .......................................       1,565         748         --
    Stock compensation expenses in connection with the IPO .................         --       10,920         --
    Changes in operating assets and liabilities, net of acquisitions:
      Increase in accounts receivable ......................................     (15,869)     (7,848)     (9,614)
      Increase in inventories ..............................................      (5,871)       (680)    (10,548)
      Decrease (increase) in deposits and other, net .......................       6,289      (3,796)       (101)
      Decrease (increase) in other assets ..................................       2,863         683      (1,172)
      Increase in accounts payable, accrued expenses and income
         taxes payable .....................................................       5,095       1,972       2,814
                                                                                 --------    --------    --------
         Net cash provided by operating activities .........................       4,169      12,273       4,721

Cash flows from investing activities:
   Capital expenditures ....................................................     (10,237)     (7,613)     (4,522)
   Proceeds from disposal of property and equipment ........................         140                       9
                                                                                 --------    --------    --------
         Net cash used in investing activities .............................     (10,097)     (7,613)     (4,513)

Cash flows from financing activities:
   Net proceeds from sale of Common Stock ..................................       4,524      43,340         --
   Capital contributions ...................................................       7,500         --          --
   Issuance of Common Stock in connection with the Merger ..................      61,875         --          --
   Payments to acquire treasury stock ......................................        (290)        --          --
   Payments to acquire Common Stock in the Merger ..........................    (142,673)        --          --
   Proceeds from loans, notes payable and long-term obligations
     net of debt issuance costs of $5,500 in 1997 ..........................     237,062       3,273      42,311
   Repayment of loans, notes payable and long-term obligations .............     (51,811)    (11,968)    (32,313)
   Proceeds from loans, notes payable and subordinated
     indebtedness to Principal Stockholder .................................         --          --        4,000
   Repayment of indebtedness to Principal Stockholder ......................        (182)    (17,179)     (2,842)
   Subchapter S distributions and other ....................................         --      (23,424)    (11,009)
                                                                                 --------    --------    --------
         Net cash provided by (used in) financing activities ...............     116,005      (5,958)        147

   Effect of exchange rate changes on cash .................................        (127)        395         (92)
                                                                                 --------    --------    --------
         Net increase (decrease) in cash and cash equivalents ..............     109,950        (903)        263

Cash and cash equivalents at beginning of year .............................       1,589       2,492       2,229
                                                                                 --------    --------    --------
Cash and cash equivalents at end of year ...................................    $111,539    $  1,589    $  2,492
                                                                                 ========    ========    ========

Supplemental  disclosures of cash flow information:
Cash paid during the period for:
         Interest ..........................................................    $  3,598    $  7,826    $  4,486
         Taxes .............................................................    $  6,604    $  1,085    $    601


          See accompanying notes to consolidated financial statements.

                              AMSCAN HOLDINGS, INC.

                             (Dollars in thousands)

Supplemental information on noncash activities (dollars in thousands):

Cash consideration due to stockholders as a result of the Merger totaled $235,916, of which $93,243 was payable at December 31, 1997.

In conjunction with the Merger, 15 shares of Common Stock aggregating $1,125 were issued to an officer and are subject to future vesting provisions. In addition, subsequent to the Merger, 10 shares of Common Stock were issued to certain officers of the Company in exchange for notes aggregating $750.

Capital lease obligations of $59 and $3,395 were incurred in 1997 and 1996, respectively. There were no capital lease obligations incurred in 1995.

In conjunction with the IPO in 1996, the Principal Stockholder (see Note 1) and certain affiliates of the Principal Stockholder exchanged shares in Amscan Inc. and certain affiliated entities for 15,024,616 and 138,461 shares, respectively, in the Company.

In conjunction with the IPO in 1996, the Company entered into an agreement to purchase an additional 50% of Am-Source, Inc. The Am-Source, Inc. stockholders exchanged all of their outstanding capital stock for 624,999 shares of the Company's stock valued at $7,500.

In conjunction with the IPO in 1996, the Company incurred stock compensation expense of $7,920 for the issuance of stock to an officer and $3,000 for the establishment of the ESOP for the benefit of the Company's domestic employees and the payment of stock bonuses to certain of such employees.















          See accompanying notes to consolidated financial statements.

                              AMSCAN HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1997


NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Initial Public Offering
-----------------------
        Amscan Holdings, Inc. ("Amscan Holdings" and, together with its subsidiaries, the "Company") was incorporated on October 3, 1996 for the purpose of becoming the holding company for Amscan Inc. and certain affiliated entities in connection with an initial public offering of common stock ("IPO") involving the sale of 4,000,000 shares of its common stock at $12.00 per share. The IPO was completed on December 18, 1996 pursuant to which John A. Svenningsen (the "Principal Stockholder") and certain affiliates of the Principal Stockholder exchanged shares in Amscan Inc. and certain affiliated entities for 15,024,616 and 138,461 shares, respectively, in Amscan Holdings (the "Organization") and, in the case of the Principal Stockholder, $133,000 in cash. On January 8, 1997, an additional 422,400 shares of common stock were sold at $12.00 per share to cover the over-allotments as provided for in the underwriting agreements between the Company and the underwriters associated with the IPO.

        Prior to the IPO, certain subsidiaries of Amscan Holdings were operated as Subchapter S corporations for federal and, where available, state income tax purposes. In connection with the IPO in 1996, such subsidiaries declared a dividend representing distributions of accumulated Subchapter S corporation profits and a return of capital. These amounts were reflected as subordinated debt and repaid from the net proceeds of the IPO.

Recapitalization
----------------
        On August 10, 1997, Amscan Holdings and Confetti Acquisition, Inc. ("Confetti"), a newly formed Delaware corporation affiliated with GS Capital Partners II, L.P. and certain other private investment funds managed by Goldman, Sachs & Co. (collectively, "GSCP"), entered into an Agreement and Plan of Merger (the "Merger Agreement") providing for a recapitalization of Amscan Holdings in which Confetti would be merged with and into Amscan Holdings (the "Merger"), with Amscan Holdings as the surviving corporation.

        On December 19, 1997 (the "Effective Time"), the Merger was consummated pursuant to the Merger Agreement. At the Effective Time, each share of the Common Stock, par value $0.10 per share, of the Company (the "Company Common Stock"), issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned, directly or indirectly, by the Company or by Confetti) were converted, at the election of each of the Company's stockholders, into the right to receive from the Company either (a) $16.50 in cash or (b) $9.33 in cash plus a retained interest in the Company equal to one share of Company Common Stock for every 150,000 shares held by such stockholder, with fractional shares of Company Common Stock paid in cash. The Estate of John
A. Svenningsen (the "Estate"), which owned approximately 71.2% of the outstanding Company Common Stock immediately prior to the Effective Time, elected to retain almost 10% of the outstanding shares of Company Common Stock. No stockholder other than the Estate elected to retain shares. Also pursuant to the Merger Agreement, at the Effective Time each outstanding share of Common Stock, par value $0.10 per share, of Confetti ("Confetti Common Stock"), was converted into an equal number of shares of Company Common Stock as the surviving corporation in the Merger. Pursuant to certain employment arrangements certain employees of the Company purchased an aggregate of 10 shares of Company Common Stock following the Effective Time. Accordingly, in the Merger the 825 shares of Confetti Common Stock owned by GSCP immediately prior to the Effective Time were converted into 825 shares of Company Common Stock, representing approximately 81.7% of the 1,010 issued and outstanding shares of the Company immediately following the Effective Time.

                              AMSCAN HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                                December 31, 1997

        The Merger was financed with an equity contribution of approximately $67.5 million (including contributions of Company Common Stock by certain employee stockholders and including issuances of restricted stock), $117 million from a senior term loan and $110 million from the issuance of senior subordinated notes (see Note 6). The Merger has been accounted for as a recapitalization and, accordingly, the historical basis of the Company's assets and liabilities has not been impacted by the Merger.

        Amscan Holdings and its subsidiaries design, manufacture, contract for manufacture and distribute party and novelty goods principally in the United States, Canada and Europe.

Basis of Presentation
---------------------
        The consolidated financial statements include the accounts of Amscan Holdings and its majority-owned subsidiaries (or with respect to less than majority-owned subsidiaries, on the equity basis). In connection with the IPO, there was a transfer of ownership between the former stockholders of Amscan Inc. and certain of its affiliates and Amscan Holdings whereby Amscan Holdings became the holding company for the business conducted by Amscan Inc. and certain of its affiliates. Such transfer of ownership was accounted for in a manner similar to a pooling of interests and resulted in Amscan Inc., Am-Source, Inc., JCS Realty Corp. and SSY Realty Corp. being taxed as Subchapter C corporations under federal and certain state income tax requirements. All material intercompany balances and transactions have been eliminated in consolidation. For periods prior to December 18, 1996, financial statements are presented on a combined basis. The name, Amscan Holdings' ownership and a brief description of the principal business activity of each consolidated subsidiary is presented below.


                     Subsidiary                Ownership               Principal Activity
                     ----------                ---------               ------------------

   Amscan Inc..........................           100%             Manufacturer - paper tableware;
                                                                     and distributor - worldwide
   Am-Source, Inc......................           100%             Manufacturer - plastic products
   Trisar, Inc.........................           100%             Manufacturer - gift products
   Amscan Distributors (Canada) Ltd....           100%             Distributor - Canada
   Amscan Holdings Limited.............            75%             Distributor - United Kingdom
   Amscan (Asia-Pacific) Pty Ltd.......           100%             Distributor - Australia and Asia
   Amscan Partyartikel GmbH............            95%             Distributor - Germany
   Amscan Svenska AB...................           100%             Distributor - Sweden
   Amscan de Mexico, S.A. de C.V ......            50%             Distributor - Mexico
   JCS Realty Corp.....................           100%             Real estate - Canada
   SSY Realty Corp.....................           100%             Real estate - United States


Acquisitions
------------
      During 1997, the Company transferred an equity interest in a customer to the Estate for (i) cash of $1,000,000, (ii) satisfaction of approximately $2,000,000 of certain debts and future lease obligations owed to the Estate, and
(iii) substantially all of the assets of Ya Otta Pinata ("Ya Otta"), a California corporation 100% owned by the Estate, at a valuation of approximately $1,015,000. Ya Otta manufactures pinatas which historically had been sold by the Company's sales force with no commissions charged to Ya Otta. The assets transferred were recorded at a historical cost of $396,000 resulting in a distribution to the Estate of $619,000.

                              AMSCAN HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                                December 31, 1997


        The results of operations of Ya Otta are included in the accompanying financial statements from the date of transfer. The results of operations of Ya Otta for periods prior to the transfer are not significant.

        In conjunction with the IPO in 1996, the Company entered into an agreement to acquire an additional 50% of Am-Source, Inc. The stockholders of Am-Source, Inc. exchanged all of their outstanding capital stock for 624,999 shares of the Company's stock valued at $7,500,000. The acquisition has been accounted for as a purchase and the excess purchase price over the fair value of the net assets acquired of $7,443,000 is being amortized on a straight-line basis over thirty years.

        The results of operations for the acquisition of the 50% balance of Am-Source, Inc. are included in the accompanying financial statements from the date of acquisition. The results of operations for this acquisition for the years ended December 31, 1996, and 1995 had the acquisition occurred at the beginning of 1995, are not significant.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash Equivalents
        Highly liquid investments with a maturity of three months or less when purchased are considered to be equivalents.

  Inventories
        Substantially all inventories of the Company are valued at the lower of cost or market (principally on the first-in, first-out method).

  Long-Lived Assets
        Property, plant and equipment are stated at cost. Machinery and equipment under capital leases are stated at the present value of the minimum lease payments at the inception of the lease.

        Depreciation is calculated principally on the straight-line method over the estimated useful lives of the assets. Machinery and equipment held under capital leases and leasehold improvements are amortized straight-line over the shorter of the lease term or estimated useful life of the asset.

        Intangible assets of $7,762,000 and $7,443,000 at December 31, 1997 and 1996, respectively, are comprised principally of goodwill, net of amortization, which represents the excess of the purchase price of acquired companies over the estimated fair value of the net assets acquired. Goodwill is being amortized on a straight-line basis over periods ranging from three to thirty years. Accumulated amortization was $1,315,000 and $1,050,000 at December 31, 1997 and 1996, respectively.

        The Company systematically reviews the recoverability of its long-lived and intangible assets by comparing their unamortized carrying value to their related anticipated undiscounted future cash flows. Any impairment related to long-lived assets is measured by reference to the assets' fair market value, and any impairment related to goodwill is measured against discounted cash flows. Impairments are charged to expense when such determination is made.

  Deferred Financing Costs
        Deferred financing costs are amortized to interest expense using the interest method over the lives of the related debt.

                              AMSCAN HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                                December 31, 1997

  Revenue Recognition
        The Company recognizes revenue from product sales when the goods are shipped to the customers. Product returns and warranty costs are immaterial.

  Catalogue Costs
        The Company expenses costs associated with the production of annual catalogues when incurred.

  Art and Development Costs
        Art and  development  costs are  primarily  internal  costs that are not
easily   associated  with  specific  designs  which  may  not  reach  commercial production. Accordingly, the Company expenses these costs as incurred.

  Interest Rate Swap Agreements
        The Company may enter into interest rate swap agreements to limit the effect of increases in the interest rates on any floating rate debt. The differential is accrued as interest rates change and is recorded in interest expense.

  Income Taxes
        Prior to the IPO, Amscan Inc., Am-Source, Inc., JCS Realty Corp. and SSY Realty Corp. were operated as Subchapter S corporations for federal and, where available, state income tax purposes. As a result, these corporations did not record or pay any federal or state income taxes except in states which do not recognize Subchapter S corporation status.

        Since December 18, 1996, the Company has been taxed as a Subchapter C corporation, and as a result, the Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109"). Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities and operating loss and tax credit carryforwards applying enacted statutory tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the judgment of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

  Non-Recurring Expenses
        In connection with the Merger in 1997, the Company has recorded non-recurring expenses of $22,083,000, comprised of $11,652,000 in transaction costs, $7,500,000 of compensation to an officer, $1,901,000 for the redemption of Company Stock Options and $1,030,000 of debt retirement costs.

        In conjunction with the IPO in 1996, the Company has recorded non-recurring compensation expenses of $15,535,000 related to stock and cash payments of $12,535,000 to certain executives in connection with the termination of prior employment agreements and $3,000,000 for the establishment of an ESOP for the benefit of the Company's domestic employees and the payment of stock bonuses to certain of such employees.

  Stock-Based Compensation
        The Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123") effective January 1, 1996. SFAS No. 123 permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant.

                              AMSCAN HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                                December 31, 1997

        Alternatively, SFAS No. 123 allows entities to apply the provisions of Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB No, 25"), which requires the recognition of compensation expense at the date of grant only if the current market price of the underlying stock exceeds the exercise price, and to provide pro forma net income disclosures for employee stock option grants made in 1995 and subsequent years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB No. 25 and will provide the pro forma disclosure provisions of SFAS No. 123.

  Foreign Currency Transactions and Translation
        Realized foreign currency exchange gains or losses, which result from the settlement of receivables or payables in currencies other than U.S. dollars, are credited or charged to operations. Unrealized gains or losses on foreign currency exchanges are insignificant.

        The balance sheets of foreign subsidiaries are translated into U.S. dollars at the exchange rates in effect on the balance sheet date. The results of operations of foreign subsidiaries are translated into U.S. dollars at the average exchange rates effective for the periods presented. The differences from historical exchange rates are reflected as a separate component of stockholders' equity.

  Concentration of Credit Risk
        While the Company's customers are geographically dispersed throughout North America, South America, Europe, Asia and Australia, there is a concentration of sales made to and accounts receivable from the stores which operate in the party superstore channel of distribution. At December 31, 1997 and 1996, the Company's two largest customers, Party City and Party Stores Holdings, Inc., with approximately 347 stores, accounted for 17% and 22%, respectively, of consolidated accounts receivable, net. For the years ended December 31, 1997, 1996 and 1995, sales to the Company's two largest customers represented 24%, 21% and 17%, respectively, of consolidated net sales. Of such amount, sales to the Company's largest customer represented 19%, 15% and 11%, respectively. No other group or combination of customers subjected the Company to a concentration of credit risk.

  Reclassifications
        In connection with the preparation of the accompanying financial statements, the Company has reclassified certain amounts in prior financial statements to conform to the current year presentation.

  Use of Estimates
        Management has made estimates and assumptions relating to the reporting of assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

                              AMSCAN HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                                December 31, 1997

NOTE 3 - INVENTORIES

        Inventories at December 31, 1997 and 1996 consisted of the following (dollars in thousands):

                                                                         1997        1996
                                                                         ----        ----
        Finished goods.............................................    $47,704     $42,127
        Raw materials..............................................      3,570       3,863
        Work-in process............................................      1,630       1,388
                                                                       --------    --------
                                                                        52,904      47,378
        Less:  reserve for slow moving and obsolete inventory......     (1,162)     (1,685)
                                                                       --------    --------

                                                                       $51,742     $45,693
                                                                       ========    ========


NOTE 4 - PROPERTY, PLANT AND EQUIPMENT

        Major classifications of property, plant and equipment at December 31, 1997 and 1996 consisted of the following (dollars in thousands):

                                                                                            Estimated
                                                                  1997         1996       Useful Lives
                                                               ---------    ---------     ------------
        Machinery and equipment...............................  $ 38,105     $ 31,621         3-15
        Buildings.............................................    12,585       12,702        31-40
        Data processing equipment.............................    11,737        9,259          5
        Leasehold improvements................................     1,188          900         2-20
        Furniture and fixtures................................     3,547        3,071          10
        Land..................................................     1,917        1,917          -
                                                               ---------    ---------
                                                                  69,079       59,470
        Less:  accumulated depreciation and amortization......   (30,219)     (24,807)
                                                               ---------    ---------

                                                               $  38,860    $  34,663
                                                               =========    =========


        Depreciation and amortization expense was $5,980,000, $4,787,000 and $3,982,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

NOTE 5 - LOANS AND NOTES PAYABLE

        Loans and notes payable outstanding at December 31, 1997 and 1996 consisted of the following (dollars in thousands):

                                                                                 1997        1996
                                                                               -------     -------

        Revolving credit line with interest at LIBOR plus 0.875%
           (6.75%, at December 31,1996)...................................        --       $ 5,000
        Revolving credit line with interest at the prime rate (8.25%
           at  December 31, 1996).........................................        --        23,950
        Revolving credit line denominated in Canadian dollars with interest at the Canadian prime rate (6.0% and 4.75% at
           December 31, 1997 and 1996, respectively)......................     $  424          378
                                                                               ------      -------

                                                                               $  424      $29,328
                                                                               ======      =======

                              AMSCAN HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                                December 31, 1997

        Upon consummation of the Merger on December 19, 1997, the Company's existing domestic revolving credit arrangements terminated and the Company entered into Bank Credit Facilities (see Note 6) which include a $50,000,000 revolving credit facility (the "Revolving Credit Facility"). At December 31, 1997, there were no amounts borrowed under the Revolving Credit Facility.

      The Revolving Credit Facility has a term of five years and bears interest, at the option of the Company, at the lenders' customary base rate plus 1.25% per annum or at the lenders' customary reserve adjusted Eurodollar rate plus 2.25% per annum. Interest on balances outstanding under the Revolving Credit Facility are subject to adjustment in the future based on the Company's performance. Amounts drawn on the Revolving Credit Facility for working capital purposes are also subject to an agreed upon borrowing base and periodic reduction of outstanding balances. All borrowings under the Revolving Credit Facility are guaranteed by the Company's domestic subsidiaries and are subject to mandatory prepayments upon the occurrence of certain events (see Note 6).

        In addition to the Revolving Credit Facility, the Company has a $1,000,000 Canadian dollar denominated revolving facility which bears interest at the Canadian prime rate and expires on April 30, 1998 and a $1,000,000 British pound sterling denominated revolving credit facility which bears interest at the U.K. base rate plus 1.75% and expires on May 12, 1998. No borrowings were outstanding under the British pound sterling denominated revolving credit facility at December 31, 1997.

        The  weighted   average  interest  rates  on  loans  and  notes  payable
outstanding at December 31, 1997 and 1996 were 6.0% and 7.95%, respectively.

        Prior to the Merger, the Company maintained three interest rate swap contracts covering $25,000,000 of its outstanding obligation under its LIBOR based variable rate revolving credit agreement. The contracts fixed the interest rates as indicated below and entitled the Company to settle with the counterparty on a quarterly basis, the product of the notional amount times the amount, if any, by which the ninety day LIBOR rate differed from the fixed rate. The contracts were terminated on December 19, 1997, in conjunction with the Merger, at a cost of $1,030,000, which is reported as a non-recurring expense (see Note 2). Net payments to the counterparty under the swap contracts for the years ended December 31, 1997, 1996 and 1995, which have been recorded as additional interest expense, were as follows (dollars in thousands):

                                                                       Additional Interest
                                                                              Expense
                              Notional                                 -------------------
        Date of contract       amount       Term       Fixed rate     1997    1996    1995
        ----------------       ------       ----       ----------     ----    ----    ----
        September 28, 1994..  $ 5,000     10 years       7.945%       $109    $122    $ 94
        May 12, 1995 .......  $10,000      5 years       6.590%         70     105      42
        July 20, 1995.......  $10,000     10 years       6.750%        102     122      38
                                                                      ----    ----    ----

                                                                      $281    $349    $174
                                                                      ====    ====    ====

                              AMSCAN HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                                December 31, 1997

NOTE 6 - LONG-TERM INDEBTEDNESS

Long-term indebtedness at December 31, 1997 and 1996 consisted of the following (dollars in thousands):


                                                             1997        1996
                                                          ---------   ---------
     Senior Subordinated Notes (a)......................   $110,000         --
     Term loans (b).....................................    117,000    $  5,778
     Mortgage obligations (c)...........................      5,869       6,654
     Capital lease obligations (d)......................      4,464       5,194
                                                            -------     -------
            Total long-term obligations.................    237,333      17,626
     Less:  current portion.............................     (2,911)     (2,541)
                                                            -------     -------
     Long-term obligations, excluding current portion...   $234,422     $15,085
                                                           ========     =======



        On December 19, 1997, the Company issued $110,000,000 aggregate principal amount of 9 7/8% Senior Subordinated Notes due in 2007 (the "Notes") and entered into a bank credit agreement (the "Bank Credit Facilities") providing for borrowings in the aggregate principal amount of approximately $117,000,000 under a term loan (the "Term Loan") and revolving loan borrowings of up to $50,000,000 under a revolving credit facility (the "Revolving Credit Facility", see Note 5) (collectively, the "Merger Financings"). The proceeds of the Merger Financings were used to fund the payment of the cash portion of the Merger consideration, to refinance certain existing outstanding indebtedness of the Company, to pay transaction costs incurred in connection with the Merger, and for general corporate purposes. The Company is required to make prepayments on the Bank Credit Facilities under certain circumstances, including upon certain asset sales and issuance of debt or equity securities, subject to certain exceptions. Such mandatory prepayments will be applied to prepay the Term Loan first (on a pro rata basis) and thereafter to prepay the Revolving Credit Facility and to reduce the commitments thereunder. Subject to certain call protection provisions applicable for 18 months from the Effective Time, the Company may prepay, in whole or in part, borrowings under the Term Loan. Call protection provisions also apply to certain mandatory prepayments of borrowings under the Term Loan. The Company may prepay borrowings under or reduce commitments for the Revolving Credit Facility, in whole or in part, without penalty. The Bank Credit Facilities are guaranteed by the Company's domestic subsidiaries (the "Guarantors" see Note 16). Subject to certain exceptions, all extensions of credit to the Company and all guarantees are secured by all existing and after-acquired personal property of the Company and the Guarantors, including, subject to certain exceptions, a pledge of all of the stock of all subsidiaries owned by the Company or any of the Guarantors and first priority liens on after-acquired real property and leasehold interests of the Company and the Guarantors. The guarantees are joint and several guarantees, irrevocable and full and unconditional, limited to the largest amount that would not render such guarantee obligations under the guarantee subject to avoidance under any applicable federal or state fraudulent conveyance or similar law.


(a) The Senior Subordinated Notes were sold by the Company on December 19, 1997, and were subsequently resold to qualified institutional buyers in reliance upon Rule 144A and Regulation S under the Securities Act of 1933 (the "Note Offering"). In connection with the Note Offering, the Company entered into a Registration Rights Agreement, which granted holders of the Notes certain exchange and registration rights. In February 1998, the Company filed with the Securities and Exchange Commission a Registration Statement on Form S-4 offering to exchange registered notes

                              AMSCAN HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                                December 31, 1997

    (the "Exchange Notes") for the Notes issued in connection with the Note Offering. The terms of the Notes and the Exchange Notes are substantially identical.

    The Notes bear and Exchange Notes will bear interest at a rate equal to 9 7/8% per annum. Interest is payable semi-annually on June 15 and December 15 of each year, commencing June 15, 1998. The Notes and Exchange Notes are redeemable at the option of the Company, in whole or in part, at any time on or after December 15, 2002, at redemption prices ranging from 104.937% to 100%, plus accrued and unpaid interest to the date of redemption. In addition, at any time prior to December 15, 2000, up to an aggregate of 35% of the principal amount of Notes and Exchange Notes will be redeemable at the option of the Company, on one or more occasions, from the net proceeds of public or private sales of common stock of, or contributions to the common equity capital of the Company at a price of 109.875% of the principal amount of the Notes and Exchange Notes, together with accrued and unpaid interest, if any, to the date of redemption; provided that at least
    $65,000,000 in aggregate principal amount of Notes and Exchange Notes remains outstanding immediately after each such redemption. At any time on or prior to December 15, 2002, the Notes and Exchange Notes may also be redeemed as a whole but not in part at the option of the Company upon the occurrence of a Change of Control, as defined in the note indenture, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium, as defined in the note indenture, together with accrued and unpaid interest, if any, to the date of redemption. If the Company does not redeem the Notes and Exchange Notes upon a Change of Control, the Company will be obligated to make an offer to purchase the Notes and Exchange Notes, in whole or in part, at a price equal to 101% of the aggregate principal amount of the Notes and Exchange Notes, plus accrued and unpaid interest, if any, to the date of purchase. If a Change of Control were to occur, the Company may not have the financial resources to repay all of its obligations under the Bank Credit Agreement, the note indenture and the other indebtedness that would become payable upon the occurrence of such Change of Control.

(b) The $117,000,000 Term Loan at December 31, 1997 matures seven years after funding and provides for amortization (in quarterly installments) of one percent of the principal amount thereof per year for the first five years and 32.3% and 62.7% of the principal amount thereof in the sixth and seventh years, respectively. The Term Loan will bear interest, at the option of the Company, at the lenders' customary base rate plus 1.375% per annum or at the lenders' customary reserve adjusted Eurodollar rate plus 2.375% per annum. The Company is obligated to obtain interest rate protection, pursuant to interest rate swaps, caps or other similar arrangements satisfactory to GS Credit Partners, with respect to a notional amount of not less than half of the aggregate amount outstanding under the Term Loan as of the Effective Time, which protection must remain in effect for not less than three years after the Effective Time. At December 31, 1997, the Company has entered into a three year interest rate swap contract with a financial institution pursuant to which it has exchanged its floating interest obligation on $58,500,000 notional principal amount of the Term Loan for an effective fixed interest obligation of 8.36%. The interest rate swap contract requires the Company to settle the difference in interest obligations quarterly. At December 31, 1997, the floating interest rate on the Term Loan was 8.28%. At December 31, 1996, the Company had various term loans payable to financial institutions due through April 1, 2002. The loans were collateralized by specific assets of the Company and carried interest rates which ranged from 8.01% to 9.5%. These term loans were repaid in conjunction with the Merger Financing.

                              AMSCAN HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                                December 31, 1997

(c) The Company has mortgage obligations payable to financial institutions relating to certain distribution facilities due through September 13, 2004. The mortgages are collateralized by specific real estate assets of the Company and carry interest rates ranging from the Canadian prime rate plus 0.5% (6.50% and 5.25% as of December 31, 1997 and 1996, respectively) to 8.51%. At December 31, 1997 and 1996, $1,820,000 and $2,100,000 of mortgage obligations, respectively, are denominated in Canadian dollars.

(d) The Company has entered into various capital leases for machinery and equipment with implicit interest rates ranging from 4.71% to prime rate plus 1.0% (9.5% and 9.25% at December 31, 1997 and 1996, respectively) which extend to 2003.


     At December 31, 1997, principal maturities of long-term obligations consisted of the following (dollars in thousands):

                                               Mortgages, Notes         Capital
                                                   and Loans       Lease Obligations      Total
                                                   ---------       -----------------      -----
        1998.................................   $    1,935               $1,311       $    3,246
        1999.................................        1,922                1,234            3,156
        2000.................................        1,922                1,168            3,090
        2001.................................        1,922                1,350            3,272
        2002.................................        1,922                  110            2,032
        Thereafter...........................      223,246                   37          223,283
                                                  --------             --------         --------
                                                   232,869                5,210          238,079
        Amount representing interest.........            -                 (746)            (746)
                                                  --------             --------         --------
        Long-term obligations................     $232,869               $4,464         $237,333
                                                  ========               ======         ========


NOTE 7 - DUE TO STOCKHOLDERS

        At December 31, 1997, the Company owed stockholders cash consideration of $93,243,000 for their shares of Company Common Stock in connection with the Merger.

        At December 31, 1996, the Company owed the Principal Stockholder $1,274,000 under a subordinated note bearing interest at the prime rate plus 0.5% (8.75% at December 31, 1996). This note was subject to a subordination agreement among the Principal Stockholder, Amscan Inc., and the lenders involved with the revolving credit agreement in effect prior to the Merger Financing.

        Prior to the IPO, certain subsidiaries of the Company declared a dividend representing distributions of accumulated Subchapter S profits of $15,841,000 and a return of capital of $7,583,000. These amounts and nearly all of the previous balances of subordinated debt were repaid from the net proceeds of the IPO. A waiver was obtained from the banks for the repayment of these amounts due to the Principal Stockholder.

                              AMSCAN HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                                December 31, 1997

NOTE 8 - EMPLOYEE BENEFIT PLANS

        Certain subsidiaries of the Company maintain a profit-sharing plan for eligible employees providing for annual discretionary contributions to a trust. Eligible employees are full-time domestic employees who have completed six months of service and attained the age of 18. Effective January 1, 1995, the plan requires the subsidiaries to match 25% to 50% of the first 6% of an employee's annual salary voluntarily contributed to the plan. Benefit expense for the years ended December 31, 1997, 1996 and 1995 totaled $1,432,000, $731,000 and $558,000, respectively.

        In connection with the IPO in 1996, the Company established the Employee Stock Ownership Plan (the "ESOP") for the benefit of its domestic employees and authorized the payments of stock bonuses to certain of such employees. During the year ended December 31, 1996, there was a special one-time issuance of 250,000 shares of Company Common Stock valued at $1,898,000 for the establishment of the ESOP and $1,102,000 for payment of stock bonuses. No shares of Company Common Stock were issued under the ESOP during the year ended December 31, 1997. In connection with the Merger, the ESOP shares were converted to cash and the ESOP plan and assets were merged into the profit-sharing plan.

NOTE 9 - SPECIAL BONUSES

        During 1996 and 1995, Amscan Inc. had employment agreements with certain key executives and senior managers which provided for these individuals to receive annual bonuses based upon the pre-tax income of Amscan Inc. and certain of its affiliates. These bonuses, which amounted to approximately 18% to 20% of pre-tax income, are reflected in the Consolidated Statements of Operations in the caption "Special Bonuses." These individuals did not receive such special bonuses after 1996. At December 31, 1996, $1,584,000 was accrued for such bonuses and included in accrued expenses.

NOTE 10 - STOCK OPTION PLAN

        The Company adopted the Amscan Holdings, Inc. Stock Incentive Plan (the "1997 Stock Incentive Plan") in conjunction with the Merger in 1997. The 1997 Stock Incentive Plan is administered by the Board of Directors. Under the terms of the 1997 Stock Incentive Plan, the Board may award Company Common Stock, stock options and stock appreciation rights to certain directors, officers, employees and consultants of the Company and its affiliates. The vesting periods for awards are determined by the Board at the time of grant. The total number of shares of Company Common Stock initially reserved and available for grant under the 1997 Stock Incentive Plan is 120 shares. The 1997 Stock Incentive Plan will terminate ten years after its effective date; however, awards outstanding as of such date will not be affected or impaired by such termination.

        On December  19, 1997,  the Company  granted  stock  options to purchase
99.894 shares of Common Stock under the terms of the 1997 Stock Incentive Plan, at an exercise price of $75,000 per share which represented the estimated fair market value of the Company's Common Stock at the grant date. The options vest in equal installments on each of the first five anniversaries of the grant date. The options are non-transferable (except under certain limited circumstances) and have a term of ten years.

                              AMSCAN HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                                December 31, 1997

        In addition, on December 19, 1997, the Company converted 512,000 stock options granted in 1997 and 1996, under the terms of the 1996 Stock Option Plan for Key Employees (the "1996 Stock Option Plan"), with exercise prices of $12.00, $13.00 and $13.125, into cash of $1,901,000 and 16.03 stock options
("Rollover Options") issued under the terms of the 1997 Stock Incentive Plan, with exercise prices of $54,545, $59,091 and $59,659. The terms of the Rollover Options are the same as the $75,000 option grant. The cash paid upon conversion of the stock options is reported as a non-recurring expense of the Merger (see
Note 2).

        All options issued under the 1997 Stock Incentive Plan were outstanding and none was exercisable at December 31, 1997.

      During 1996, options to purchase 425,000 shares of Company Common Stock at the fair market value at the date of grant ($12.00) were granted under the terms of the 1996 Stock Option Plan. All options issued were outstanding and none was exercisable as of December 31, 1996.

      The Company has adopted the disclosure-only provisions of SFAS No. 123. Accordingly, no compensation cost has been recognized in connection with the issuance of options under either stock option plan as all options were granted with exercise prices equal to estimated fair market value on the date of grant. Had the Company determined stock-based compensation based on the fair value of the options granted at the grant date consistent with the method prescribed under SFAS No. 123, the Company's net (loss) income would have been reduced to the SFAS No. 123 pro forma amounts indicated below:

                                                        Years Ended December 31,
                                                        ------------------------
                                                            1997       1996
                                                            ----       ----
       Net (loss) income:
              As reported  ..........................      $(182)     $2,127
              SFAS No. 123 pro forma  ...............      $(249)     $2,113

      It has been assumed that the estimated fair value of the options granted in 1997 under the 1997 Stock Incentive Plan is amortized on a straight line basis to compensation expense, net of taxes, over the vesting period of the grant, which is approximately five years. The estimated fair value of each option on the date of grant is $26,737 using the Minimum Value Method with the following assumptions; dividend yield of 0%; risk-free interest rate of 6.50%, and expected lives of seven years.

      It has been assumed that the estimated fair value of the options granted in 1997 and 1996 under the 1996 Stock Option Plan is amortized on a straight line basis to compensation expense, net of taxes, over the vesting period of the grant, which is approximately four years. The estimated fair value of each option on the date of grant is $5.22, using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%; expected volatility of 25%; risk-free interest rate of 6.43%; and expected lives of seven years.

NOTE 11 - INCOME TAXES

        Prior to the consummation of the IPO in 1996, Amscan Inc., Am-Source, Inc., JCS Realty Corp. and SSY Realty Corp. elected to be taxed as Subchapter S corporations under the Internal Revenue Code.

                              AMSCAN HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                                December 31, 1997

        Accordingly, these companies were not subject to federal and state income taxes, to the extent that states recognize Subchapter S corporation status. Upon the termination of the Subchapter S corporation status in connection with the IPO, the aforementioned companies became subject to federal and state income taxes. The cumulative effect of such tax status change relating to the recording of deferred taxes as of December 18, 1996 was $786,000 and has been included in the income tax expense for the year ended December 31, 1996. Pro forma income tax expense for 1996 and 1995 of $1,827,000 and $7,404,000, respectively, is calculated at statutory rates (40.5%) assuming Amscan Inc., Am-Source, Inc., JCS Realty Corp., and SSY Realty Corp. had not elected Subchapter S corporation status for those periods.

        A summary of domestic and foreign pre-tax income follows (dollars in thousands):


                                                    Years Ended December 31,
                                                    ------------------------
                                                 1997         1996        1995
                                                 ----         ----        ----

        Domestic  ..........................    $6,655       $3,137      $17,750
        Foreign  ...........................     1,021        2,595        1,456
                                               -------      -------     --------
        Total  .............................    $7,676       $5,732      $19,206
                                                ======       ======      =======



        The provision for income taxes consisted of the following (dollars in thousands):

                                                    Years Ended December 31,
                                                    ------------------------
                                                 1997         1996        1995
                                                 ----         ----        ----
        Current:
             Federal  ......................    $ 4,222         --           --
             State  ........................      1,174     $   212          --
             Foreign  ......................        704         992      $   731
                                               --------    --------       ------
               Total current provision  ....      6,100       1,204          731

        Deferred:
             Federal........................      1,250        (113)         --
             State..........................        375         (25)         --
             Foreign........................        (60)        100          --
             Change in tax status...........                    786          --
                                               --------     -------       ------
               Total deferred provision.....      1,565         748          --
                                               --------     -------       ------


        Income tax expense..................     $7,665       $1,952     $   731
                                                 ======       ======      ======

                              AMSCAN HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                                December 31, 1997

      Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred income tax assets and liabilities consisted of the following (dollars in thousands):

                                                                1997       1996
                                                                ----       ----
        Current deferred tax assets:
        Provision for doubtful accounts...................     $2,858     $1,692
        Accrued liabilities...............................        340      1,568
        Inventories.......................................        976      1,438
        Other.............................................        365        175
                                                              -------    -------
           Current deferred tax assets....................     $4,539     $4,873
                                                               ======     ======

        Non-current deferred tax liabilities:
        Property, plant and equipment.....................     $6,275     $4,484
        Future taxable income resulting from a change
           in accounting method for tax purposes..........        618        823
        Other.............................................        --         355
                                                              -------    -------

           Non-current deferred tax liabilities...........     $6,893     $5,662
                                                               ======     ======


      In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences.

      The difference between the Company's effective income tax rate and the federal statutory income tax rate of 35.0% is reconciled below:

                                                                         Years Ended December 31,
                                                                         ------------------------
                                                                      1997         1996         1995
                                                                     -----        -----        -----
        Provision at federal statutory income tax rate...........     35.0%        35.0%        35.0%
        Effect of non-deductible expenses related
            to the Merger  ......................................     51.2          --           --
        Effect of Subchapter S income not subject
            to federal income taxes  ............................      --         (19.1)       (32.3)
        State income tax, net of federal tax benefit  ...........     20.2          4.3          --
        Change in tax status.....................................                  13.7          --
        Other ...................................................     (6.5)         0.2          1.1
                                                                      -----        ----       ------
        Effective income tax rate ...............................     99.9%        34.1%         3.8%
                                                                      ====         ====       ======

                              AMSCAN HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                                December 31, 1997

NOTE 12 - CAPITAL STOCK

        At December 31, 1997 and 1996, the Company's authorized capital stock consisted of 5,000,000 shares of preferred stock, $0.10 par value, of which no shares were issued or outstanding, and 50,000,000 shares of common stock, $0.10 par value, of which 1,010 shares were issued and outstanding at December 31, 1997 and 20,698,076 shares were issued and outstanding at December 31, 1996.

        In connection with the Merger, several employee stockholders entered into a stockholders' agreement ("Stockholders' Agreement") that provides, among other things, that the Company can purchase, and that the employee stockholders can require the Company to purchase, all of the shares held by the employee stockholders under certain circumstances. At December 31, 1997 there were 85 employee shares subject to the buy-back provisions of the Stockholders' Agreement of which 10 shares were not yet fully paid and 15 shares were subject to future vesting provisions. The purchase price as prescribed in the Stockholders' Agreement is to be determined through a market valuation of the minority-held shares. At December 31, 1997, the aggregate amount that may be payable to employee stockholders is not significant.

NOTE 13 - LEASES

      The Company is obligated under various capital leases for certain machinery and equipment which expire on various dates through October 1, 2003 (see Note 6). At December 31, 1997 and 1996, the amount of machinery and equipment and related accumulated amortization recorded under capital leases and included with property, plant and equipment consisted of the following (dollars in thousands):


                                                              1997        1996
                                                              ----        ----

      Machinery and equipment  .........................     $6,494      $6,452
      Less:  accumulated amortization  .................     (1,798)     (1,042)
                                                             ------      ------

                                                             $4,696      $5,410
                                                             ======      ======

      Amortization of assets held under capitalized leases is included with depreciation expense.

      The Company has several noncancelable operating leases with unaffiliated third parties, principally for office and manufacturing space, showrooms, and warehouse equipment, that expire on various dates though 2017. These leases generally contain renewal options and require the Company to pay real estate taxes, utilities and related insurance.

      At December 31, 1997, the Company also had a non-cancelable operating lease with a real estate entity owned by the Estate of the Principal Stockholder ("Unconsolidated Affiliate") for warehouse space that expires in December 2000. The lease requires monthly rental payments through October 2001 which are subject to reduction under certain circumstances. The Company has options to renew the lease at market rates for two additional one year periods.

                              AMSCAN HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                                December 31, 1997


      At December 31, 1997, future minimum lease payments under all operating leases consisted of the following (dollars in thousands):

                                                        Unconsolidated
                                             Third Parties   Affiliate    Total
                                             -------------   ---------    -----
      1998  ................................   $ 6,667         $178      $ 6,845
      1999  ................................     5,488          350        5,838
      2000  ................................     4,662          204        4,866
      2001  ................................     4,492          146        4,638
      2002  ................................     4,395          --         4,395
      Thereafter  ..........................    24,779          --        24,779
                                               -------         ----       ------
                                               $50,483         $878      $51,361
                                               =======         ====      =======


      Rent expense for the years ended December 31, 1997, 1996 and 1995 was $6,844,000, $5,300,000 and $2,547,000, respectively, of which $2,089,000,
$2,134,000 and $936,000, respectively, related to leases with the Unconsolidated Affiliate and other related parties.

NOTE 14 - SEGMENT INFORMATION

  Industry Segments
      The Company operates in one industry segment which involves the design, manufacture, contract for manufacture and distribution of party and novelty goods.

   Geographic Segments
      The Company's export sales, other than those intercompany sales reported below as sales between geographic areas, are not material. Sales between geographic areas primarily consist of sales of finished goods for distribution in the foreign markets. No one single foreign operation is significant to the Company's consolidated operations. Intersegment sales between geographic areas are made at cost plus a share of operating profit.

      The Company's geographic area data for each of the three fiscal years ended December 31, 1997, 1996 and 1995 were as follows (dollars in thousands):

                                                    Domestic    Foreign   Eliminations  Consolidated
                                                    --------    -------   ------------  ------------
        1997
        Sales to unaffiliated customers.........    $183,536    $26,395          --       $209,931
        Sales between geographic areas..........      11,556        308    $ (11,864)            -
                                                    --------    -------    ----------     --------
        Net sales...............................    $195,092    $26,703    $ (11,864)     $209,931
                                                    ========    =======    ==========     ========

        Income from operations..................    $  9,575    $ 1,922          --       $ 11,497
                                                    ========    =======
        Interest expense, net...................         --         --           --          3,892
        Other income, net.......................         --         --           --            (71)
                                                                                          --------
        Income before income taxes and minority
           interests............................         --         --           --       $  7,676
                                                                                          ========

        Identifiable assets.....................    $255,644    $13,632          --       $269,276
                                                    ========    =======                   ========

                              AMSCAN HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                                December 31, 1997

                                                    Domestic    Foreign   Eliminations  Consolidated
                                                    --------    -------   ------------  ------------
        1996
        Sales to unaffiliated customers.........    $168,165    $ 24,540         --       $192,705
        Sales between geographic areas..........       8,643         116    $ (8,759)          --
                                                    --------    --------    ---------     --------
        Net sales...............................    $176,808    $ 24,656    $ (8,759)     $192,705
                                                    ========    ========    =========     ========

        Income from operations..................    $ 10,643    $  2,115         --       $ 12,758
                                                    ========    ========
        Interest expense, net...................         --          --          --          6,691
        Other expense, net......................         --          --          --            335
                                                                                          --------
        Income before income taxes and
          minority interests....................         --          --          --       $  5,732
                                                                                          ========

        Identifiable assets.....................    $127,472     $12,802         --       $140,274
                                                    ========     =======                  ========

        1995

        Sales to unaffiliated customers  .......    $146,198     $21,205         --       $167,403
        Sales between geographic areas  ........       8,508          60    $ (8,568)          --
                                                    --------     -------    ---------     --------
        Net sales  .............................    $154,706     $21,265    $ (8,568)     $167,403
                                                    ========     =======    =========     ========

        Income from operations  ................    $ 22,782     $ 1,887         --       $ 24,669
                                                    ========     =======
        Interest expense, net...................         --          --          --          5,772
        Other income, net.......................         --          --          --           (309)
                                                                                          --------
        Income before income taxes and minority
          interests.............................         --          --          --       $ 19,206
                                                                                          ========

        Identifiable assets  ...................    $ 99,123     $15,478         --       $114,601
                                                    ========     =======                  ========


NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS

      The carrying amounts for cash and cash equivalents, accounts receivables, deposits and other current assets, loans and notes payable, accounts payable, accrued expenses (non derivatives) and other current liabilities approximates fair value at December 31, 1997 because of the short term maturity of those instruments or their variable rate of interest.

      The carrying amount of the Company's Senior Subordinated Notes approximates fair value at December 31, 1997, based on the quoted market price of similar debt instruments. The carrying amounts of the Company's borrowings under its Bank Credit Facilities and other revolving credit facilities approximate fair value because such obligations generally bear interest at floating rates. The carrying amounts for other long term debt approximates fair value at December 31, 1997, based on the discounted future cash flow of each instrument at rates currently offered for similar debt instruments of comparable maturity.

      The fair value of interest rate swaps is the estimated amount that the bank would receive or pay to terminate the swap agreements at the reporting date, taking into account current interest rates and the current creditworthiness of the swap counterparties. Termination of the swap agreements at December 31, 1997 would result in a charge to expense of $360,000.

                              AMSCAN HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                                December 31, 1997

NOTE 16 - CONDENSED CONSOLIDATING FINANCIAL INFORMATION

        The  Notes,   Exchange  Notes  and  borrowings  under  the  Bank  Credit
Facilities are guaranteed jointly and severally, fully and unconditionally, by the Guarantors (see Notes 5 and 6).

      Non-guarantor companies include the following:
      o    Amscan Distributors (Canada) Ltd.
      o    Amscan Holdings Limited
      o    Amscan (Asia-Pacific) Pty. Ltd.
      o    Amscan Partyartikel GmbH
      o    Amscan Svenska AB
      o    Amscan de Mexico, S.A. de C.V.

      The following consolidating information presents consolidating balance sheets as of December 31, 1997 and 1996, and the related consolidating statements of operations and cash flows for each of the years in the three year period ended December 31, 1997 for the combined Guarantors and the combined non-guarantors and elimination entries necessary to consolidate the entities comprising the combined companies.


                                                           AMSCAN HOLDINGS, INC.
                                         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                                                            December 31, 1997

                                                        CONSOLIDATING BALANCE SHEET
                                                            December 31, 1997
                                                         (Dollars in thousands)
                                                               (Unaudited)



                                                               Amscan
                                                            Holdings and      Combined
                                                              Combined          Non-
                                                             Guarantors      Guarantors       Eliminations   Consolidated
                                                             ----------      ----------       ------------   ------------

ASSETS
Current assets:
     Cash and cash equivalents.........................        $110,704        $   835               --        $111,539
     Accounts receivable, net..........................          39,457          5,381               --          44,838
     Inventories.......................................          44,052          7,690               --          51,742
     Deposits and other................................           7,284            789               --           8,073
                                                               --------        -------          --------       --------
     Total current assets..............................         201,497         14,695               --         216,192
Property, plant and equipment, net.....................          37,189          1,671               --          38,860
Intangible assets, net.................................           7,479            283               --           7,762
Other assets, net......................................          17,076              1          $(10,615)         6,462
                                                               --------        -------          --------       --------
     Total assets......................................        $263,241        $16,650          $(10,615)      $269,276
                                                               ========        =======          ========       ========

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
     Loans and notes payable...........................             --         $   424               --        $    424
     Due to stockholders  .............................        $ 93,243            --                --          93,243
     Accounts payable  ................................          11,798            354               --          12,152
     Accrued expenses  ................................           9,162          1,340               --          10,502
     Income taxes payable .............................            (150)           317               --             167
     Current portions of long-term
       obligations.....................................           2,863             48               --           2,911
                                                               --------        -------          --------       --------
     Total current liabilities  .......................         116,916          2,483               --         119,399
Long-term obligations, excluding
  current portion  ....................................         234,344             78               --         234,422
Deferred tax liabilities  .............................           6,893             --               --           6,893
Other    ..............................................             307          6,711         $  (3,237)         3,781
                                                               --------        -------          --------       --------
     Total liabilities.................................         358,460          9,272            (3,237)       364,495

Stockholders' (deficit) equity:
     Common Stock......................................             --             339              (339)           --
     Additional paid-in capital........................             --             458              (458)           --
     Unamortized restricted Common Stock
        award .........................................            (835)           --                --            (835)
     Notes receivable from officers....................            (750)           --                --            (750)
     (Deficit) retained earnings ......................         (92,912)         7,232            (7,232)       (92,912)
     Foreign currency translation
       adjustment  ....................................            (722)          (651)              651           (722)
                                                               --------        -------          --------       --------
         Total stockholders' (deficit) equity .........         (95,219)         7,378            (7,378)       (95,219)
                                                               --------        -------          --------       --------
         Total liabilities and
            stockholders' (deficit) equity  ...........        $263,241        $16,650          $(10,615)      $269,276
                                                               ========        =======          ========       ========


                                                           AMSCAN HOLDINGS, INC.
                                         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                                                            December 31, 1997

                                                        CONSOLIDATING BALANCE SHEET
                                                            December 31, 1996
                                                         (Dollars in thousands)
                                                               (Unaudited)



                                                                Amscan
                                                             Holdings and      Combined
                                                               Combined          Non-
                                                              Guarantors      Guarantors      Eliminations   Consolidated
                                                              ----------      ----------      ------------   ------------
ASSETS
Current assets:
     Cash and cash equivalents.........................        $    272        $ 1,317               --        $  1,589
     Accounts receivable, net..........................          32,605          4,773               --          37,378
     Inventories  .....................................          40,101          5,592               --          45,693
     Deposits and other  ..............................          10,749            611               --          11,360
                                                               --------        -------                         --------
     Total current assets  ............................          83,727         12,293               --          96,020
Property, plant and equipment, net  ...................          33,387          1,276               --          34,663
Intangible assets, net  ...............................           7,443            --                --           7,443
Other assets, net  ....................................          12,298            --           $(10,150)         2,148
                                                               --------        -------          --------       --------
         Total assets .................................        $136,855        $13,569          $(10,150)      $140,274
                                                               ========        =======          ========       ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Loans and notes payable ..........................        $ 28,950        $   378               --        $ 29,328
     Subordinated debt and other due to
       stockholders  ..................................           1,392              1               --           1,393
     Accounts payable  ................................           6,843            285               --           7,128
     Accrued expenses  ................................           8,452            951               --           9,403
     Income taxes payable  ............................             198            624               --             822
     Current installments of long-term
       obligations ....................................           2,472             69               --           2,541
                                                               --------        -------          --------       --------
     Total current liabilities  .......................          48,307          2,308               --          50,615
Long-term obligations, excluding
  current portion  ....................................          14,994             91               --          15,085
Deferred tax liabilities  .............................           5,605             57               --           5,662
Other    ..............................................                          4,021          $ (3,058)           963
                                                               --------        -------          --------       --------
         Total liabilities  ...........................          68,906          6,477            (3,058)        72,325
Stockholders' equity:
     Common Stock .....................................           2,070            339              (339)         2,070
     Additional paid-in capital  ......................          61,503            158              (158)        61,503
     Retained earnings  ...............................           4,748          6,911            (6,911)         4,748
     Foreign currency translation
       adjustment  ....................................            (372)          (316)              316           (372)
                                                               --------        -------          --------       --------
     Total stockholders' equity  ......................          67,949          7,092            (7,092)        67,949
                                                               --------        -------          --------       --------
     Total liabilities and
       stockholders' equity  ..........................        $136,855        $13,569          $(10,150)      $140,274
                                                               ========        =======          ========       ========

                                         AMSCAN HOLDINGS, INC.
                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                                           December 31, 1997

                                 CONSOLIDATING STATEMENT OF OPERATIONS
                                  For the Year Ended December 31, 1997
                                         (Dollars in thousands)
                                              (Unaudited)

                                         Amscan
                                      Holdings and     Combined
                                        Combined         Non-
                                       Guarantors     Guarantors    Eliminations    Consolidated
                                       ----------     ----------    ------------    ------------

Net sales ........................     $ 195,092        $26,703       $(11,864)       $ 209,931
Cost of sales ....................       130,785         18,469        (12,683)         136,571
                                       ---------        -------       --------        ---------
         Gross profit ............        64,307          8,234            819           73,360
Operating expenses:
    Selling expenses .............        10,549          3,177            --            13,726
    General and administrative
      expenses ...................        17,298          3,930           (456)          20,772
    Art and development costs ....         5,282            --             --             5,282
    Non-recurring expenses in
      connection with the Merger          22,083            --             --            22,083
                                       ---------        -------       --------        ---------
         Income from operations...         9,095          1,127          1,275           11,497
Interest expense, net ............         3,828             64          3,892
Other (income) expense, net ......        (1,717)            51          1,595              (71)
                                       ---------        -------       --------        ---------
     Income before income taxes
       and minority interests ....         6,984          1,012           (320)           7,676
Income taxes .....................         7,166            499            --             7,665
Minority interests ...............           --             193            --               193
                                       ---------        -------       --------        ---------
         Net (loss) income .......     $    (182)       $   320       $   (320)       $    (182)
                                       =========        =======       ========        =========


                                          AMSCAN HOLDINGS, INC.
                        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                                            December 31, 1997

                                  CONSOLIDATING STATEMENT OF OPERATIONS
                                   For the Year Ended December 31, 1996
                                          (Dollars in thousands)
                                               (Unaudited)

                                           Amscan
                                        Holdings and      Combined
                                          Combined          Non-
                                         Guarantors      Guarantors      Eliminations    Consolidated
                                         ----------      ----------      ------------    ------------

Net sales ..........................     $ 176,808        $  24,656       $  (8,759)       $ 192,705
Cost of sales ......................       117,707           15,704          (9,498)         123,913
                                         ---------        ---------       ---------        ---------
        Gross profit ...............        59,101            8,952             739           68,792
Operating expenses:
    Selling expenses ...............         9,723            2,115             --            11,838
    General and administrative
      expenses .....................        15,424            4,562            (720)          19,266
    Art and development costs ......         5,173              --              --             5,173
    Non-recurring compensation
      in connection with the IPO ...        15,535              --              --            15,535
      Special bonuses ..............         4,222              --              --             4,222
                                         ---------        ---------       ---------        ---------
        Income from operations .....         9,024            2,275           1,459           12,758
Interest expense, net ..............         6,688                3             --             6,691
Other (income) expense, net ........        (2,229)              20           2,544              335
                                         ---------        ---------       ---------        ---------
        Income before income taxes
           and minority interests...         4,565            2,252          (1,085)           5,732
Income taxes .......................         1,035              917             --             1,952
Minority interests .................         1,403              250             --             1,653
                                         ---------        ---------       ---------        ---------
        Net income .................     $   2,127        $   1,085       $  (1,085)       $   2,127
                                         =========        =========       =========        =========
Pro forma data (unaudited)
  (Note 11):
    Income before income taxes .....                                                       $   4,079
    Pro forma income tax expense ...                                                           1,827
                                                                                           ---------
        Pro forma net income .......                                                       $   2,252
                                                                                           =========

                                          AMSCAN HOLDINGS, INC.
                        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                                            December 31, 1997

                                  CONSOLIDATING STATEMENT OF OPERATIONS
                                   For the Year Ended December 31, 1995
                                          (Dollars in thousands)
                                               (Unaudited)

                                             Amscan
                                          Holdings and       Combined
                                            Combined           Non-
                                           Guarantors       Guarantors       Eliminations    Consolidated
                                           ----------       ----------       ------------    ------------
Net sales ...........................       $ 154,706        $  21,265        $  (8,568)       $ 167,403
Cost of sales .......................         107,009           13,447          (11,802)         108,654
                                            ---------        ---------        ---------        ---------
        Gross profit ................          47,697            7,818            3,234           58,749
Operating expenses:
    Selling expenses ................          10,273            1,968              --            12,241
    General and administrative
      expenses ......................          12,188            3,896           (1,082)          15,002
    Art and development costs .......           4,256              --               --             4,256
    Special bonuses .................           2,581              --               --             2,581
                                            ---------        ---------        ---------        ---------
        Income from operations ......          18,399            1,954            4,316           24,669
    Interest expense, net ...........           5,582              304             (114)           5,772
    Other expense (income), net .....          (3,170)            (154)           3,015             (309)
                                            ---------        ---------        ---------        ---------
        Income before income taxes
          and minority interests ....          15,987            1,804            1,415           19,206
Income taxes ........................              83              648              --               731
Minority interests ..................             927              114              --             1,041
                                            ---------        ---------        ---------        ---------
        Net income ..................       $  14,977        $   1,042        $   1,415        $  17,434
                                            =========        =========        =========        =========
Pro forma data (unaudited)
  (Note 11):
    Income before income taxes ......                                                          $  18,165
    Pro forma income tax expense ....                                                              7,403
                                                                                               ---------
    Pro forma net income ............                                                          $  10,762
                                                                                               =========

                                                    AMSCAN HOLDINGS, INC.
                                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                                                     December 31, 1997

                                            CONSOLIDATING STATEMENT OF CASH FLOWS
                                            For the Year Ended December 31, 1997
                                                   (Dollars in thousands)
                                                        (Unaudited)

                                                                       Amscan Holding    Combined
                                                                        and Combined       Non-
                                                                         Guarantors     Guarantors    Eliminations   Consolidated
                                                                         ----------     ----------    ------------   ------------

Cash flows from operating activities:
    Net (loss) income  ...............................................   $   (182)     $    320          $(320)       $   (182)
    Adjustments to reconcile net (loss) income to net
      cash provided by operating activities:
       Depreciation and amortization  ................................      5,864           381            --            6,245
       (Gain) on disposal of property and equipment ..................        (31)                         --              (31)
       Provision for doubtful accounts  ..............................      3,419           356            --            3,775
       Amortization of Restricted Common Stock award  ................        290                          --              290
       Deferred income tax provision  ................................      1,625           (60)           --            1,565
       Changes in operating assets and liabilities, net of
          acquisitions:
              Increase in accounts receivable ........................    (14,915)         (954)           --          (15,869)
              Increase in inventories ................................     (3,773)       (2,098)           --           (5,871)
              Decrease in deposits and other, net  ...................      4,055         2,234            --            6,289
              Decrease (increase) in other assets  ...................      2,267          (324)           920           2,863
              Increase in accounts payable, accrued expenses
                and income taxes payable .............................      4,944           151            --            5,095
                                                                         --------      --------          ------       --------
              Net cash provided by operating activities  .............      3,563             6            600           4,169
Cash flows from investing activities:
    Capital expenditures .............................................     (9,390)         (847)           --          (10,237)
    Proceeds from disposal of property and equipment  ................        140           --             --              140
                                                                         --------      --------          ------       --------
              Net cash used in investing activities ..................     (9,250)         (847)           --          (10,097)
Cash flows from financing activities:
    Net proceeds from sale of Common Stock  ..........................      4,524           --             --            4,524
    Capital contributions.............................................      7,500           600           (600)          7,500
    Issuance of Common Stock in connection with the Merger ...........     61,875           --             --           61,875
    Payments to acquire treasury stock ...............................       (290)          --             --             (290)
    Payments to acquire Common Stock in the Merger....................   (142,673)          --             --         (142,673)
    Proceeds from loans, notes payable and long-term
      obligations net of debt issuance costs of $5,500................    236,981            81                        237,062
    Repayment of loans, notes payable and long-term
       obligations....................................................    (51,743)          (68)           --          (51,811)
    Repayment of indebtedness to Principal Stockholder................       (181)           (1)           --             (182)
                                                                         --------      --------          ------       --------
              Net cash provided by financing activities  .............    115,993           612           (600)        116,005
    Effect of exchange rate changes on cash...........................        126          (253)           --             (127)
                                                                         --------      --------          ------       --------
              Net increase (decrease) in cash and cash
                equivalents...........................................    110,432          (482)           --          109,950
Cash and cash equivalents at beginning of year........................        272         1,317            --            1,589
                                                                         --------      --------          ------       --------
Cash and cash equivalents at end of year..............................   $110,704      $    835            --         $111,539
                                                                         ========      ========          ======       ========

                                                    AMSCAN HOLDINGS, INC.
                                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                                                     December 31, 1997

                                            CONSOLIDATING STATEMENT OF CASH FLOWS
                                            For the Year Ended December 31, 1996
                                                   (Dollars in thousands)
                                                        (Unaudited)

                                                                       Amscan Holding   Combined
                                                                        and Combined      Non-
                                                                         Guarantors     Guarantors    Eliminations   Consolidated
                                                                         ----------     ----------    ------------   ------------

Cash flows from operating activities:
    Net income .......................................................    $  2,127       $ 1,085        $ (1,085)      $ 2,127
    Adjustments to reconcile net income to net
       cash provided by operating activities:
       Stock compensation expense in
         connection with the IPO .....................................      10,920           --              --         10,920
       Depreciation and amortization .................................       4,764           373             --          5,137
       Loss on disposal of property and
         equipment ...................................................         660           --              --            660
       Provision for doubtful accounts  ..............................       2,048           302             --          2,350
       Deferred income tax provision  ................................         648           100             --            748
       Changes in operating assets and liabilities, net of
          acquisitions:
              Increase in accounts receivable ........................      (6,684)       (1,164)            --         (7,848)
              Increase in inventories ................................        (458)         (222)            --           (680)
              (Increase) decrease in deposits and other, net .........      (4,192)          396             --         (3,796)
              (Increase) decrease in other assets ....................        (187)         (215)          1,085           683
              Increase in accounts payable and accrued
                expenses .............................................       1,456           516             --          1,972
                                                                          --------       -------        --------       -------
              Net cash provided by operating activities ..............      11,102         1,171             --         12,273
Cash flows from investing activities:
    Capital expenditures  ............................................      (7,076)         (537)            --         (7,613)
                                                                          --------       -------        --------       -------
              Net cash used in investing activities ..................      (7,076)         (537)            --         (7,613)
Cash flows from financing activities:
    Net proceeds from IPO  ...........................................      43,340           --              --         43,340
    Proceeds from loans, notes payable and long-term
      indebtedness  ..................................................       2,777           496             --          3,273
    Repayment of loans, notes payable and long-term
      indebtedness ...................................................     (11,113)         (855)            --        (11,968)
    Repayment of loans, notes and subordinated
      indebtedness to Principal Stockholder ..........................     (16,900)         (279)            --        (17,179)
    Subchapter S distributions and other  ............................     (23,574)          150             --        (23,424)
                                                                          --------       -------        --------       -------
              Net cash used in financing
                activities ...........................................      (5,470)         (488)            --         (5,958)
Effect of exchange rate changes on cash  .............................         123           272             --            395
                                                                          --------       -------        --------       -------
              Net (decrease) increase in cash
                and cash equivalents..................................      (1,321)          418             --           (903)
Cash and cash equivalents at beginning of year........................       1,593           899             --          2,492
                                                                          --------       -------        --------       -------
Cash and cash equivalents at end of year..............................    $    272       $ 1,317             --        $ 1,589
                                                                          ========       =======        ========       =======


                                                    AMSCAN HOLDINGS, INC.
                                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                                                     December 31, 1997

                                            CONSOLIDATING STATEMENT OF CASH FLOWS
                                            For the Year Ended December 31, 1995
                                                   (Dollars in thousands)
                                                        (Unaudited)

                                                                       Amscan Holding   Combined
                                                                        and Combined      Non-
                                                                         Guarantors     Guarantors    Eliminations   Consolidated
                                                                         ----------     ----------    ------------   ------------

Cash flows from operating activities:
    Net income  ......................................................    $ 14,977       $ 1,042        $ 1,415        $ 17,434
    Adjustments to reconcile net income to net cash
      provided by activities:
       Depreciation and amortization  ................................       4,029           303            --            4,332
       Gain on disposal of property and equipment ....................          (5)          --             --               (5)
       Provision for doubtful accounts  ..............................       1,570            11            --            1,581
       Changes in operating assets and liabilities:
              Increase in accounts receivable ........................      (8,769)         (845)           --           (9,614)
              Increase in inventories ................................      (9,055)       (1,493)           --          (10,548)
              Decrease (increase) in deposits and other, net  ........         128          (229)           --             (101)
              (Increase) decrease in other assets ....................      (1,282)        1,525         (1,415)         (1,172)
              Increase (decrease) in accounts payable and
                accrued expenses  ....................................       3,088          (274)           --            2,814
                                                                             -----       -------        -------        --------
       Net cash provided by operating activities  ....................       4,681            40            --            4,721
Cash flows from investing activities:
    Capital expenditures .............................................      (4,033)         (489)           --           (4,522)
    Proceeds from disposal of property and equipment  ................           9           --             --                9
                                                                          --------       -------        -------       ---------
              Net cash used in investing .............................      (4,024)         (489)           --           (4,513)
Cash flows from financing activities:
    Proceeds from loans, notes payable and long-term
      indebtedness  ..................................................      41,415           896            --           42,311
    Repayment of loans, notes payable and long-term
      indebtedness ...................................................     (32,246)          (67)           --          (32,313)
    Proceeds from loans, notes and subordinated
      indebtedness to Principal Stockholder  .........................       4,000           --             --            4,000
    Repayment of loans, notes and subordinated
      indebtedness to Principal Stockholder ..........................      (2,557)         (285)           --           (2,842)
    Subchapter S distributions and other .............................     (11,009)          --             --          (11,009)
                                                                          --------      --------        -------        --------
              Net cash (used in) provided by
                financing activities .................................        (397)          544            --              147
Effect of exchange rate changes on cash  .............................         (23)          (69)           --              (92)
                                                                          --------       -------        -------        --------
              Net increase in cash and cash
                equivalents  .........................................         237            26            --              263
Cash and cash equivalents at beginning of year  ......................       1,356           873            --            2,229
                                                                          --------       -------        -------        --------
Cash and cash equivalents at end of year  ............................    $  1,593       $   899            --         $  2,492
                                                                          ========       =======        =======        ========

                                               SCHEDULE
                                        AMSCAN HOLDINGS, INC.
                                  VALUATION AND QUALIFYING ACCOUNTS
                            Years Ended December 31, 1997, 1996, and 1995
                                        (Dollars in thousands)


                                                     Beginning                                Ending
                                                      Balance    Write-offs    Additions      Balance
                                                      -------    ----------    ---------      -------
Allowance for Doubtful Accounts:
   For the year ended:
      December 31, 1995  ........................     $1,925      $1,001      $ 1,581        $ 2,505
      December 31, 1996  ........................      2,505         717        2,350          4,138
      December 31, 1997  ........................      4,138       2,220        3,775          5,693

                                                     Beginning                                Ending
                                                      Balance    Write-offs    Additions      Balance
                                                      -------    ----------    ---------      -------
Inventory Reserves:
   For the year ended:
      December 31, 1995  ........................      $ 834       $ 406        $ 800         $1,228
      December 31, 1996  ........................      1,228         731        1,188          1,685
      December 31, 1997  ........................      1,685       1,562        1,039          1,162


                              AMSCAN HOLDINGS, INC.
                           CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)

                                                        June 30,    December 31,
                                                          1998          1997
                                                     -------------  -----------
                                                      (Unaudited)      (Note)
                                     ASSETS
                                     ------
Current assets:
   Cash and cash equivalents ....................     $  19,833     $ 111,539
   Accounts receivable, net of allowances .......        42,655        44,838
   Inventories ..................................        46,483        51,742
   Assets held for disposal .....................         2,776           --
   Prepaid expenses and other current assets ....         8,281         8,073
                                                      ---------     ---------
   Total current assets .........................       120,028       216,192
Property, plant and equipment, net ..............        33,668        38,860
Intangible assets, net ..........................         8,561         7,762
Other assets, net ...............................         7,759         6,462
                                                      ---------     ---------

   Total assets .................................     $ 170,016     $ 269,276
                                                      =========     =========

                     LIABILITIES AND STOCKHOLDERS' DEFICIT
                     -------------------------------------
Current liabilities:
   Notes payable ................................     $     167     $     424
   Due to stockholders ..........................           158        93,243
   Accounts payable .............................         5,838        12,152
   Accrued expenses .............................        10,234        10,502
   Income taxes payable .........................           167           --
   Current portion of long-term obligations .....         4,401         2,911
                                                      ---------     ---------
   Total current liabilities ....................        20,798       119,399
Long-term obligations, excluding current portion        231,392       234,422
Deferred tax liabilities ........................         7,342         6,893
Other ...........................................         3,614         3,781
                                                      ---------     ---------
   Total liabilities ............................       263,146       364,495

Stockholders' deficit:
   Common Stock .................................           --            --
   Additional paid-in capital ...................           181           --
   Unamortized restricted Common Stock award, net          (705)         (835)
   Notes receivable from officers ...............          (728)         (750)
   Accumulated deficit ..........................       (90,611)      (92,912)
   Accumulated other comprehensive loss .........        (1,267)         (722)
                                                      ---------     ---------
   Total stockholders' deficit ..................       (93,130)      (95,219)
                                                      ---------     ---------

   Total liabilities and stockholders' deficit ..     $ 170,016     $ 269,276
                                                      =========     =========




Note: The balance sheet at December 31, 1997 has been derived from the audited consolidated financial statements at that date.


          See accompanying notes to consolidated financial statements.

                                   AMSCAN HOLDINGS, INC.
                           CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Dollars in thousands)
                                        (Unaudited)


                                                                Six Months Ended June 30,
                                                                -------------------------
                                                                  1998            1997
                                                                ---------      ---------

Net sales .................................................     $ 104,247      $ 102,401
Cost of sales .............................................        67,012         65,964
                                                                ---------      ---------
     Gross profit .........................................        37,235         36,437

Operating expenses:
   Selling expenses .......................................         7,159          6,226
   General and administrative expenses ....................         9,771          8,309
   Art and development costs ..............................         3,216          2,567
   Restructuring charges ..................................         2,400            --
                                                                ---------      ---------
     Total operating expenses .............................        22,546         17,102
                                                                ---------      ---------
     Income from operations ...............................        14,689         19,335

Interest expense, net .....................................        10,763          1,866
Other income, net .........................................           (59)           (39)
                                                                ---------      ---------
         Income before income taxes and minority interests          3,985         17,508

Income tax expense ........................................         1,654          7,145
Minority interests ........................................            30             85
                                                                ---------      ---------
     Net income ...........................................     $   2,301      $  10,278
                                                                =========      =========

              See accompanying notes to consolidated financial statements.

                                                 AMSCAN HOLDINGS, INC.
                                    CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
                                        For the Six Months Ended June 30, 1998
                                                (Dollars in thousands)
                                                     (Unaudited)

                                                              Unamortized
                                                              Restricted        Notes                    Accumulated
                                                Additional      Common       Receivable                     Other
                                   Common        Paid-in      Stock Award       from       Accumulated   Comprehensive
                                    Stock        Capital           Net        Officers       Deficit         Loss         Total
                                 -----------  -------------  -------------  ------------   ------------  --------------  -------


Balance as of December 31, 1997..   $--           $--            $(835)         $(750)      $(92,912)       $ (722)     $(95,219)

Net income.......................    --            --              --             --           2,301           --          2,301

Net change in foreign
  currency translation
  adjustment.....................    --            --              --             --            (545)         (545)          --

Payment received on notes
  receivable from officers.......    --            --              --              22           --             --             22

Issuance of 2.41 shares of
  Common Stock...................    --           $181             --             --            --             --            181

Amortization of restricted
  Common Stock award.............    --            --              130            --            --             --            130
                                  ------          ----           -----          -----       --------       -------      --------

Balance as of June 30, 1998...... $  --           $181           $(705)         $(728)      $(90,611)      $(1,267)     $(93,130)
                                  ======          ====           =====          =====       ========       =======      ========


              See accompanying notes to consolidated financial statements.

                                         AMSCAN HOLDINGS, INC.
                                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                                        (Dollars in thousands)
                                             (Unaudited)


                                                                            Six Months Ended June 30,
                                                                            -------------------------
                                                                               1998           1997
                                                                            ----------     ----------
Cash flows from operating activities:
   Net income ..........................................................     $   2,301      $  10,278
    Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization ......................................         3,445          2,981
    Amortization of deferred financing costs ...........................           348              9
    Restructuring charges ..............................................         2,400            --
    Amortization of restricted Common Stock award ......................           130            --
    Provision for doubtful accounts ....................................         1,303            577
    Deferred income tax (benefit) provision ............................          (251)         1,725
    Gain on disposal of equipment ......................................            (2)           --
    Changes in operating assets and liabilities:
      Decrease (increase) in accounts receivable .......................           880         (9,843)
      Decrease in inventories ..........................................         5,259          2,628
      Decrease in prepaid expenses and other current assets ............           492            856
      Decrease in accounts payable, accrued expenses and income
         taxes payable .................................................        (8,905)        (3,187)
      Other, net .......................................................        (1,294)          (456)
                                                                             ---------      ---------
           Net cash provided by operating activities ...................         6,106          5,568

Cash flows from investing activities:
   Capital expenditures ................................................        (2,474)        (3,711)
   Proceeds from disposal of property and equipment ....................            23            --
                                                                             ---------      ---------
         Net cash used in investing activities .........................        (2,451)        (3,711)

Cash flows from financing activities:
   Payments to acquire Common Stock in Merger ..........................       (93,085)           --
   Net proceeds from the issuance of Common Stock ......................           181          4,539
   Proceeds from loans, notes payable and long-term obligations ........           167         15,632
   Repayment of loans, notes payable and long-term obligations .........        (2,058)       (22,165)
   Repayment of subordinated and other indebtedness due to stockholders           (200)           --
   Payments received on notes receivable from officers .................            22            --
   Payments to acquire treasury stock ..................................           --            (290)
                                                                             ---------      ---------
         Net cash used in financing activities .........................       (94,773)        (2,484)

   Effect of exchange rate changes on cash and cash equivalents ........          (588)           289
                                                                             ---------      ---------
   Net decrease in cash and cash equivalents ...........................       (91,706)          (338)
   Cash and cash equivalents at beginning of period ....................       111,539          1,589
                                                                             ---------      ---------
   Cash and cash equivalents at end of period ..........................     $  19,833      $   1,251
                                                                             =========      =========

Supplemental Disclosures:
   Cash paid during the period for:
         Interest paid .................................................     $   8,345      $   1,799
         Income taxes ..................................................     $   2,297      $   6,189

Capital lease obligations of $94 and $59 were incurred during the six months ended June 30, 1998 and 1997, respectively.

          See accompanying notes to consolidated financial statements.

                              AMSCAN HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)


NOTE 1:   ORGANIZATION AND DESCRIPTION OF BUSINESS

          Amscan Holdings, Inc. ("Amscan Holdings" and, together with its subsidiaries, the "Company") was incorporated on October 3, 1996 for the purpose of becoming the holding company for Amscan Inc. and certain affiliated entities in connection with an initial public offering of common stock.

          On August 10, 1997, Amscan Holdings and Confetti Acquisition, Inc. ("Confetti"), a newly formed Delaware corporation affiliated with GS Capital Partners II, L.P. and certain other private investment funds managed by Goldman, Sachs & Co. (collectively, "GSCP"), entered into an Agreement and Plan of Merger (the "Merger Agreement") providing for a recapitalization of Amscan Holdings in which Confetti would be merged with and into Amscan Holdings (the "Merger"), with Amscan Holdings as the surviving corporation.

          On December 19, 1997 (the "Effective Time"), the Merger was consummated pursuant to the Merger Agreement. At the Effective Time, each share of the Common Stock, par value $0.10 per share, of the Company (the "Company Common Stock"), issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned, directly or indirectly, by the Company or by Confetti) was converted, at the election of each of the Company's stockholders, into the right to receive from the Company either (a) $16.50 in cash or (b) $9.33 in cash plus a retained interest in the Company equal to one share of Company Common Stock for every 150,000 shares held by such stockholder, with fractional shares of Company Common Stock paid in cash. Also pursuant to the Merger Agreement, at the Effective Time each outstanding share of Common Stock, par value $0.10 per share, of Confetti ("Confetti Common Stock"), was converted into an equal number of shares of Company Common Stock as the surviving corporation in the Merger. The Merger was financed with an equity contribution of approximately $67.5 million (including contributions of Company Common Stock by certain employee stockholders and including issuances of restricted Common Stock), $117 million from a senior term loan and $110 million from the issuance of senior subordinated notes. The Merger was accounted for as a recapitalization and, accordingly, the historical basis of the Company's assets and liabilities were not affected by the Merger.

          Amscan Holdings and its subsidiaries design, manufacture, contract for manufacture and distribute party and novelty goods principally in the United States, Canada and Europe.


NOTE 2:   BASIS OF PRESENTATION

          The consolidated  financial  statements include the accounts of Amscan
Holdings  and  its  majority-owned   subsidiaries.   Investments  in  less  than
majority-owned subsidiaries are accounted for on an equity basis.

          The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six-month period ended June 30, 1998 is not necessarily indicative of the results that may be expected for the year ending December 31, 1998. The results of operations may be affected by seasonal factors such as the timing of holidays or industry factors that may be specific to a particular period, such as movement in and the general level of raw material costs. For further information, see the financial statements and footnotes thereto included in the Amscan Holdings Annual Report on Form 10-K for the year ended December 31, 1997.

                              AMSCAN HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                                   (Unaudited)


NOTE 3:   RESTRUCTURING CHARGES

          In the second quarter of 1998, the Company commenced a restructuring of its distribution operations to reduce costs and improve operating efficiencies. The Company will close two distribution facilities located in California and Canada which will result in the elimination of approximately 100 positions. The restructuring will be substantially completed by the end of 1998. The Company has recorded restructuring charges of approximately $2,400,000 which include the non-cash write-down of $1,328,000 relating to property, plant and equipment (the majority of which has been classified as assets held for disposal), the accrual of future lease obligations of $474,000, severance and related costs of $335,000, and other costs of $263,000.

NOTE 4:   ACQUISITION OF MINORITY INTEREST

          In May 1998, the Company acquired the remaining 25% interest in its U.K. based subsidiary, Amscan Holdings Limited, for approximately $1,703,000. In conjunction with the acquisition, the Company will issue a non-interest bearing note to the former shareholder in the amount of 350,000 pounds sterling (approximately $583,000) which is payable over five years. The acquisition has been accounted for as a purchase and the excess purchase price over the fair value of the net assets acquired of $949,000 is being amortized on a straight-line basis over thirty years.

          The results of operations attributable to the additional 25% interest in Amscan Holdings Limited are included in the accompanying financial statements from the date of acquisition. The pro forma results of operations for this acquisition for the periods presented, had the acquisition occurred at the beginning of 1998 and 1997, are not significant, and accordingly, pro forma information has not been provided.

NOTE 5:  INVENTORIES

         Inventories consisted of the following:

                                                         June 30,   December 31,
                                                           1998        1997
                                                         --------   -----------
                                                             (In thousands)
Finished goods ......................................    $ 42,996    $ 47,704
Raw materials .......................................       2,950       3,570
Work-in-process .....................................       2,183       1,630
                                                         --------    --------
                                                           48,129      52,904
Less:  reserve for slow moving and obsolete inventory      (1,646)     (1,162)
                                                         --------    --------
                                                         $ 46,483    $ 51,742
                                                         ========    ========

Inventories are valued at the lower of cost, determined on a first in - first out basis, or market.


NOTE 6:   INCOME TAXES

          The consolidated income tax provisions for each of the six month periods ended June 30, 1998 and June 30, 1997 were determined based upon estimates of the Company's consolidated effective income tax rates for the years ending December 31, 1998 and 1997, respectively. The differences between the consolidated effective income tax rate and the U.S. Federal statutory rate are primarily attributable to state income taxes and the effects of foreign operations.

                              AMSCAN HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                                   (Unaudited)

NOTE 7:   COMPREHENSIVE INCOME

          As of January 1, 1998, the Company adopted Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income. SFAS No. 130 established new rules for the reporting and display of comprehensive income and its components; however, the adoption of this statement had no impact on the Company's net income or stockholders' deficit. SFAS No. 130 requires the Company's foreign currency translation adjustment, which prior to adoption were reported separately in stockholders' deficit to be included in other comprehensive (loss) income. Amounts reported in prior year financial statements have been reclassified to conform to the requirements of SFAS No. 130.

        Comprehensive income consisted of the following:

                                                  Six Months Ended
                                                      June 30,
                                                 -------------------
                                                 1998           1997
                                                 ----           ----
                                                   (in thousands)
          Net income .....................     $ 2,301        $10,278
          Net change in foreign currency
             translation adjustment ......        (545)           245
                                               -------        -------
          Comprehensive income ...........     $ 1,756        $10,523
                                               =======        =======


          Accumulated other comprehensive loss at June 30, 1998 and December 31, 1997 consisted solely of the Company's foreign currency translation adjustment.

NOTE 8:   CAPITAL STOCK

          At June 30, 1998 and December 31, 1997, respectively, the Company's authorized capital stock consisted of 5,000,000 shares of preferred stock, $0.10 par value, of which no shares were issued or outstanding, and 50,000,000 shares of Common Stock, $0.10 par value, of which 1,012.41 and 1,010 shares were issued and outstanding, respectively. In July 1998, the Company reduced its authorized shares of Common Stock to 3,000 shares.

          During the second quarter of 1998, the Company issued 2.41 shares of its Common Stock to certain of its employees at a price of $75,000 per share and received cash proceeds of approximately $181,000.

          In addition, during the second quarter of 1998, the Company granted stock options to purchase 5.55 shares of Common Stock under the terms of the Amscan Holdings, Inc. Stock Incentive Plan, at an exercise price of $75,000 per share which represented the estimated fair market value of the Company's Common Stock at the grant date. The options vest in equal installments on each of the first five anniversaries of the grant date. The options are non-transferable (except under certain limited circumstances) and have a term of ten years.

          At June 30, 1998, there were 87.41 shares of Common Stock held by employees of which 10 shares were not yet fully paid and 11.25 shares were subject to future vesting provisions. Under the terms of a stockholders' agreement ("Stockholders' Agreement"), the Company can purchase all of the shares held by the employee stockholders, and the employees can require the Company to purchase all of the shares held by the employee stockholders, under certain circumstances. The Company has the option to assign the obligation to purchase employee shares, at a cost of up to $15,000,000, to GSCP. The purchase price as prescribed in the Stockholders' Agreement is to be determined through a market valuation of the minority-held shares or, under certain circumstances, based on cost. At June 30, 1998, the aggregate amount that may be payable to employee stockholders is significantly less than the cap of $15,000,000.

                              AMSCAN HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                                  (UNAUDITED)


NOTE 9:   SUBSEQUENT EVENT

          On August 6, 1998, the Company entered into a stock purchase agreement (the "Stock Purchase Agreement") with the stockholders of Anagram International, Inc., a Minneapolis-based metallic balloon manufacturer and distributor, and certain related companies (collectively, the "Anagram Companies"), providing for, among other things, the acquisition (the "Acquisition") by the Company of all of the capital stock of each of the Anagram Companies in a transaction valued at approximately $87,000,000, including the issuance of equity and the payment or assumption of debt. Consummation of the Acquisition is subject to a number of conditions, including the availability of financing and customary consents and approvals. The Acquisition is expected to be completed during the third quarter of 1998.

          The Acquisition will be accounted for under the purchase method, whereby the purchase price will be allocated to the underlying assets and liabilities based on their estimated fair values.

          The Company is planning to finance the Acquisition with approximately $40,000,000 of senior term debt, approximately $20,000,000 of additional revolving credit borrowings, cash on hand, and the issuance of approximately $13,000,000 of equity. The Company's existing credit agreements are required to be amended in connection with the Acquisition, including to provide for the senior debt. The Company has received a commitment for the senior debt financing from Goldman Sachs Credit Partners L.P.

                            SUPPLEMENTAL INFORMATION

          The senior subordinated notes and borrowings under the bank credit agreement are guaranteed jointly and severally, fully and unconditionally, by each of the Company's wholly-owned domestic subsidiaries, which include Amscan Inc., Trisar, Inc., Am-Source, Inc., SSY Realty Corp., and JCS Realty Corp (the "Guarantors").

      Non-guarantor companies include the following:
      o     Amscan Distributors (Canada) Ltd.
      o     Amscan Holdings Limited
      o     Amscan (Asia-Pacific) Pty.  Ltd.
      o     Amscan Partyartikel GmbH
      o     Amscan Svenska AB
      o     Amscan de Mexico, S.A. de C.V.

The following consolidating information presents unaudited consolidating balance sheets as of June 30, 1998, and the related unaudited consolidating statements of operations and cash flows for the six-month periods ended June 30, 1998 and 1997 for the combined Guarantors and the combined non-guarantors and elimination entries necessary to consolidate the entities comprising the combined companies.

The following consolidating information does not give effect to the Company's acquisition of Anagram in September 1998.

                                             CONSOLIDATING BALANCE SHEET
                                                     June 30, 1998
                                                (Dollars in thousands)
                                                       (UNAUDITED)

                                                     Amscan
                                                  Holdings and     Combined
                                                    Combined         Non-
                                                   Guarantors     Guarantors   Eliminations   Consolidated
                                                   ----------     ----------   ------------   ------------
ASSETS
Current assets:
     Cash and cash equivalents .................   $  18,409      $  1,424            --       $  19,833
     Accounts receivable, net ..................      38,586         4,069            --          42,655
     Inventories ...............................      39,344         7,090      $      49         46,483
     Assets held for disposal ..................       2,776                          --           2,776
     Prepaid expenses and other current assets..       7,185         1,096            --           8,281
                                                   ---------      --------      ---------      ---------
       Total current assets ....................     106,300        13,679             49        120,028
Property, plant and equipment, net .............      32,424         1,244            --          33,668
Intangible assets, net .........................       7,334         1,227            --           8,561
Other assets, net ..............................      17,088            67         (9,396)         7,759
                                                   ---------      --------      ---------      ---------
     Total assets ..............................   $ 163,146      $ 16,217      $  (9,347)     $ 170,016
                                                   =========      ========      =========      =========

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
     Notes payable .............................         --       $    167            --       $     167
     Due to stockholders .......................   $     158           --             --             158
     Accounts payable ..........................       5,387           451            --           5,838
     Accrued expenses ..........................       7,493         2,741            --          10,234
     Current portions of long-term
       obligations .............................       4,352            49            --           4,401
                                                   ---------      --------      ---------      ---------
     Total current liabilities .................      17,390         3,408            --          20,798
Long-term obligations, excluding
  current portion ..............................     231,364            28            --         231,392
Deferred tax liabilities .......................       7,342           --             --           7,342
Other ..........................................         229         5,950      $  (2,565)         3,614
                                                   ---------      --------      ---------      ---------
     Total liabilities .........................     256,325         9,386         (2,565)       263,146

Stockholders' (deficit) equity:
     Common Stock ..............................         --            339           (339)           --
     Additional paid-in capital ................         181           658           (658)           181
     Unamortized restricted Common Stock
        award, net .............................        (705)          --             --            (705)
     Notes receivable from officers ............        (728)          --             --            (728)
     (Accumulated deficit) retained earnings ...     (90,660)        7,145         (7,096)       (90,611)
     Accumulated other comprehensive loss ......      (1,267)       (1,311)         1,311         (1,267)
                                                   ---------      --------      ---------      ---------
     Total stockholders' (deficit) equity ......     (93,179)        6,831         (6,782)       (93,130)
                                                   ---------      --------      ---------      ---------
     Total liabilities and
        stockholders' (deficit) equity .........   $ 163,146      $ 16,217      $  (9,347)     $ 170,016
                                                   =========      ========      =========      =========

                             CONSOLIDATING STATEMENT OF OPERATIONS
                            For the Six Months Ended June 30, 1998
                                    (Dollars in thousands)
                                          (UNAUDITED)


                                          Amscan
                                       Holdings and   Combined
                                         Combined       Non-
                                        Guarantors    Guarantors   Eliminations   Consolidated
                                        ----------    ----------   ------------   ------------

Net sales ..........................     $ 96,542      $ 11,894      $ (4,189)     $ 104,247

Cost of sales ......................       63,594         8,110        (4,692)        67,012
                                         --------      --------      --------      ---------
         Gross profit ..............       32,948         3,784           503         37,235
Operating expenses:
    Selling expenses ...............        5,638         1,521           --           7,159
    General and administrative
      expenses .....................        7,869         1,998           (96)         9,771
    Art and development costs ......        3,216           --            --           3,216
    Restructuring charges ..........        2,118           282           --           2,400
                                         --------      --------      --------      ---------
     Income (loss) from operations..       14,107           (17)          599         14,689
Interest expense, net ..............       10,746            17                       10,763
Other income, net ..................         (420)          (42)          403            (59)
                                         --------      --------      --------      ---------
     Income before income taxes
       and minority interests ......        3,781             8           196          3,985
Income taxes .......................        1,589            65           --           1,654
Minority interests .................          --             30           --              30
                                         --------      --------      --------      ---------
       Net income (loss) ...........     $  2,192      $    (87)     $    196      $   2,301
                                         ========      ========      ========      =========

                             CONSOLIDATING STATEMENT OF OPERATIONS
                            For the Six Months Ended June 30, 1997
                                    (Dollars in thousands)
                                          (UNAUDITED)


                                              Amscan
                                           Holdings and   Combined
                                             Combined       Non-
                                            Guarantors    Guarantors   Eliminations  Consolidated
                                            ----------    ----------   ------------  ------------

Net sales ..............................     $ 95,548      $ 11,614      $(4,761)     $ 102,401
Cost of sales ..........................       63,572         7,720       (5,328)        65,964
                                             --------      --------      -------      ---------
         Gross profit ..................       31,976         3,894          567         36,437
Operating expenses:
         Selling expenses ..............        4,837         1,389          --           6,226
         General and administrative
            expenses ...................        6,670         1,999         (360)         8,309
         Art and development costs .....        2,567           --           --           2,567
                                             --------      --------      -------      ---------
              Income from operations ...       17,902           506          927         19,335
         Interest expense, net .........        1,833            33          --           1,866
         Other income, net .............       (1,069)          (18)       1,048            (39)
                                             --------      --------      -------      ---------
              Income before income taxes
                 and minority interests        17,138           491         (121)        17,508
Income taxes ...........................        7,014           131          --           7,145
Minority interests .....................          --             85          --              85
                                             --------      --------      -------      ---------
         Net income ....................     $ 10,124      $    275      $  (121)     $  10,278
                                             ========      ========      =======      =========

                                         CONSOLIDATING STATEMENT OF CASH FLOWS
                                        For the Six Months Ended June 30, 1998
                                                 (Dollars in thousands)
                                                       (UNAUDITED)

                                                           Amscan Holdings    Combined
                                                            and Combined        Non-
                                                             Guarantors      Guarantors      Eliminations    Consolidated
                                                             ----------      ----------      ------------    ------------
Cash flows from operating activities:
   Net income (loss) .................................       $   2,192        $    (87)       $     196        $  2,301
   Adjustments to reconcile net income (loss) to net
     cash provided by operating activities:
      Depreciation and amortization ..................           3,253             192              --            3,445
      Amortization of deferred financing charges .....             348             --               --              348
      Restructuring charges ..........................           2,118             282              --            2,400
      Amortization of Restricted Common Stock award ..             130             --               --              130
      Provision for doubtful accounts ................             936             367              --            1,303
      Deferred income tax benefit ....................            (211)            (40)             --             (251)
      Gain on disposal of assets .....................             --               (2)             --               (2)
   Changes in operating assets and liabilities:
            (Increase) decrease in accounts receivable             (65)            945              --              880
            Decrease in inventories ..................           4,768             600             (109)          5,259
            Decrease (increase) in prepaid expenses
              and other current assets ...............             799            (307)             --              492
            Decrease in accounts payable, accrued
              expenses and income taxes payable ......          (8,902)             (3)             --           (8,905)
   Other, net ........................................            (953)           (654)             313          (1,294)
                                                             ---------        --------        ---------        --------
            Net cash provided by operating activities            4,413           1,293              400           6,106

Cash flows from investing activities:
   Capital expenditures ..............................          (2,365)           (109)             --           (2,474)
   Proceeds from disposal of property and equipment ..                              23              --               23
                                                             ---------        --------        ---------        --------
            Net cash used in investing activities ....          (2,365)            (86)             --           (2,451)

Cash flows from financing activities:
   Payments to acquire Common Stock in Merger ........         (93,085)            --               --          (93,085)
   Net proceeds from the issuance of Common Stock
     and other capital contributions .................             181             400             (400)            181
   Proceeds from loans, notes payable and long-term
     obligations .....................................             --              167              --              167
   Repayment of loans, notes payable and long-term
     obligations .....................................          (1,585)           (473)             --           (2,058)
   Payments received on notes
     receivable from officers ........................              22             --               --               22
                                                             ---------        --------        ---------        --------
            Net cash (used in) provided by
              financing activities ...................         (94,467)             94             (400)        (94,773)

Effect of exchange rate changes on cash and cash
  equivalents ........................................             124            (712)            --              (588)
                                                             ---------        --------        ---------        --------

            Net (decrease) increase in cash and cash
              equivalents ............................         (92,295)            589             --           (91,706)

Cash and cash equivalents at beginning of period .....         110,704             835             --           111,539
                                                             ---------        --------        ---------        --------

Cash and cash equivalents at end of period ...........       $  18,409        $  1,424        $    --          $ 19,833
                                                             =========        ========        =========        ========

                                          CONSOLIDATING STATEMENT OF CASH FLOWS
                                          For the Six Months Ended June 30, 1997
                                                   (Dollars in thousands)
                                                          (UNAUDITED)

                                                            Amscan Holdings    Combined
                                                             and Combined        Non-
                                                              Guarantors      Guarantors     Eliminations    Consolidated
                                                              ----------      ----------     ------------    ------------
Cash flows from operating activities:
    Net income .........................................       $ 10,124        $    275        $   (121)       $ 10,278
    Adjustments to reconcile net income to net cash
       provided by (used in) operating activities:
       Depreciation and amortization ...................          2,808             173             --            2,981
       Amortization of deferred financing charges ......              9             --              --                9
       Provision for doubtful accounts .................            405             172             --              577
       Deferred income tax provision ...................          1,725             --              --            1,725
    Changes in operating assets and liabilities:
       Increase in accounts receivable .................         (9,543)           (300)            --           (9,843)
       Decrease (increase) in inventories ..............          3,049            (267)           (154)          2,628
       Decrease (increase) in prepaid expenses and other
         current assets ................................          1,224            (368)            --              856
       Decrease in accounts payable, accrued expenses
          and income taxes payable .....................         (2,835)           (352)            --           (3,187)
Other, net .............................................           (337)           (394)            275            (456)
                                                               --------        --------        --------        --------
              Net cash provided by (used in ) operating
                  activities ...........................          6,629          (1,061)            --            5,568

Cash flows from investing activities:
    Capital expenditures ...............................         (3,529)           (182)            --           (3,711)
                                                               --------        --------        --------        --------

              Net cash used in investing activities ....         (3,529)           (182)            --           (3,711)

Cash flows from financing activities:
Net proceeds from the issuance of Common Stock .........          4,539             --              --            4,539
Proceeds from loans, notes payable and long-term
      obligations ......................................         15,099             533             --           15,632
Repayment of loans, notes payable and long-term
      obligations ......................................        (22,165)            --              --          (22,165)
Repayment of subordinated and other indebtedness due
      to stockholders ..................................           (199)             (1)            --             (200)
Payments to acquire treasury stock .....................           (290)                                           (290)
                                                               --------        --------        --------        --------

              Net cash (used in) provided by financing
                  activities ...........................         (3,016)            532            --            (2,484)

Effect of exchange rate changes on cash
      and cash equivalents .............................             24             265            --               289
                                                               --------        --------        --------        --------

              Net increase (decrease) in cash
                and cash equivalents ...................            108            (446)           --              (338)

Cash and cash equivalents at beginning of period .......            272           1,317            --             1,589
                                                               --------        --------        --------        --------

Cash and cash equivalents at end of period .............       $    380        $    871        $   --          $  1,251
                                                               ========        ========        ========        ========



=====================================================    ===================================================

No person has been  authorized  in  connection  with
the offering made hereby to give any  information or                   Amscan Holdings, Inc.
to  make  any   representations   other  than  those
contained in this  Prospectus and, if given or made,
such  information  or  representation  must  not  be              9 7/8% Senior Subordinated Notes
relied   upon  as  having  been   authorized.   This                          due 2007
Prospectus  does not  constitute an offer to sell or        ($110,000,000 principal amount outstanding)
a  solicitation  of an offer  to buy any  securities
other than the  securities to which it relates or an
offer  to sell or the  solicitation  of an  offer to
buy such  securities in any  circumstances  in which
such offer or solicitation is unlawful.  Neither the
delivery  of  this   Prospectus  or  any  sale  made
hereunder  shall,  under any  circumstances,  create
any  implication  that  the  information   contained
herein is correct as of any date  subsequent  to the
date hereof.

                 -----------------

                 TABLE OF CONTENTS

                                           Page
Available Information..........            iii
Prospectus Summary.............               1
Risk Factors...................              14                          _________________

                                                                  [AMSCAN THE PARTY PEOPLE LOGO]
The Transaction................              20                          _________________
Capitalization.................              22
Transaction Pro Forma Consolidated
  Financial Data (Unaudited)...              23
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................              29
Business.......................              40
Management.....................              49
Ownership of Capital Stock.....              58
Description of Senior Debt.....              59
Description of Notes...........              62
Description of Certain Federal Income
  Tax Consequences of an Investment in
  the Notes....................              88
Plan of Distribution...........              91
Experts........................              91
Validity of the Notes..........              91
Index to Financial Statements..             F-1




=====================================================   ====================================================

